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Filed Pursuant to Rule 424(b)(2)
Registration No. 333-184382

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Amount of registration fee(1)

4.750% Senior Notes due 2020	$400,000,000	$54,560

(1)
Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended.

PROSPECTUS SUPPLEMENT
(To prospectus dated October 11, 2012)

$400,000,000

Air Lease Corporation

4.750% Senior Notes due 2020

              We are offering $400,000,000 aggregate principal amount of 4.750% Senior Notes due 2020 (the "notes"). We will pay interest on the notes on March 1 and September 1 of each year, beginning September 1, 2013. The notes will mature on March 1, 2020. Prior to March 1, 2016, we may redeem up to 40% of the original principal amount of the notes using the proceeds of certain equity offerings. In addition, we may redeem the notes, in whole or in part, at any time prior to March 1, 2020, at a price equal to 100% of the principal amount, plus accrued and unpaid interest to the date of redemption, plus a "make-whole" premium. See "Description of Notes—Optional redemption." If a change of control as described in this prospectus supplement under the heading "Description of Notes—Repurchase at the option of the holders—Change of Control" occurs, we may be required to offer to purchase the notes from the holders.

              The notes will be general unsecured senior obligations and rank equally in right of payment with our existing and future unsecured senior indebtedness. The notes will be issued only in registered form in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

              The notes are a new issue of securities with no established trading market. We do not intend to list the notes on any national securities exchange or include the notes in any automated quotation system.

              Investing in the notes involves risks that are described in the section titled "Risk Factors" beginning on page S-15 of this prospectus supplement.

	Per Note	Total
Public offering price(1)	100.000%	$400,000,000
Underwriting discount	1.000%	$4,000,000
Proceeds, before expenses, to us(1)	99.000%	$396,000,000
(1)
Plus accrued interest from February 5, 2013, if settlement occurs after that date

              Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

              The notes will be ready for delivery in book-entry form only through the facilities of The Depository Trust Company for the accounts of its participants, including Euroclear Bank S.A./N.V., as operator of the Euroclear System, and Clearstream Banking, société anonyme, on or about February 5, 2013, which is the fifth business day following the date of this prospectus supplement. Purchasers of the notes should note that trading of the notes may be affected by this settlement date.

Joint Book-Running Managers

BofA Merrill Lynch	Deutsche Bank Securities	J.P. Morgan
BMO Capital Markets	Citigroup	Credit Suisse
RBC Capital Markets	RBS	Wells Fargo Securities

The date of this prospectus supplement is January 29, 2013.

You should rely only on the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus and in any free writing prospectus prepared by us or on our behalf. We have not, and the underwriters have not, authorized anyone to provide you with any information that is different or to make any different or additional representations. We are not making any offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or in any free writing prospectus prepared by us or on our behalf is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

              This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering, the notes and matters relating to us and our financial performance and condition. The second part is the accompanying prospectus, which provides a more general description of the terms and conditions of the various securities we may offer under our registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the "SEC") utilizing a "shelf" registration process, some of which may not apply to this offering. If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement.

              It is important for you to read and consider all of the information contained in this prospectus supplement and the accompanying prospectus in making your investment decision. You also should read and consider the information in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus and the additional information described under "Where You Can Find More Information" on page S-75 of this prospectus supplement and page 3 of the accompanying prospectus.

              When this prospectus supplement uses the terms "Company," "ALC," "we," "our" and "us," they refer to Air Lease Corporation and its consolidated subsidiaries unless otherwise stated or the context otherwise requires.

FORWARD-LOOKING STATEMENTS

              Statements in this prospectus supplement and the accompanying prospectus, including the documents that are incorporated by reference, that are not historical facts are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). These forward-looking statements are based on our current intent, belief and expectations. We claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 for all forward-looking statements. These statements are often, but not always, made through the use of words or phrases such as "anticipate," "believes," "can," "could," "may," "predicts," "potential," "should," "will," "estimate," "plans," "projects," "continuing," "ongoing," "expects," "intends" and similar words or phrases. Accordingly, these statements are only predictions and involve estimates, known and unknown risks, assumptions and uncertainties that could cause actual results to differ materially from those expressed in them. Our actual results could differ materially from those anticipated in such forward-looking statements as a result of several factors more fully described in the section titled "Risk Factors" beginning on page S-15 of this prospectus supplement and in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, and elsewhere in this prospectus supplement, the accompanying prospectus and the documents that are incorporated by reference in this prospectus supplement and the accompanying prospectus, including the following factors, among others:

  •
  our inability to make acquisitions of, or to lease, aircraft on favorable terms;

  •
  our inability to obtain additional financing on favorable terms, if required, to complete the acquisition of sufficient aircraft as currently contemplated or to fund the operations and growth of our business;

  •
  our inability to obtain refinancing prior to the time our debt matures;

  •
  impaired financial condition and liquidity of our lessees;

  •
  deterioration of economic conditions in the commercial aviation industry generally;

  •
  increased maintenance, operating or other expenses or changes in the timing thereof;

S-ii

  •
  changes in the regulatory environment and the grounding of aircraft; and

  •
  potential natural disasters, terrorist attacks and the risk of loss of aircraft and the amount of our insurance coverage, if any, relating thereto.

              All forward-looking statements are necessarily only estimates of future results, and there can be no assurance that actual results will not differ materially from expectations, and, therefore, you are cautioned not to place undue reliance on such statements. Any forward-looking statements are qualified in their entirety by reference to the factors discussed throughout this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

MARKET, RANKING, INDUSTRY DATA AND FORECASTS

              This prospectus supplement includes market share, ranking, industry data and forecasts that we obtained from industry publications, surveys, public filings and internal company sources. As noted in this prospectus supplement, AVITAS, Inc. ("AVITAS"), a full-service aviation consulting firm retained by us to provide aviation market and industry data for inclusion in this prospectus supplement, is the primary source for third-party industry data and forecasts. Industry publications, surveys and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable, but there can be no assurance as to the accuracy or completeness of included information. We have not independently verified any of the data from third-party sources, nor have we ascertained the underlying economic assumptions relied upon therein. While we are not aware of any misstatements regarding our industry data presented herein, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading "Risk Factors" beginning on page S-15 of this prospectus supplement and in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, which is incorporated by reference in this prospectus supplement and the accompanying prospectus. Neither we nor the underwriters can guarantee the accuracy or completeness of such information contained in this prospectus supplement or the accompanying prospectus or incorporated by reference in this prospectus supplement and the accompanying prospectus.

S-iii

SUMMARY

              This summary highlights information contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. This summary sets forth the material terms of this offering but does not contain all of the information that you should consider before deciding to invest in the notes. You should read the entire prospectus supplement and the accompanying prospectus, as well as the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, carefully before making an investment decision, including the section titled "Risk Factors" beginning on page S-15 of this prospectus supplement.

Air Lease Corporation

              Air Lease Corporation is an aircraft leasing company based in Los Angeles, California. We are principally engaged in purchasing commercial aircraft and leasing them to airlines around the world to generate attractive returns on equity. We lease aircraft to airlines pursuant to net operating leases that require the lessee to pay for maintenance, insurance, taxes and all other aircraft operating expenses during the lease term.

              As of September 30, 2012, we owned 142 aircraft of which 73 were new aircraft and 69 were used aircraft and we managed three aircraft. Our fleet is principally comprised of fuel-efficient and newer technology aircraft, consisting of narrowbody (single-aisle) aircraft, such as the Boeing 737-700/800, the Airbus A319/320/321 and the Embraer E190; select widebody (twin-aisle) aircraft, such as the Boeing 777-300ER and the Airbus A330-200/300; and the ATR 72-600 turboprop aircraft. We manage lease revenues and take advantage of changes in market conditions by acquiring a balanced mix of aircraft types, both new and used. As of September 30, 2012, all of the aircraft we owned were leased. Additionally, as of September 30, 2012, we had entered into binding and non-binding purchase commitments to acquire an additional 291 new aircraft and one used aircraft through 2022.

              Through careful management and diversification of our leases and lessees by geography, lease term, and aircraft age and type, we mitigate the risks of owning and leasing aircraft. We believe that diversification of our leases and lessees reduces the risks associated with individual lessee defaults and adverse geopolitical and regional economic events. We manage lease expirations in our fleet portfolio over varying time periods in order to minimize periods of concentrated lease expirations and mitigate the risks associated with cyclical variations in the airline industry. As of September 30, 2012, the weighted average lease term remaining on our current leases was 7.0 years, and we leased the aircraft in our portfolio to 66 airlines in 37 countries.

              We operate our business on a global basis, providing aircraft to airline customers in every major geographical region, including emerging and high-growth markets such as Asia, the Pacific Rim, Latin America, the Middle East and Eastern Europe. According to AVITAS, many of these emerging markets are experiencing increased demand for passenger airline travel and have lower market saturation than more mature markets such as North America and Western Europe. In addition, airlines in some of these emerging markets have fewer financing alternatives, enabling us to command relatively higher lease rates compared to those in more mature markets. With our well-established industry contacts and access to capital, we believe we will be able to continue successfully implementing our business strategy worldwide.

              While our primary business is to own and lease aircraft, we also plan to continue growing our fleet management services to third parties for a fee. These services are similar to those we perform with respect to our fleet, including leasing, re-leasing, lease management and sales services. In addition to our leasing activities and management services, and depending on market conditions, we may sell aircraft from our fleet to, among others, other leasing companies, financial services companies and airlines.

              Air Lease Corporation is led by a highly experienced management team that includes Steven F. Udvar-Házy, our Chairman and Chief Executive Officer, John L. Plueger, our President and Chief Operating Officer, Grant A. Levy, our Executive Vice President, Carol H. Forsyte, our Executive Vice President, General Counsel, Corporate Secretary and Chief Compliance Officer, Marc H. Baer, our Executive Vice President, Marketing, Alex A. Khatibi, our Executive Vice President, Jie Chen, our Executive Vice President and Managing Director of Asia, Gregory B. Willis, our Senior Vice President and Chief Financial Officer, and John D. Poerschke, our Senior Vice President of Aircraft Procurement and Specifications. On average, our senior management team has approximately 22 years of experience in the aviation industry.

Operations to date

Current fleet

              As of September 30, 2012, our fleet consisted of 142 aircraft, comprised of 107 single-aisle jet aircraft, 27 twin-aisle widebody aircraft, and 8 turboprop aircraft, with a weighted average age of 3.4 years.

Aircraft purchase commitments

              As of September 30, 2012, we had commitments to acquire a total of 291 new and one used aircraft for delivery as follows:

Aircraft Type	2012(1)	2013	2014	2015	2016	Thereafter	Total
Airbus A320/321-200	3	13	13	6	—	—	35
Airbus A320/321 NEO(2)	—	—	—	—	3	47	50
Airbus A330-200/300	—	3	—	—	—	—	3
Boeing 737-800	3	12	12	17	19	15	78
Boeing 737-8/9 MAX(2)	—	—	—	—	—	100	100
Boeing 777-300ER	—	—	2	3	—	—	5
Boeing 787-9	—	—	—	—	—	12	12
Embraer E175/190	3	—	—	—	—	—	3
ATR 72-600	2	4	—	—	—	—	6

Total	11	32	27	26	22	174	292

(1)
Of the 11 aircraft that we committed to acquire in the remainder of 2012, one Airbus A320/321-200 will be a used aircraft.

(2)
As of September 30, 2012, 14 of the Airbus A320/321 NEO aircraft and 25 of the Boeing 737-8/9 MAX aircraft were subject to reconfirmation.

              Commitments for the acquisition of these aircraft and other equipment at an estimated aggregate purchase price (including adjustments for inflation) of approximately $16.4 billion at September 30, 2012 are as follows:

(in thousands)
Years ending December 31,
2012	$438,288
2013	1,512,030
2014	1,469,537
2015	1,407,029
2016	1,190,983
Thereafter	10,387,505

Total	$16,405,372

              Our new aircraft are being purchased pursuant to binding purchase agreements with each of Airbus S.A.S. ("Airbus"), The Boeing Company ("Boeing"), Embraer S.A. ("Embraer") and Avions de Transport Régional ("ATR"). Under certain circumstances, we have the right to alter the mix of aircraft types that we ultimately acquire. As of September 30, 2012, 14 of the Airbus A320/321 NEO aircraft and 25 of the Boeing 737-8/9 MAX aircraft were subject to reconfirmation.

              As of September 30, 2012, we had future lease commitments for all of the aircraft to be delivered through 2014, for nine out of 26 aircraft to be delivered in 2015, and for eight out of 196 aircraft to be delivered after 2015. Our future lease commitments for all of the aircraft to be delivered in 2012 are comprised of binding leases. Our future lease commitments for all of the aircraft to be delivered in 2013 are comprised of 24 binding leases and eight non-binding letters of intent. Our future lease commitments for all of the aircraft to be delivered in 2014 are comprised of 16 binding leases and 11 non-binding letters of intent. Our future lease commitments for the nine out of 26 aircraft to be delivered in 2015 are comprised of non-binding letters of intent. Our future lease commitments for the eight out of 174 aircraft to be delivered after 2016 are comprised of binding leases. While our management's historical experience is that non-binding letters of intent for aircraft leases generally lead to binding contracts, we are not certain that we will ultimately execute binding agreements for all or any of the letters of intent. While we actively seek lease placements for the aircraft that are scheduled to be delivered through 2022, in making our lease placement decisions, we also take into consideration the anticipated growth in the aircraft leasing market and anticipated improvements in lease rates, which could lead us to determine that entering into particular lease arrangements at a later date would be more beneficial to us.

Our business and growth strategies

              We believe that it is an opportune time to be in the aircraft leasing industry, as both airlines' use of net operating leases and the demand for air travel are expected to grow in the future, consistent with a trend of growth in air travel over the last 40 years, as forecasted by AVITAS. Accordingly, we are pursuing the following business and growth strategies:

              Capitalize on attractive market opportunities to grow our modern fleet of aircraft.    We plan to continue acquiring aircraft and expect that a significant portion of these acquisitions will be subject to existing or new leases that produce immediate positive cash flows. We seek aircraft that produce attractive returns on equity while maintaining diversified lease portfolio characteristics in terms of aircraft type, aircraft age, lease term and geographic location of our lessees. We intend to continue to take advantage of the current economic environment to make opportunistic purchases of aircraft and aircraft portfolios. We plan to expand our fleet with a mix of single-aisle jet aircraft, twin-aisle widebody aircraft, and turboprop aircraft that we expect to have long useful lives and that are currently in widespread use by airlines, with a greater focus on acquiring single-aisle jet aircraft. Based on our ongoing discussions with airlines, we believe single-aisle jet aircraft and certain twin-aisle widebody aircraft will continue to experience strong global airline demand. We have also entered into commitments to purchase, and taken delivery of, select fuel-efficient turboprop aircraft, such as the ATR 72-600 aircraft types. We believe market demand for these types of aircraft will grow as they are well suited for direct service between small and medium-sized cities and between such cities and major hub cities.

              Continue to develop and grow our long-standing relationships and cultivate new relationships.    We believe our management team's experience in the aircraft leasing industry provides us immediate access to key decision makers at airframe and engine manufacturers and major airlines around the world, thereby enabling us to make prompt acquisitions of new aircraft, enter into new leases, and anticipate airlines' longer-term needs so as to tailor our fleet and leases to their specific needs. Additionally, we believe our relationships with airframe and engine manufacturers allow us to influence their airframe and engine designs to better meet the needs of our airline customers. In our view, the aircraft leasing industry continues to be relationship-driven, and airframe and engine manufacturers and our airline customers will place a high value on the expertise and experience of our management team. This will help us develop new relationships, while we use our long-standing contacts to continue to grow our business. We believe these relationships will help to establish us as a leader in the aircraft leasing industry over time.

              Emphasize marketing in high-growth areas of the world.    As our portfolio grows, we anticipate that a growing percentage of our aircraft will be located in the Asia/Pacific, the Central America, South America and Mexico, and the Middle East and Africa regions, although we will continue to enter into select leasing transactions in North America and Western Europe. We expect aircraft demand to increase in emerging markets over the next several years, as forecasted by AVITAS. We believe a developing infrastructure supporting direct air travel to more destinations within emerging market regions, combined with economic and population growth, an expected increase in the number of low-cost carriers, expansion of existing low-cost carriers, deregulation in air travel, and a significant increase in such areas' middle-class populations, will lead to growth in passenger air travel in these regions.

              Enter into strategic ventures.    We may enter into strategic ventures with third parties in order to take advantage of favorable financing or other opportunities, to share capital and/or operating risk, and/or to earn fleet management fees. Given our management's broad experience in acquiring, leasing, financing and managing aircraft, we believe that third parties seeking to invest in the aircraft leasing industry will view us as an attractive partner. We currently manage three aircraft that are owned by third parties and that are leased to two of our customers, and we intend to enter into additional aircraft servicing agreements for the management of aircraft in 2013.

              Actively manage our lease portfolio to optimize returns and minimize risk through diversification.    In actively managing our aircraft portfolio, we seek to optimize returns and minimize risks by appropriately and prudently diversifying the types of aircraft we acquire, maintaining a low average fleet age, spreading the termination dates for our leases out over a number of years, achieving geographic diversification, minimizing our exposure to customer concentration, and opportunistically selling aircraft from our fleet. Our acquisition of desirable aircraft types with a low average fleet age helps to maximize the mobility of our assets across global markets, which allows us to achieve a high rate of lease placements on attractive lease terms. Through the implementation of our diversification strategies, we believe that we are in a position to reduce our exposure to industry fluctuations over a particular period of time, economic fluctuations in a particular regional market, changes in customer preferences for particular aircraft, and the credit risk posed by a particular customer.

              Successfully implement our financing strategies.    As we grow our business, we envision funding, and have funded, our aircraft purchases through multiple sources, including equity and debt issuances, expected proceeds from this offering and potential future offerings, any exercise of outstanding warrants, future earnings and cash flow from operations, existing credit facilities and government-sponsored export guarantee lending programs. We believe that the implementation of our financing strategies will help us maintain a prudent amount of leverage, while also maintaining financial flexibility to seize attractive market opportunities.

Our competitive strengths

              We believe that the following strengths assist us in executing our business and growth strategies and provide us with an advantage over many of our competitors:

              Highly experienced management team with diversified aviation and technical experience.    Our senior management team has significant experience in all aspects of the aviation and aircraft leasing industries, including the implementation of innovative lease structures, strategic planning, risk diversification, fleet restructuring, aircraft purchasing and financing strategies, and general transactional capabilities. We have separate Sales, Marketing and Commercial Affairs; Finance and Accounting; Legal; Commercial Contracts; Aircraft Procurement and Specifications; and Technical Asset Management departments that are involved in our leasing, sales and purchasing business. Our Technical Asset Management department has in-depth knowledge of aircraft, engines, avionics and the various regulations governing the maintenance of aircraft. This department monitors the fleet while on lease to our airline customers, handles the transfer of the aircraft from one operator to the next and monitors operator compliance with its technical and maintenance obligations under our leases.

              Available deployable capital to capture attractive market opportunities.    With the net proceeds from our prior debt, equity and convertible note offerings, cash on hand, the financing available under credit facilities and multiple unsecured lines of credit, we have significant purchasing power that we can quickly deploy to acquire additional aircraft. In addition, we are seeking to obtain capital through government guaranteed loan programs from Export-Import Bank of the United States and the European Export Credit Agencies for qualifying aircraft purchases and other debt financing arrangements. Our access to capital provides us with the flexibility to complete attractive aircraft purchases.

              Strong aircraft delivery pipeline.    Through our strategic and opportunistic approaches to acquiring aircraft and our strong relationship with airframe and engine manufacturers, as of September 30, 2012, we have entered into binding and non-binding purchase commitments to acquire an additional 291 new aircraft and one used aircraft through 2022. We believe that our access to this strong aircraft delivery pipeline over this period gives us the ability to provide airline customers with comprehensive, multi-year solutions to their aircraft leasing and fleet needs. This ability represents a significant competitive advantage in developing, renewing and expanding customer relationships as we have new aircraft available for delivery during periods far earlier than most of our airline customers can obtain new aircraft directly from airframe and engine manufacturers.

              Young, modern and efficient aircraft fleet.    Our aircraft portfolio primarily consists of modern, fuel-efficient, single-aisle jet aircraft. As of September 30, 2012, the weighted average age of the aircraft in our current portfolio was 3.4 years. We believe we have one of the world's youngest, most fuel efficient aircraft operating lease portfolios. Younger aircraft are more desirable than older aircraft because of their fuel efficiency, lower maintenance costs, and longer remaining useful lives. Furthermore, younger aircraft are more likely to be in compliance with newer environmental standards or are more easily brought up to environmental compliance without costly modifications. We believe our aircraft, and the additional aircraft that we will acquire, are in high demand among our airline customers and are readily deployable to various markets throughout the world. We expect that our fleet of young, high-demand aircraft will enable us to provide stable and growing cash flows to our stockholders over the long term.

              Long-standing relationships with a global, diversified customer base.    Our management team is well-known in the aviation industry and we are able to benefit from the long-standing relationships that Messrs. Udvar-Házy and Plueger and other key members of management have with more than 200 airlines in over 70 countries.

              Strong manufacturer relationships.    The supply of commercial passenger aircraft is dominated by a few airframe manufacturers, including Boeing, Airbus, ATR and Embraer. Through our management team's active and long-standing participation in the aviation industry, we have developed strategic relationships with many of the manufacturers and suppliers of aircraft and aircraft parts, which enables us to leverage competitive acquisition and delivery terms and to influence new aircraft design.

Overview of the aircraft leasing industry

              Over the last 40 years, demand for air travel has consistently grown both in terms of the number of aircraft and passenger traffic. Today, air travel has penetrated most world regions, and the highest growth is now coming from emerging markets and economies such as Asia, Latin America and the Middle East. The long-term outlook for growth in the airline industry remains robust primarily due to increased passenger traffic, driven by growth in demand from these emerging markets. After suffering a decrease in passenger traffic during the financial crisis of 2008/2009, passenger traffic has shown positive growth since May 2010, according to AVITAS. AVITAS forecasts that there will be more than 24,000 aircraft in service by 2016, which represents an increase of almost 4,000 aircraft over the level at the beginning of 2013.

              Due to the cost of aircraft acquisitions, aircraft financing complexities and the airlines' need for fleet flexibility, the role of operating lessors as suppliers of aircraft has expanded significantly over the last 20 years. In the late 1960s and early 1970s, airlines generally owned all of their aircraft, which were financed through loans that were collateralized by the aircraft themselves. At that time, airline fleets were typically small in size and limited to a few aircraft types. As airline fleets expanded and fixed costs for maintenance and ownership rapidly increased, airlines began to outsource the ownership of many of their airplanes through the adoption of aircraft leases. According to AVITAS, aircraft leasing has grown steadily since the 1970s and, as of December 2012, aircraft operating leases comprised approximately 36% of the more than 20,000 commercial jet aircraft fleet in service.

              Leasing is attractive to nearly all airlines and is particularly attractive to start-up and low-cost carriers. Airlines have turned to operating leases for an increasing share of their financing requirements as operating leases provide fleet planning flexibility, relatively low capital investment and the avoidance of balance sheet residual value risk. An operating lease allows an airline to preserve capital that can be invested in other aspects of its operations. Furthermore, since operating lessors can provide airlines with different aircraft types to leverage their operating capabilities, operating leases assist airlines in diversifying their fleets, which provides economic and product flexibility and helps to promote growth in new markets in different geographic regions.

              The growth of commercial aircraft operating leases is expected to continue. AVITAS forecasts for aircraft deliveries through 2016 suggest that the number of aircraft on lease may grow by approximately 20% to 25% from 2012 end of year totals. Leasing companies will play an increasingly larger role in providing aircraft capacity as airlines grow their fleets and replace their existing fleets with newer, more fuel-efficient aircraft. Lessors who are adequately capitalized and are both nimble and flexible in their approach will be able to take advantage of both current and long-term aircraft leasing market opportunities.

Risks affecting us

              Investing in the notes involves a high degree of risk. You should carefully consider all of the information set forth and incorporated by reference in this prospectus supplement and the accompanying prospectus and, in particular, the information in the section titled "Risk factors" beginning on page S-15 of this prospectus supplement and in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, which is incorporated by reference in this prospectus supplement and the accompanying prospectus, before deciding to invest in the notes.

              These risks include, among others:

  •
  Failure to close our aircraft acquisition commitments could negatively impact our share price and financial results.

  •
  Our business model depends on the continual leasing and re-leasing of our aircraft, and we may not be able to do so on favorable terms, if at all.

  •
  Our credit facilities may limit our operational flexibility, our ability to effectively compete and our ability to grow our business as currently planned.

  •
  We will need additional capital to finance our growth, and we may not be able to obtain it on terms acceptable to us, or at all, which may limit our ability to satisfy our commitments to acquire additional aircraft and to compete effectively in the commercial aircraft leasing market.

  •
  Changes in interest rates may adversely affect our financial results.

  •
  We have a certain degree of airline customer concentration, which makes us more vulnerable to the potential that defaults by one or more of our significant airline customers would have a material adverse effect on our cash flow and earnings and our ability to meet our debt obligations.

  •
  We may be indirectly subject to many of the economic and political risks associated with emerging markets, which could adversely affect our financial results and growth prospects.

  •
  From time to time, the aircraft industry has experienced periods of oversupply during which lease rates and aircraft values have declined, and any future oversupply could materially adversely affect our financial results and growth prospects.

  •
  Increases in fuel costs could materially adversely affect our lessees and by extension the demand for our aircraft.

  •
  A deterioration in the financial condition of the airline industry would have an adverse impact on our ability to lease our aircraft and sustain our revenues.

Corporate information

              Air Lease Corporation is incorporated in Delaware. Our principal executive office is located at 2000 Avenue of the Stars, Suite 1000N, Los Angeles, California 90067. Our telephone number is (310) 553-0555 and our website is www.airleasecorp.com. Information included or referred to on, or otherwise accessible through, our website is not intended to form a part of or be incorporated by reference into this prospectus supplement.

The Offering

              The summary below describes the principal terms of the notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The "Description of Notes" section of this prospectus supplement contains a more detailed description of the terms and conditions of the notes. As used in this section "Summary—The Offering," "the Company," "we," "our," and "us" refer to Air Lease Corporation only and not to its subsidiaries.

Issuer	Air Lease Corporation, a Delaware corporation.
Securities	$400.0 million aggregate principal amount of 4.750% senior notes due 2020 (the "notes").
Maturity	The notes will mature on March 1, 2020.
Interest payment dates	March 1 and September 1, commencing September 1, 2013.
Optional redemption
At any time prior to March 1, 2016, we may redeem up to 40% of the original principal amount of the notes with the proceeds of certain equity offerings at a redemption price of 104.750% of the principal amount thereof, together with accrued and unpaid interest to the date of redemption. At any time prior to March 1, 2020, we may also redeem the notes, in whole or in part, at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest to the date of redemption, plus a "make-whole premium." See "Description of Notes—Optional redemption."
Change of control offer
Upon the occurrence of specific kinds of changes of control, we must offer to purchase the notes at 101% of the principal amount thereof, plus accrued and unpaid interest to the repurchase date. See "Description of Notes—Repurchase at the option of holders—Change of control."
Ranking	The notes will be our senior unsecured obligations and will:
• rank senior in right of payment to all of our future subordinated indebtedness;
• rank equally in right of payment with all of our existing and future senior indebtedness;
• be effectively subordinated to any of our existing and future secured debt, to the extent of the value of the assets securing such debt; and
• be structurally subordinated to all of the existing and future indebtedness and other liabilities (including trade payables) of each of our subsidiaries.

As of September 30, 2012, assuming the notes had been issued (but without giving effect to the application of the net proceeds we receive from the offering in the manner described under "Use of Proceeds"):
• we and our subsidiaries would have had approximately $4.7 billion of total indebtedness (including the notes) on a consolidated basis;
• we (excluding our subsidiaries) would have had approximately $2.9 billion of unsecured indebtedness (including the notes);

•

we (excluding our subsidiaries) would have had guaranties of subsidiary indebtedness of approximately $650.0 million that were secured by pledges of our equity in such subsidiaries, and no other secured indebtedness;

• our subsidiaries would have had approximately $1.8 billion of indebtedness, all of which would have been structurally senior to the notes; and
• our subsidiaries would have had commitments of approximately $329.7 million available to borrow under such subsidiaries' various credit facilities, none of which are guaranteed by us.
Covenants	The notes will be subject to certain covenants that will, among other things, apply financial maintenance tests covering:
• consolidated net-worth;
• consolidated unencumbered assets; and
• interest coverage;
will limit our ability and the ability of our subsidiaries to:
• pay dividends on or repurchase certain equity interests or prepay subordinated obligations;
• enter into transactions with affiliates; and
• alter our lines of business;
will limit the ability of our subsidiaries to incur unsecured indebtedness; and
will limit our ability and the ability of our subsidiaries that guarantee the notes, if any, to consolidate, merge or sell all or substantially all of our assets or the assets of such subsidiary.

These covenants will be subject to a number of important exceptions and qualifications, including the suspension of the interest coverage test and the limitation on our ability and the ability of our subsidiaries to pay dividends on or repurchase certain equity interests or prepay subordinated obligations at such time as the notes are rated investment grade by each of S&P and Fitch. For more details, see "Description of Notes."

Future note guarantees	The notes will not be guaranteed by any of our subsidiaries on the date the notes are initially issued. However, the notes will be required to be guaranteed on a senior unsecured basis by all of our existing and future direct and indirect subsidiaries if those subsidiaries guarantee certain of our indebtedness. Thereafter, under certain circumstances, subsidiary guarantors may be released from their note guarantees without the consent of the holders of notes. The note guarantees, if any, would be the senior unsecured obligations of our subsidiaries that guarantee the notes. See "Description of Notes—Note Guarantees."
Absence of public market for the notes
The notes are a new issue of securities with no established trading market for the notes. Accordingly, a liquid market for the notes may not develop. The underwriters have advised us that they currently intend to make a market in the notes. However, they are not obligated to do so, and any market making with respect to the notes may be discontinued without notice.
Use of proceeds
We estimate that the net proceeds from this offering will be approximately $395.4 million, after deducting the underwriting discount and estimated offering expenses payable by us. We intend to use the net proceeds from this offering to fund the acquisition of commercial aircraft and for other general corporate purposes. We also intend to use some of the net proceeds of this offering to pay down one of our revolving credit facilities, which currently bears an interest rate of approximately 2% per annum and matures on May 4, 2015, with the intention of later redrawing on such credit facility to fund the acquisition of commercial aircraft and for other general corporate purposes. Certain affiliates of the underwriters are lenders under this revolving credit facility and will receive a portion of the net proceeds of this offering through the pay down of such facility. See "Use of Proceeds."
Ratio of earnings to fixed charges
Our ratios of earnings to fixed charges for the nine months ended September 30, 2012 and for the fiscal year ended December 31, 2011 were 2.10x and 2.05x, respectively. For the period from inception to December 31, 2010, earnings were insufficient to cover fixed charges by $62.7 million.
Risk factors
In evaluating an investment in the notes, you should carefully consider, along with the other information in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, the specific factors set forth under "Risk Factors" beginning on page S-15 of this prospectus supplement for risks involved with an investment in the notes.

Summary Historical Consolidated Financial Information

              The following table sets forth summary consolidated financial data for Air Lease Corporation and its subsidiaries. The historical results presented are not necessarily indicative of future results. The summary consolidated financial data set forth below should be read in conjunction with the financial statements and related notes incorporated by reference in this prospectus supplement and the accompanying prospectus.

	Nine months ended September 30,
			Year ended December 31, 2011	For the period from inception to December 31, 2010
(in thousands)	2012	2011
	(unaudited)	(unaudited)
Operating data:
Rentals of flight equipment	$459,643	$219,092	$332,719	$57,075
Interest and other	6,008	2,592	4,022	1,291

Total revenues	465,651	221,684	336,741	58,366
Expenses	322,964	177,530	253,900	119,281

Income (loss) before taxes	142,687	44,154	82,841	(60,915)
Income tax (expense) benefit	(50,577)	(15,684)	(29,609)	8,875

Net income (loss)	$92,110	$28,470	$53,232	$(52,040)
Other financial data (unaudited):
Adjusted net income(1)	$115,415	$56,294	$87,954	$2,520
Adjusted EBITDA(2)	$422,683	$188,001	$290,168	$32,973
Cash flow data:
Net cash flows from:
Operating activities	$372,496	$166,197	$267,166	$41,934
Investing activities	(1,908,688)	(2,052,008)	(2,977,156)	(1,851,520)
Financing activities	1,694,068	1,836,637	2,662,974	2,138,407

(in thousands, except aircraft data)	As of September 30, 2012	As of December 31, 2011	As of December 31, 2010
	(unaudited)
Balance sheet data:
Flight equipment subject to operating leases (net of accumulated depreciation)	$5,872,388	$4,237,416	$1,629,809
Total assets	7,165,478	5,164,593	2,276,282
Total debt	4,296,076	2,602,799	911,981
Total liabilities	4,879,806	2,988,310	1,051,347
Shareholders' equity	2,285,672	2,176,283	1,224,935
Other operating data:
Aircraft lease portfolio at period end:
Owned(3)	142	102	40
Managed(4)	3	2	—

(1)
Adjusted net income (defined as net income (loss) before stock-based compensation expense and non-cash interest expense, which includes the amortization of debt issuance costs, extinguishment of debt and convertible debt discounts) is a measure of both operating performance and liquidity that is not defined by GAAP and should not be considered as an alternative to net income, income from operations or any other performance measures derived in accordance with GAAP. Adjusted net income is presented as a supplemental disclosure because management believes that it may be a useful performance measure that is used within our industry. We believe adjusted net income provides useful information on our earnings from ongoing operations, our ability to service our long-term debt and other fixed obligations, and our ability to fund our expected growth with internally generated funds. Set forth below is additional detail as to how we use adjusted net income as a measure of both operating performance and liquidity, as well as a discussion of the limitations of adjusted net income as an analytical tool and a reconciliation of adjusted net income to our GAAP net loss and cash flow from operating activities.

  Operating Performance: Management and our board of directors use adjusted net income in a number of ways to assess our consolidated financial and operating performance, and we believe this measure is helpful in identifying trends in our performance. We use adjusted net income as a measure of our consolidated operating performance exclusive of income and expenses that relate to the financing, income taxes, and capitalization of the business. Also, adjusted net income assists us in comparing our operating performance on a consistent basis as it removes the impact of our capital structure (primarily one-time amortization of convertible debt discounts) and stock-based compensation expense from our operating results. In addition, adjusted net income helps management identify controllable expenses and make decisions designed to help us meet our current financial goals and optimize our financial performance. Accordingly, we believe this metric measures our financial performance based on operational factors that we can influence in the short term, namely the cost structure and expenses of the organization.

  Liquidity: In addition to the uses described above, management and our board of directors use adjusted net income as an indicator of the amount of cash flow we have available to service our debt obligations, and we believe this measure can serve the same purpose for our investors.

  Limitations: Adjusted net income has limitations as an analytical tool, and should not be considered in isolation, or as a substitute for analysis of our operating results or cash flows as reported under GAAP. Some of these limitations are as follows:

    •
    adjusted net income does not reflect (i) our cash expenditures or future requirements for capital expenditures or contractual commitments, or (ii) changes in or cash requirements for our working capital needs; and

    •
    our calculation of adjusted net income may differ from the adjusted net income or analogous calculations of other companies in our industry, limiting its usefulness as a comparative measure.

  The following tables show the reconciliation of net income (loss) and cash flows from operating activities, the most directly comparable GAAP measures of performance and liquidity, to adjusted net income.

	Nine months ended September 30,
			Year ended December 31, 2011	For the period from inception to December 31, 2010
(in thousands)	2012	2011
	(unaudited)
Reconciliation of cash flows from operating activities to adjusted net income:
Net cash provided by operating activities	$372,496	$166,197	$267,166	$41,934
Depreciation of flight equipment	(154,805)	(73,431)	(112,307)	(19,262)
Stock-based compensation	(24,548)	(30,974)	(39,342)	(24,044)
Deferred taxes	(50,573)	(15,684)	(29,567)	8,875
Amortization of discounts and deferred debt issue costs	(11,553)	(6,972)	(9,481)	(4,883)
Extinguishment of debt	—	(3,349)	(3,349)	—
Amortization of convertible debt discounts	—	—	—	(35,798)
Changes in operating assets and liabilities:
Other assets	20,114	15,427	17,438	8,040
Accrued interest and other payables	(48,085)	(13,465)	(19,347)	(18,864)
Rentals received in advance	(10,936)	(9,279)	(17,979)	(8,038)

Net income (loss)	92,110	28,470	53,232	(52,040)
Amortization of discounts and deferred debt issue costs	11,553	6,972	9,481	4,883
Extinguishment of debt	—	3,349	3,349	—
Amortization of convertible debt discounts	—	—	—	35,798
Stock-based compensation	24,548	30,974	39,342	24,044
Tax effect	(12,796)	(13,471)	(17,450)	(10,165)

Adjusted net income	$115,415	$56,294	$87,954	$2,520

	Nine months ended September 30,
			Year ended December 31, 2011	For the period from inception to December 31, 2010
(in thousands)	2012	2011
	(unaudited)
Reconciliation of net income (loss) to adjusted net income:
Net income (loss)	$92,110	$28,470	$53,232	$(52,040)
Amortization of discounts and deferred debt issue costs	11,553	6,972	9,481	4,883
Extinguishment of debt	—	3,349	3,349	—
Amortization of convertible debt discounts	—	—	—	35,798
Stock-based compensation	24,548	30,974	39,342	24,044
Tax effect	(12,796)	(13,471)	(17,450)	(10,165)

Adjusted net income	$115,415	$56,294	$87,954	$2,520

(2)
Adjusted EBITDA (defined as net income (loss) before net interest expense, stock-based compensation expense, income tax expense, and depreciation and amortization expense) is a measure of both operating performance and liquidity that is not defined by GAAP and should not be considered as an alternative to net income, income from operations or any other performance measures derived in accordance with GAAP. Adjusted EBITDA is presented as a supplemental disclosure because management believes that it may be a useful performance measure that is used within our industry. We believe adjusted EBITDA provides useful information on our earnings from ongoing operations, our ability to service our long-term debt and other fixed obligations, and our ability to fund our expected growth with internally generated funds. Set forth below is additional detail as to how we use adjusted EBITDA as a measure of both operating performance and liquidity, as well as a discussion of the limitations of adjusted EBITDA as an analytical tool and a reconciliation of adjusted EBITDA to our GAAP net loss and cash flow from operating activities.

  Operating Performance: Management and our board of directors use adjusted EBITDA in a number of ways to assess our consolidated financial and operating performance, and we believe this measure is helpful in identifying trends in our performance. We use adjusted EBITDA as a measure of our consolidated operating performance exclusive of income and expenses that relate to the financing, income taxes, and capitalization of the business. Also, adjusted EBITDA assists us in comparing our operating performance on a consistent basis as it removes the impact of our capital structure (primarily one-time amortization of convertible debt discounts) and stock-based compensation expense from our operating results. In addition, adjusted EBITDA helps management identify controllable expenses and make decisions designed to help us meet our current financial goals and optimize our financial performance. Accordingly, we believe this metric measures our financial performance based on operational factors that we can influence in the short term, namely the cost structure and expenses of the organization.

  Liquidity: In addition to the uses described above, management and our board of directors use adjusted EBITDA as an indicator of the amount of cash flow we have available to service our debt obligations, and we believe this measure can serve the same purpose for our investors.

  Limitations: Adjusted EBITDA has limitations as an analytical tool, and should not be considered in isolation, or as a substitute for analysis of our operating results or cash flows as reported under GAAP. Some of these limitations are as follows:

    •
    adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;

    •
    adjusted EBITDA does not reflect changes in or cash requirements for our working capital needs;

    •
    adjusted EBITDA does not reflect interest expense or cash requirements necessary to service interest or principal payments on our debt; and

    •
    other companies in our industry may calculate these measures differently from how we calculate these measures, limiting their usefulness as comparative measures.

  The following tables show the reconciliation of net income (loss) and cash flows from operating activities, the most directly comparable GAAP measures of performance and liquidity, to adjusted EBITDA.

	Nine months ended September 30,
			Year ended December 31, 2011	For the period from inception to December 31, 2010
(in thousands)	2012	2011
	(unaudited)
Reconciliation of cash flows from operating activities to adjusted EBITDA:
Net cash provided by operating activities	$372,496	$166,197	$267,166	$41,934
Depreciation of flight equipment	(154,805)	(73,431)	(112,307)	(19,262)
Stock-based compensation	(24,548)	(30,974)	(39,342)	(24,044)
Deferred taxes	(50,573)	(15,684)	(29,567)	8,875
Amortization of discounts and deferred debt issue costs	(11,553)	(6,972)	(9,481)	(4,883)
Extinguishment of debt	—	(3,349)	(3,349)	—
Amortization of convertible debt discounts	—	—	—	(35,798)
Changes in operating assets and liabilities:
Other assets	20,114	15,427	17,438	8,040
Accrued interest and other payables	(48,085)	(13,465)	(19,347)	(18,864)
Rentals received in advance	(10,936)	(9,279)	(17,979)	(8,038)

Net income (loss)	92,110	28,470	53,232	(52,040)
Net interest expense	100,643	39,442	55,678	50,582
Income taxes	50,577	15,684	29,609	(8,875)
Depreciation	154,805	73,431	112,307	19,262
Stock-based compensation	24,548	30,974	39,342	24,044

Adjusted EBITDA	$422,683	$188,001	$290,168	$32,973

	Nine months ended September 30,
			Year ended December 31, 2011	For the period from inception to December 31, 2010
(in thousands)	2012	2011
	(unaudited)
Reconciliation of net income (loss) to adjusted EBITDA:
Net income (loss)	$92,110	$28,470	$53,232	$(52,040)
Net interest expense	100,643	39,442	55,678	50,582
Income taxes	50,577	15,684	29,609	(8,875)
Depreciation	154,805	73,431	112,307	19,262
Stock-based compensation	24,548	30,974	39,342	24,044

Adjusted EBITDA	$422,683	$188,001	$290,168	$32,973

(3)
As of September 30, 2012, we owned 142 aircraft of which 73 were new aircraft and 69 were used aircraft. As of December 31, 2011, we owned 102 aircraft of which 36 were new aircraft and 66 were used aircraft. As of December 31, 2010, we owned 40 aircraft of which four were new aircraft and 36 were used aircraft.

(4)
As of September 30, 2012 and December 31, 2011, we managed three and two aircraft, respectively. As of December 31, 2010, we did not manage any aircraft.

RISK FACTORS

              An investment in the notes involves a high degree of risk. You should consider carefully all of the risks described below, as well as the risks incorporated by reference in this prospectus supplement and the accompanying prospectus from our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and our other periodic reports filed with the SEC, along with the other information contained in this prospectus supplement, before making a decision to invest in the notes. If any of the following events occur, our business, financial condition and operating results may be materially adversely affected. Some statements in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, including statements in the following risk factors, constitute forward-looking statements. Please refer to the section titled "Forward-Looking Statements."

              As used in this "Risk Factors" section, "we," "our," and "us" refer to Air Lease Corporation only and not to its subsidiaries. For purposes of this section, the term "indenture" refers to the indenture, dated October 11, 2012, between the Company and Deutsche Bank Trust Company Americas, as trustee, together with the officers' certificate or supplemental indenture that will establish and govern the terms of the notes offered hereby.

Our substantial indebtedness could adversely affect our financial condition and prevent us from fulfilling our obligations under the notes.

              We and our subsidiaries have, and after the offering will continue to have, a significant amount of indebtedness. As of September 30, 2012, after giving effect to this offering, our total consolidated indebtedness would have been approximately $4.7 billion.

              Subject to the limits contained in the agreements governing our existing and future indebtedness and the indenture, we may be able to incur substantial additional debt from time to time to finance aircraft, working capital, capital expenditures, investments or acquisitions, or for other purposes. If we do so, the risks related to our high level of debt could intensify. Specifically, our high level of debt could have important consequences to the holders of the notes, including the following:

  •
  making it more difficult for us to satisfy our obligations with respect to the notes and our other debt;

  •
  limiting our ability to obtain additional financing to fund the acquisition of aircraft or for other general corporate requirements;

  •
  requiring a substantial portion of our cash flows to be dedicated to debt service payments instead of other purposes, thereby reducing the amount of cash flows available for aircraft acquisitions and other general corporate purposes;

  •
  increasing our vulnerability to general adverse economic and industry conditions;

  •
  exposing us to the risk of increased interest rates as certain of our borrowings, including borrowings under our various credit facilities, are at variable rates of interest;

  •
  limiting our flexibility in planning for and reacting to changes in the aircraft industry;

  •
  placing us at a disadvantage compared to other competitors; and

  •
  increasing our cost of borrowing.

              In addition, the indenture and the agreements governing our existing indebtedness contain restrictive covenants that limit our ability to engage in activities that may be in our long-term best interest. Our failure to comply with those covenants could result in an event of default which, if not cured or waived, may result in the acceleration of some or all our debt.

We may not be able to generate sufficient cash to service all of our indebtedness, including the notes, and may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.

              Our ability to make scheduled payments on or refinance our debt obligations, including the notes, depends on our financial condition and operating performance, which are subject to prevailing economic and competitive conditions and to financial, business, legislative, regulatory and other factors beyond our control. We may be unable to maintain a level of cash flows from operating activities sufficient to permit us to pay the principal of, premium, if any, or interest on our indebtedness, including the notes.

              As of September 30, 2012, after giving effect to this offering, we would have had $4.7 billion in consolidated debt outstanding, and we expect this amount to grow as we acquire more aircraft. If our cash flows and capital resources are insufficient to fund our debt service obligations, we could face substantial liquidity problems and could be forced to reduce or delay aircraft purchases or to dispose of material assets or leases, or seek additional debt or equity capital or to restructure or refinance our indebtedness, including the notes. We may not be able to effect any such alternative measures on commercially reasonable terms or at all and, even if successful, those alternative actions may not allow us to meet our scheduled debt service obligations. Certain agreements governing our existing indebtedness restrict our ability to dispose of assets and use the proceeds from those dispositions. We may not be able to consummate those dispositions or to obtain proceeds in an amount sufficient to meet any debt service obligations then due. See "Management's discussion and analysis of financial condition and results of operations—Liquidity and capital resources—Debt" in our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2012, which is incorporated by reference in this prospectus supplement.

              In addition, we conduct substantially all of our operations through our subsidiaries, none of which will be guarantors of the notes on the date that the notes are initially issued. Accordingly, repayment of our indebtedness, including the notes, is dependent on the generation of cash flow by our subsidiaries and their ability to make such cash available to us, by dividend or otherwise. Unless they become guarantors of the notes or our other indebtedness, our subsidiaries do not have any obligation to pay amounts due on the notes or our other indebtedness, as the case may be, or to make funds available for that purpose. Our subsidiaries may not be able to, or may not be permitted to, make distributions to us sufficient to enable us to make payments in respect of our indebtedness, including the notes. Each subsidiary is a distinct legal entity, and legal and contractual restrictions may limit our ability to obtain cash from our subsidiaries. In the event that we do not receive distributions from our subsidiaries, we may be unable to make required principal and interest payments on our indebtedness, including the notes.

              Our inability to generate sufficient cash flows to satisfy our debt obligations, or to refinance our indebtedness on commercially reasonable terms or at all, would materially and adversely affect our financial position and results of operations and our ability to satisfy our obligations under the notes.

              If we cannot make scheduled payments on our indebtedness, we will be in default and holders of our debt securities or our lenders, as applicable, may be able to declare such indebtedness to be due and payable, terminate commitments to lend money, foreclose against the assets, if any, securing such indebtedness or pursue other remedies, including potentially forcing us into bankruptcy or liquidation. All of these events could result in you losing your entire investment in the notes.

Despite our current level of indebtedness, we and our subsidiaries may still be able to incur substantially more debt. This could further exacerbate the risks to our financial condition described above.

              We and our subsidiaries may be able to incur significant additional indebtedness. Although the indenture and the agreements governing certain of our other indebtedness contain restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of qualifications and exceptions, and the additional indebtedness incurred in compliance with these restrictions could be substantial. If we incur any additional indebtedness that ranks equally with the notes, subject to collateral arrangements, the holders of that debt will be entitled to share ratably with you in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding up of our company. This may have the effect of reducing the amount of proceeds paid to you. These restrictions also will not prevent us from incurring obligations that do not constitute indebtedness. If new debt is added to our current debt levels, the related risks that we now face could intensify. See "Management's discussion and analysis of financial condition and results of operations—Liquidity and capital resources—Debt" in our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2012, which is incorporated by reference in this prospectus supplement, and "Description of Notes."

The terms of the agreements governing certain of our other indebtedness and the indenture will restrict our current and future operations.

              The indenture and the agreements governing certain of our other indebtedness will contain a number of restrictive covenants that impose significant operating and financial restrictions on us and may limit our ability to engage in acts that may be in our long-term best interest, including restrictions on our ability to:

  •
  incur additional indebtedness and guarantee indebtedness;

  •
  pay dividends on or repurchase certain equity interests or prepay subordinated obligations;

  •
  enter into transactions with affiliates;

  •
  alter our lines of business; and

  •
  consolidate, merge or sell all or substantially all of our assets.

              Certain of these restrictions are subject to suspension at such time as the notes are rated investment grade by each of S&P and Fitch. In addition, the restrictive covenants in the indenture and the agreements governing certain of our indebtedness require us to maintain specified financial ratios and tests. Our ability to meet those financial ratios and tests can be affected by events beyond our control, and we may be unable to meet them. See "Description of Notes—Certain covenants" for further information about the covenants applicable to the notes. Also see "Management's discussion and analysis of financial condition and results of operations—Liquidity and capital resources—Debt" in our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2012, which is incorporated by reference in this prospectus supplement.

              A breach of the covenants or restrictions under the indenture or under the agreements governing our other indebtedness could result in an event of default under the applicable indebtedness. Such a default may allow holders of our debt securities or our lenders, as applicable, to accelerate the related indebtedness, which may result in the acceleration of other indebtedness to which a cross-acceleration or cross-default provision applies. In addition, such lenders or debtholders could terminate commitments to lend money, if any. Furthermore, if we were unable to repay the indebtedness then due and payable, secured lenders could proceed against the assets, if any, securing such indebtedness. In the event our lenders or holders of our debt securities accelerate the repayment of our borrowings, we may not have sufficient assets to repay that indebtedness. As a result of these restrictions, we may be:

  •
  limited in how we conduct and grow our business;

  •
  unable to raise additional debt or equity financing to operate during general economic or business downturns; or

  •
  unable to compete effectively or to take advantage of new business opportunities.

              These restrictions may affect our ability to grow in accordance with our strategy.

The notes will be effectively subordinated to our secured indebtedness to the extent of the value of the property securing that indebtedness.

              The notes will not be secured by any of our or our subsidiaries' assets. As a result, the notes and the guarantees, if any are given in the future by our subsidiaries, will be effectively subordinated to our and such subsidiary guarantors' indebtedness with respect to the assets that secure such indebtedness. As of September 30, 2012, we had unsecured indebtedness of approximately $2.5 billion and guarantees of subsidiary indebtedness of approximately $650.0 million secured by pledges of the equity of such subsidiaries, and our subsidiaries had approximately $1.8 billion of secured indebtedness outstanding. In addition, we and our subsidiaries may incur additional secured debt in the future. As a result of this effective subordination, upon a default in payment on, or the acceleration of, any of this secured indebtedness, or in the event of bankruptcy, insolvency, liquidation, dissolution or reorganization of our company or a subsidiary, the proceeds from the sale of assets securing our or such subsidiary's secured indebtedness will be available to pay obligations on the notes and other unsecured obligations only after such secured debt has been paid in full. Consequently, the holders of the notes may receive less, ratably, than the holders of secured debt in the event of our or our subsidiaries' bankruptcy, insolvency, liquidation, dissolution or reorganization even if those subsidiaries in the future guarantee the notes.

The notes will be structurally subordinated to all obligations of our existing and future subsidiaries.

              The notes will not be guaranteed by any of our subsidiaries on the date the notes are issued; provided, however, that each of our existing and subsequently acquired or organized subsidiaries that guarantee certain of our indebtedness will be required to guarantee the notes. Other than any subsidiaries that provide future note guarantees, our subsidiaries will have no obligation, contingent or otherwise, to pay amounts due under the notes or to make any funds available to pay those amounts, whether by dividend, distribution, loan or other payment. The notes will be structurally subordinated to all indebtedness and other obligations of any non-guarantor subsidiary such that in the event of bankruptcy, insolvency, liquidation, reorganization, dissolution or other winding up of any such subsidiary, all of that subsidiary's creditors (including trade creditors) would be entitled to payment in full out of that subsidiary's assets before we would be entitled to any payment. The indenture will permit these subsidiaries to incur additional indebtedness and will not contain any limitation on the amount of other liabilities, such as trade payables, that may be incurred by these subsidiaries.

              For the nine months ended September 30, 2012, our subsidiaries represented substantially all of our consolidated revenue. As of September 30, 2012, our subsidiaries held 100% of our aircraft assets and had $1.8 billion of total indebtedness, all of which would have been structurally senior to the notes.

              In addition, our subsidiaries that provide future note guarantees will be automatically released from those note guarantees upon the occurrence of certain events, including the following:

  •
  the release or discharge of each guarantee that resulted in the obligation of such subsidiary guarantor to guarantee the notes; or

  •
  the sale or other disposition, including the sale of substantially all the assets, of that subsidiary guarantor.

              If any note guarantee is released, no holder of the notes will have a claim as a creditor against that subsidiary, and the indebtedness and other liabilities, including trade payables and preferred stock, if any, whether secured or unsecured, of that subsidiary will be effectively senior to the claim of any holders of the notes. See "Description of Notes—Note Guarantees."

We may not be able to repurchase the notes upon a change of control.

              Upon the occurrence of specific kinds of change of control events, we will be required to offer to repurchase all outstanding notes at 101% of their principal amount, plus accrued and unpaid interest to the repurchase date. Additionally, under certain of the agreements governing our other indebtedness, a change of control (as defined therein) may constitute an event of default thereunder permitting the lenders to accelerate the maturity of such indebtedness or requiring us to offer to purchase such other indebtedness, often at a premium. The source of funds for any purchase of the notes and other debt securities and repayment of accelerated indebtedness would be our available cash or cash generated from our subsidiaries' operations or other sources, including borrowings, sales of assets or sales of equity. We may not be able to repurchase the notes upon a change of control because we may not have sufficient financial resources to purchase all of the debt securities that are tendered upon a change of control and repay our other indebtedness that will become due. If we fail to repurchase the notes in that circumstance, we will be in default under the indenture. In addition, our ability to repurchase the notes may be limited by law. In order to avoid the obligations to repurchase the notes and resulting events of default and potential breaches of our various credit facilities, we may have to avoid certain change of control transactions that would otherwise be beneficial to us.

              In addition, certain important corporate events, such as leveraged recapitalizations, may not, under the indenture, constitute a "change of control" that would require us to repurchase the notes, even though those corporate events could increase the level of our indebtedness or otherwise adversely affect our capital structure, credit ratings or the value of the notes. See "Description of Notes—Repurchase at the option of holders—Change of control."

              The exercise by the holders of notes of their right to require us to repurchase the notes pursuant to a change of control offer could cause a default under the agreements governing our other indebtedness, including future agreements, even if the change of control itself does not cause such a default, due to the financial effect such repurchases could have on us. In the event a change of control offer is required to be made at a time when we are prohibited from purchasing notes, we could attempt to refinance the borrowings that contain such prohibitions. If we do not obtain a consent or repay those borrowings, we will remain prohibited from purchasing notes. In that case, our failure to purchase tendered notes would constitute an event of default under the indenture which may, in turn, constitute a default under some or all of our other indebtedness. Finally, our ability to pay cash to the holders of notes upon a repurchase may be limited by our then existing financial resources.

Holders of the notes may not be able to determine when a change of control giving rise to their right to have the notes repurchased has occurred following a sale of "substantially all" of our assets.

              One of the circumstances under which a change of control may occur is upon the sale, lease or other transfer of "all or substantially all" of our consolidated assets. There is no precise, established definition of the phrase "substantially all" under applicable law and the interpretation of that phrase will likely depend upon particular facts and circumstances. Accordingly, the ability of a holder of notes to determine that such holder may require us to repurchase its notes as a result of a sale of all or substantially all of our consolidated assets to another person may be uncertain.

Federal and state fraudulent transfer laws may permit a court to void the notes and/or the note guarantees, if any, and if that occurs, you may not receive any payments on the notes.

              Federal and state fraudulent transfer and conveyance statutes may apply to the issuance of the notes and the incurrence of the note guarantees, if any. Under federal bankruptcy law and comparable provisions of state fraudulent transfer or conveyance laws, which may vary from state to state, the notes or the guarantees thereof could be voided as a fraudulent transfer or conveyance if we or any of the subsidiary guarantors, as applicable, (a) issued the notes or incurred the note guarantees with the intent of hindering, delaying or defrauding creditors or (b) received less than reasonably equivalent value or fair consideration in return for issuing the notes or incurring the note guarantees and, in the case of (b) only, one of the following is also true at the time thereof:

  •
  we or any of the subsidiary guarantors, as applicable, were insolvent or rendered insolvent by reason of the issuance of the notes or the incurrence of the note guarantees;

  •
  the issuance of the notes or the incurrence of the note guarantees left us or any of the subsidiary guarantors, as applicable, with an unreasonably small amount of capital or assets to carry on the business; or

  •
  we or any of the subsidiary guarantors, as applicable, intended to, or believed that we or such subsidiary guarantor would, incur debts beyond our or such subsidiary guarantor's ability to pay as they mature.

              As a general matter, value is given for a transfer or an obligation if, in exchange for the transfer or obligation, property is transferred or a valid antecedent debt is secured or satisfied. A court would likely find that a subsidiary guarantor did not receive reasonably equivalent value or fair consideration for its note guarantee to the extent the subsidiary guarantor did not obtain a reasonably equivalent benefit directly or indirectly from the issuance of the notes.

              We cannot be certain as to the standards a court would use to determine whether or not we or a subsidiary guarantor were insolvent at the relevant time or, regardless of the standard that a court uses, whether the notes or the note guarantees, if any, would be subordinated to our or any of our subsidiary guarantors' other debt. In general, however, a court would deem an entity insolvent if:

  •
  the sum of its debts, including contingent and unliquidated liabilities, was greater than the fair saleable value of all of its assets;

  •
  the present fair saleable value of its assets was less than the amount that would be required to pay its probable liabilities on its existing debts, including contingent liabilities, as they become absolute and mature; or

  •
  it could not pay its debts as they became due.

              If a court were to find that the issuance of the notes or the incurrence of a note guarantee was a fraudulent transfer or conveyance, the court could void the payment obligations under the notes or that note guarantee, could subordinate the notes or that note guarantee to presently existing and future indebtedness of ours or of the related subsidiary guarantor or could require the holders of the notes to repay any amounts received with respect to that note guarantee. In the event of a finding that a fraudulent transfer or conveyance occurred, you may not receive any repayment on the notes. Further, the avoidance of the notes could result in an event of default with respect to our and our subsidiaries' other debt that could result in acceleration of that debt.

              Finally, as a court of equity, the bankruptcy court may subordinate the claims in respect of the notes to other claims against us under the principle of equitable subordination if the court determines that (1) the holder of notes engaged in some type of inequitable conduct, (2) the inequitable conduct resulted in injury to our other creditors or conferred an unfair advantage upon the holders of notes and (3) equitable subordination is not inconsistent with the provisions of the bankruptcy code.

Your ability to transfer the notes may be limited by the absence of an active trading market and an active trading market may not develop for the notes.

              The notes will be new issues of securities for which there is no established trading market. We do not intend to list the notes on any national securities exchange or include the notes in any automated quotation system. The underwriters have advised us that they intend to make a market in the notes as permitted by applicable laws and regulations. However, the underwriters are not obligated to make a market in the notes and, if commenced, they may discontinue their market-making activities at any time without notice.

              Therefore, an active market for the notes may not develop or be maintained, which would adversely affect the market price and liquidity of the notes. In that case, the holders of the notes may not be able to sell their notes at a particular time or at a favorable price.

              Even if an active trading market for the notes does develop, there is no guarantee that it will continue. Historically, the market for non-investment grade debt has been subject to severe disruptions that have caused substantial volatility in the prices of securities similar to the notes. The market, if any, for the notes may experience similar disruptions and any such disruptions may adversely affect the liquidity in that market or the prices at which you may sell your notes. In addition, subsequent to their initial issuance, the notes may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar notes, our performance and other factors.

A lowering or withdrawal of any future rating assigned to our debt by rating agencies may increase our future borrowing costs and reduce our access to capital.

              Our debt currently is not rated. If our debt is rated, there is no guarantee that we will receive an investment grade rating. Furthermore, any future rating assigned to our debt could be lowered or withdrawn entirely by a rating agency if, in that rating agency's judgment, future circumstances relating to the basis of the rating, such as adverse changes, so warrant. Consequently, real or anticipated changes in our credit ratings will generally affect the market value of the notes and such changes may result in a significant diminution in the value of your notes. Credit ratings are not recommendations to purchase, hold or sell the notes. Additionally, credit ratings may not reflect the potential effect of risks relating to the structure or marketing of the notes.

              If any future rating assigned to our debt is lowered or withdrawn entirely by a rating agency, it would likely be more difficult or more expensive for us to obtain additional debt financing than prior to such change taking effect. If any future rating assigned to the notes is subsequently lowered or withdrawn for any reason, you may experience a significant diminution in the value of your notes.

You must rely on the procedures and the relevant clearing systems to exercise your rights and remedies.

              Owners of book-entry interests will not be considered owners or holders of notes and therefore will not be entitled to exercise any rights of such owners or holders. Instead, The Depository Trust Company ("DTC") or its nominee will be the sole holder of the notes. We will make payments of principal, premium, if any, interest and other amounts owing on or in respect of the notes in global form to the paying agent, which will make payments to DTC. Thereafter, those payments will be credited to DTC participants' accounts that hold book-entry interests in the notes in global form and credited by such participants to indirect participants. Unlike holders of certificated notes, owners of book-entry interests do not have the direct right to act upon our solicitations for consents or requests for waivers or other actions from holders of the notes. Instead, you will be permitted to act only to the extent you have received appropriate proxies to do so from DTC or, if applicable, a participant. Procedures implemented for the granting of such proxies may not be sufficient to enable you to vote on any requested actions on a timely basis.

An adverse outcome in our litigation with International Lease Finance Corporation could have a material and adverse effect on our results of operations, cash flow and financial condition.

              On April 24, 2012, the Company was named as a defendant in a complaint filed in Superior Court of the State of California for the County of Los Angeles by American International Group, Inc. and International Lease Finance Corporation ("ILFC"). The complaint also names as defendants certain executive officers and employees of the Company. The complaint was amended on November 30, 2012 and on January 18, 2013. Among other things, the suit alleges breach of fiduciary duty, misappropriation of trade secrets, the wrongful recruitment of ILFC employees, and the wrongful diversion of potential ILFC leasing opportunities. The complaint seeks an unspecified amount of damages and injunctive relief. The Company believes that it has meritorious defenses to these claims and intends to defend this matter vigorously. However, litigation, regardless of the outcome, could require us to incur substantial legal costs and divert management's attention from the operation of our business, causing our business to suffer. In addition, an adverse outcome in the litigation could have a material and adverse effect on our results of operations, cash flow and financial condition.

USE OF PROCEEDS

              We estimate that our net proceeds from this offering will be approximately $395.4 million, after deducting the underwriting discount and estimated offering expenses payable by us.

              We currently intend to use the net proceeds of this offering to fund the acquisition of commercial aircraft and for other general corporate purposes. We also intend to use some of the net proceeds of this offering to pay down one of our revolving credit facilities, which currently bears an interest rate of approximately 2% per annum and matures on May 4, 2015, with the intention of later redrawing on such credit facility to fund the acquisition of commercial aircraft and for other general corporate purposes. Certain affiliates of the underwriters are lenders under this revolving credit facility and will receive a portion of the net proceeds of this offering through the pay down of such facility.

              Pending the use of any proceeds, we may invest some or all of the net proceeds of this offering in short-term interest bearing bank deposits or short-term interest bearing securities issued or guaranteed as to principal or interest by the United States or a person controlled by the government of the United States.

              We will have broad discretion over the timing and manner in which we apply the net proceeds that we receive from this offering. The amount and timing of what we actually spend for the intended uses of proceeds described above may vary significantly and will depend on a number of factors, including the number and purchase price of aircraft that we acquire; the types, amounts and terms of debt and equity financing and credit support we are able to obtain; the number, pricing and duration of leases we execute with customers; our future revenues and cash generated by our operations; our operating costs; and the other factors described in this prospectus supplement and the accompany prospectus, including under the section titled "Risk Factors" beginning on page S-15 of this prospectus supplement.

CAPITALIZATION

              The following table sets forth our unaudited cash and cash equivalents and capitalization as of September 30, 2012:

  •
  on an actual basis; and

  •
  on an as adjusted basis to reflect the sale of the notes, after deducting the underwriting discount and estimated offering expenses payable by us, but not the application of the net proceeds therefrom. See "Use of Proceeds."

              You should read the information set forth below in conjunction with "Management's discussion and analysis of financial condition and results of operations" and our financial statements and related notes included in our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2012, which is incorporated by reference in this prospectus supplement.

	As of September 30, 2012
(in thousands, except share amounts)	Actual	As adjusted
Cash and cash equivalents	$439,681	$835,031
Restricted cash	111,784	111,784

Existing debt financing	4,296,076	4,296,076
Notes offered hereby	—	400,000
Debt financing	4,296,076	4,696,076
Shareholders' equity
Preferred Stock, $0.01 par value; 50,000,000 shares authorized, no shares issued or outstanding, actual and as adjusted	—	—
Class A Common Stock, $0.01 par value; 500,000,000 shares authorized, 99,417,998 shares issued and outstanding	991	991
Class B Non-Voting Common Stock, $0.01 par value; 10,000,000 shares authorized, 1,829,339 shares issued and outstanding	18	18
Paid-in capital	2,191,361	2,191,361
Retained earnings	93,302	93,302

Total shareholders' equity	2,285,672	2,285,672

Total capitalization	$6,581,748	$6,981,748

OVERVIEW OF THE AIRCRAFT LEASING INDUSTRY

              We obtained the market and industry information, data and forecasts in this section from a report prepared for us by AVITAS, a full-service aviation consulting firm retained by us to provide such information, data and forecasts for inclusion in this prospectus supplement. AVITAS has consented to being named as an expert with respect to such information, data and forecasts.

Nature of airline industry

              Demand for air travel has consistently grown in terms of both the number of aircraft and passenger traffic over the last 40 years. The industry has remained resilient over time, while enduring the effects of both business cycle downturns and external events. Today, air travel has penetrated most world regions, with the highest growth now coming from emerging markets and economies. The long-term outlook for an increasing number of aircraft remains robust due primarily to increased passenger traffic. AVITAS forecasts that there will be more than 24,000 aircraft in service by 2016, an increase of almost 4,000 over the level at the beginning of 2013.

              The airline industry is cyclical and generally grows along with the economy. Historically, there has been a strong positive correlation between changes in world Gross Domestic Product ("GDP"), measured in U.S. dollars, and changes in passenger traffic (as indicated by revenue passenger kilometers ("RPK"), an industry-standard measure of passengers flown where each RPK represents one kilometer traveled by a paying customer). Figure 1 illustrates that air travel can be forecast by using GDP as a predictor of passenger travel and depicts the actual levels of traffic versus the levels predicted by an AVITAS model based on world GDP.

Figure 1

Annual World Passenger Air Traffic, 1970 - 2011

Source: ICAO; 2011 is the most recent year for which complete data is available.

              The airline industry has demonstrated robust growth in terms of both aircraft and passenger traffic. Figure 2 shows the growth profile of both aircraft and passenger traffic over the last 40 years. Growth in passenger traffic has led to the need for additional aircraft capacity. The business cycle effects are apparent in the chart as passenger traffic (depicted by the RPK line) declines or softens within recessionary periods. However, aircraft inventory has trended upward consistently, regardless of the economic cycle, as many aircraft are delivered during downturns despite reduced passenger travel.

Figure 2

World Passenger Traffic and Commercial Jet Aircraft
Year-End Data 1970 - 2011

Source: ACAS fleet database (includes all commercial aircraft including regional jets with less than 100 seats; aircraft fleet data and passenger traffic data are actual through 2011).

Worldwide airline industry outlook

              Figure 3 shows monthly year-over-year percentage changes for passenger and cargo traffic between January 2009 and November 2012, the most recent period for which data is available. As depicted, passenger traffic has shown positive growth since May 2010. In November 2012, year-over-year passenger traffic was up 5.6% while cargo traffic grew only 1.4% during the same period due to weakness in European freight traffic.

Figure 3

World Monthly Year over Year Passenger and Cargo Traffic Growth
January 2009 to November 2012

Source: IATA; data is international traffic only and does not contain domestic traffic.

              Long-term passenger traffic growth is expected to be underpinned by projected growth in demand from emerging markets. Travel growth remains concentrated in the emerging markets of the Asia/Pacific region, Latin America and the Middle East while the more mature markets in the United States and Europe have slower growth rates overall. The percentage of world traffic attributable to emerging markets has been continuously increasing since the early 1990s. For example, in 1990, the Asia/Pacific region represented about 17% of the world's passenger traffic, and its share was approximately 29% in 2011, the most recent year for which complete data is available. Since 1990, China's passenger traffic has grown approximately 15% annually on average to 445 billion RPKs in 2011. Currently, China's passenger traffic is the second highest in the world.

              Figure 4 illustrates AVITAS's forecast of the growth prospects for each of the major geographic regions over the next several years. AVITAS expects to see considerably higher growth in 2013 through 2016 in the Asia/Pacific region, the Middle East and Latin America, as compared to North America and Europe. In fact, AVITAS forecasts that by 2015 passenger traffic in the Asia/Pacific region will surpass passenger traffic in North America.

Figure 4

Forecast of Annual Average Passenger Traffic Growth by Major Regions
2012 - 2016

Source: AVITAS forecast.

              Figure 5 depicts actual worldwide airline profitability from 1996 through 2011 and IATA's forecasted airline profitability for 2012 and 2013. From 2010 to 2011, profitability fell from $15.8 billion to $7.5 billion. For 2012, IATA has increased its profitability forecast from $4.1 billion to $6.7 billion, citing strong airline performance in the second and third quarters of 2012 as well as strong passenger traffic growth. AVITAS expects these factors to continue in 2013, and IATA projects 2013 industry profitability to rise to $8.4 billion. However, IATA cautions that macroeconomic, geopolitical and policy risks such as the Euro-zone sovereign debt crisis, U.S. fiscal disorder and instability in the Middle East could negatively impact airline profitability.

Figure 5

Global Commercial Airline Profitability

Source: IATA data.

              While high and potentially volatile oil prices present challenges for airline profitability, aircraft lessors with younger, more fuel-efficient aircraft have the opportunity to become more competitive as such aircraft become increasingly more attractive to airline customers seeking to reduce their fuel costs.

Aircraft production

              Airlines order aircraft to accommodate increased passenger demand as well as to replace older airplanes with newer, more fuel-efficient and technologically enhanced aircraft. AVITAS projects that the world fleet will increase by approximately 17% from approximately 20,500 aircraft at the beginning of 2013 to approximately 24,000 aircraft by the end of 2016. As shown in Figure 6, increased passenger demand and aircraft replacement are projected to account for approximately 73% and 27%, respectively, of new aircraft deliveries from 2013 to 2016.

Figure 6

Demand for Passenger Aircraft from 2013 - 2016

Source: OAG/BACK Aviation data; AVITAS forecast.

              A key driver of increased passenger demand is the growth of low-cost carriers worldwide. Most of the major regions of the world have seen a proliferation of low-cost carriers. For example, the Asia/Pacific region currently has more than 50 low-cost carriers, and in the Middle East and Latin America there are at least 20 low-cost carriers. Moreover, low-cost carriers are also expanding in other regions, such as Russia. Many of these low-cost carriers have new aircraft on order for future delivery and are seeking aircraft that have reduced operational expenses and greater fuel efficiency with lower maintenance costs.

              Aircraft are replaced as a result of the economic life cycle of the airplane. The average age of retirement varies by aircraft type and model, but it is generally between 25 and 30 years for most passenger aircraft. As an aircraft becomes older, it tends to have higher maintenance costs, burns more fuel than younger, more modern aircraft, and often fails to comply (without costly modifications in some cases) to newer environmental standards.

              Airlines that seek to replace their aircraft are driven by numerous factors, some of which are fuel consumption, aircraft range performance, cabin amenities, and aircraft reliability. Generally, airlines base their decision to replace aircraft on their specific operational economics and aircraft fleet strategies. The lengthy production cycle of aircraft can create difficulties for airlines as new planes need to be ordered years in advance of delivery—often five years or more. Historically, airlines have tended to purchase aircraft when traffic is up but since aircraft production lead times can be so long, they often take delivery of the aircraft when the economic environment has changed and traffic has declined. These patterns occur in parallel with macro-economic cycles.

Aircraft values

              Aircraft values are determined by market demand and market supply. Market demand is predicted based on traffic forecasts, which are driven in turn by economic cycles, together with productivity, utilization assumptions and load factor analysis. Market supply is projected by a retirement forecast based on aircraft economic life assumptions and fluctuations in the parked aircraft fleet, and the delivery forecast driven by the order/delivery pattern. The change in aircraft values is the outcome of these movements in the demand for and supply of aircraft.

              Figure 7 is a depiction of AVITAS's value index for world passenger jets. The index is derived by an econometric model that compares average aircraft values for all aircraft types and vintages over time to their trend line. The trend line indicates the intrinsic value of an aircraft in a balanced market where supply and demand are equal. The percentage scale on the chart reflects the forecast of values as a percentage relative to the trend line value (which is indicated as 100%). This allows for a determination of when average aircraft values are forecast to be above or below the trend line over the short and medium term given forecast changes in the business cycle and the supply and demand for aircraft.

Figure 7

History and Forecast Value Index, World Passenger Jet, 2008 - 2016

Source: AVITAS forecast.

              On a composite basis, aircraft values continued to decline through the end of 2012 as Boeing and Airbus expanded production. While Boeing and Airbus will continue to increase production in 2013, AVITAS believes that passenger traffic will also continue to increase. AVITAS expects that the combination of expanded production and continued passenger traffic growth will result in a healthier balance between supply and demand for aircraft during the course of 2013, thereby increasing composite aircraft values over the 2012 levels. Since the value index is a composite of all passenger aircraft, certain aircraft, such as younger, more fuel-efficient aircraft types and models, may outperform the index.

              There are many different jet aircraft types and models in commercial airline service today ranging from 30 to 500 seats. Each of these models generally has a production run of 15 to 25 years. Because an aircraft's value generally declines with age, value profiles for each aircraft type is based on its year of build.

              An aircraft's value and its associated lease rates are determined by market conditions, the overall supply and demand for aircraft, and other factors, such as:

  •
  aircraft type and age;

  •
  number of aircraft in service today;

  •
  number of airlines who operate the aircraft;

  •
  production status;

  •
  size, capacity, and capability;

  •
  number of aircraft that are currently parked or in storage (a result of either market conditions or an operator decision to park the aircraft, either temporarily or permanently); and

  •
  life cycle duration, which is the potential of the aircraft type to be replaced by a newer model.

              Performance against these criteria demonstrates market "liquidity" of the asset and thus the ease or difficulty in placing an aircraft with another operator.

              Generally, newer, in-production models with strong market penetration, good geographic dispersion, and a broad base of operators tend to hold their value better than older, out-of-production types. While all aircraft are expected to lose value during negative market conditions, aircraft with positive characteristics against the criteria described above should maintain a higher value and higher lease rate over a longer period of time and with less price volatility.

              Figure 8 shows aircraft types that AVITAS expects will perform relatively well from a value perspective over the next five to ten years. The aircraft types shown in Figure 8 are based on AVITAS's opinion on the desirability of having these types in a leased aircraft portfolio that is strong on liquidity. It is not an endorsement or a guarantee that an investment in these aircraft will be profitable. While assets that have strong market liquidity can minimize value volatility, they can also result in low yield returns as compared to an investment in older aircraft, which are more volatile in nature but may produce higher yields.

              All of the aircraft listed in Figure 8 have demonstrated significant market strength and represent a cross-section of narrowbody, widebody, and turboprop aircraft. Many of these aircraft are favored by operating lessors given their high demand within the market and relative liquidity. While some compete with one another, many of these aircraft models and types do not have comparable replacements in terms of range and size and no such replacements are expected over the next five years (or longer). It is important to note that Airbus and Boeing have each announced a new engine option, the Airbus A320 "NEO" and the Boeing 737 MAX. The Airbus A320 NEO is scheduled to enter service in late 2015 or early 2016; the Boeing 737 MAX is scheduled to enter service in 2017. The aircraft with the new engine options are expected to deliver significant fuel savings over the existing models. As the aircraft with the new engine options are not scheduled to enter into service for three years in the case of the Airbus A320 NEO and four years in the case of the Boeing 737 MAX, it will take a significant amount of time before a significant number of new engine aircraft enter airline service, even with a strong ramp up in deliveries.

              The Airbus A330-200 may be replaced by a version of the Boeing 787 and a version of the Airbus A350WXB, which are scheduled to commence delivery in 2014 for the Boeing 787 and 2016 for the Airbus A350WXB. Both of these models will be heavier than the Airbus A330-200, which offers the Airbus A330-200 a competitive niche against these new entrants.

              The Embraer E170/190 family of aircraft has gained significant prominence over the last decade as a result of the market penetration of 70-100 seat regional jets. These popular aircraft are now used by both regional and major airlines to provide hub flow passenger traffic as well as point-to-point service between small and medium-sized cities. Similarly, the ATR 72-600, manufactured by French-Italian aircraft manufacturer ATR, provides large turboprop service at reduced operating economics, including lower fuel burn than its competitors. Deliveries of the ATR 72-600 began in 2011. The ATR 72-600 is an improvement over its predecessors, the ATR 72-200/-500, which are currently used by more than 90 airline operators.

Figure 8

Selected Aircraft Statistic

Manufacturer	Aircraft Type	Model	Body Type	Capacity	Aircraft In-Service	Backlog	No. of Airline Operators	No. of Aircraft on Operating Lease (appx)	Production Years (to date)
Boeing	737	-700	narrow	126	1053	192	76	460	15
	737	-800	narrow	162	2718	832	144	1528	15
	737	MAX	narrow	126-162	0	1029	14 Customers	245	Beginning 2017
	777	-300ER	wide	365	372	268	29	189	9
	787	-9	wide	280	0	339	21 Customers	53	Beginning 2013/14
Airbus	A320	A319-100	narrow	124	1255	118	117	689	17
		A320-200	narrow	150	2897	1334	251	1811	24
		A321-200	narrow	185	669	345	70	368	16
		A320NEO	narrow	150	0	1495	27 Customers	353	Beginning Late 2015
		A321NEO	narrow	185	0	124	10 Customers	28	Beginning Late 2015
	A330	-200	wide	253	458	81	70	279	14
ATR	ATR72	-600	turboprop	74	52	244	13	24	2
Embraer	EJET	175	narrow	80-90	159	29	13	70	8
		190	narrow	90-100	438	97	40	260	7

Source: OAG; Aviation; ACAS; Industry Report; Manufacturer reports; AVITAS estimates.

Notes: Data is from January 2013 and is estimated in some cases. Backlog statistics are reported as firm but are subject to change without notice. The A320NEO, A321NEO and the Boeing 737 MAX and 787-9 are new aircraft that are yet to be delivered.

Role of lessors

              Due to the cost of aircraft acquisitions, aircraft financing complexities and the airlines' need for fleet flexibility, the role of operating lessors has expanded significantly over the last 20 years. In the late 1960s and early 1970s, airlines generally owned all of their aircraft. Aircraft acquisitions were financed through loans that were collateralized by the aircraft themselves. Airline fleets at that time were generally small in size and limited to a few aircraft types. Further, the overall size of the airline industry was relatively small and geographically confined. As airline fleets expanded and fixed costs for maintenance and ownership grew rapidly, airlines began leasing a larger percentage of their fleet.

              Growth of aircraft operating leases is expected to continue as lessors acquire aircraft from manufacturers, as well as from airlines (for example, sale-leaseback transactions). Airlines have turned to the leasing structure for an increasing share of their financing requirements as operating leases provide fleet planning flexibility, relatively low capital investment and the avoidance of balance sheet residual value risk. An operating lease allows airlines to preserve capital that can be invested in the operational costs of the airline. Airlines are able to acquire aircraft on lease which they could not purchase outright. Hence, operating lessors can provide airlines with diversified aircraft types and capacities, as well as economic flexibility.

              Leasing is attractive to nearly all airlines and is particularly attractive to start-up carriers, especially those in the fast-growing, low-cost carrier sectors in various geographic regions. During the recession of 2001, while many banks were reducing their involvement in aircraft financing in the capital markets, operating lessors continued to supply aircraft to the airlines.

              Figure 9 illustrates the consistent upward trend of aircraft operating leases over the past 40 years. As of December 2012, it is estimated that aircraft operating leases comprised approximately 36% of the more than 20,000 commercial jet aircraft fleet in service. Of more than 9,000 new aircraft that are on order backlog, it is expected that operating lessors will take delivery of approximately 1,500 aircraft, which represents approximately 17% of the total order backlog for new aircraft. This figure is consistent with operating lessors' involvement with new aircraft orders since 2005. Of the approximately 1,500 aircraft currently on order by operating lessors, 78% are narrowbody aircraft, 17% are widebodies, and 5% are regional jets.

Figure 9

Aircraft Operating Leases as a Percentage of Total Worldwide Aircraft Fleet

Source: ACAS, OAG and AVITAS estimates; in service jet aircraft in commercial service.

              The operating leasing industry has shown steady growth as a percentage of in-service aircraft. This is due to continued reliance on leasing companies to fund aircraft expansion in growing markets for both outright growth and for aircraft replacements. Forecasts for aircraft deliveries through 2016 suggest that the number of aircraft on lease may grow by approximately 20% to 25% from 2012 end of year totals. As shown in Figure 10, extrapolating historical leasing trends indicates that the total number of aircraft on operating lease will increase from approximately 7,800 at the end of 2012 to approximately 9,400 at the end of 2016, an increase of approximately 1,600 aircraft. This increase will be driven by both new aircraft deliveries as well as sale-leaseback transactions.

Figure 10

Aircraft Lease vs. Other Ownership—History and Extrapolation

Source: ACAS, OAG, and AVITAS estimates.

Competition

              The current competitive landscape for operating lessors is a large, but fragmented industry. There are over 100 aircraft lessors today but the top five lessors control more than 50% of the total number of aircraft on lease and more than 60% of current aircraft value. The two largest aircraft leasing companies are International Lease Finance Corporation and GE Capital Aviation Services.

              The fragmented nature of the industry has created niches in the aircraft leasing industry within which lessors focus, including:

  •
  a focus on specific geographic regions;

  •
  a focus on a diversified fleet structure (narrowbody or widebody aircraft);

  •
  a focus on securitization of aircraft assets; and

  •
  different financial structures, that is, private or public company funding.

              As a result of the recent global financial market challenges, several leasing companies have faced significant financial difficulty. Some large lessors have shed aircraft to provide needed funds.

Moreover, the near future of the leasing market will also depend upon the strength and structure of the recovery of the overall airline market. Consequently, the current market situation may alter the competitive landscape and consolidation of existing players may be inevitable. With a disrupted landscape, new leasing companies have developed, as funding and the capital markets are in the midst of a continued recovery.

              Despite the current issues, however, the leasing market is a fundamental component of the airline business. Leasing companies will play an increasingly larger role in providing aircraft capacity as airlines grow their fleets and re-fleet with newer, more fuel-efficient aircraft. New opportunities will arise and lessors who are adequately capitalized and are both nimble and flexible in their approach will be able to take advantage of today's funding and market issues and be better equipped to pursue both current and long-term market opportunities.

DESCRIPTION OF NOTES

              The Company will issue the 4.750% senior notes due 2020 (the "Notes", which term shall include the Notes issued on the Issue Date and any Additional Notes as defined below) under the Indenture between itself and Deutsche Bank Trust Company Americas, as trustee (the "Trustee") dated October 11, 2012, as it may be amended or supplemented in accordance with its terms (the "Base Indenture"). The terms of the Notes include those expressly set forth in the Base Indenture and the Officers' Certificate or supplemental indenture that will set forth and govern the terms of the Notes offered hereby (together with the Base Indenture, the "Indenture"), as well as the terms made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act").

              The Notes are a series of "Debt Securities" referred to in the accompanying prospectus (the "Base Prospectus") under the heading "Description of Debt Securities". This "Description of Notes" supplements and, to the extent it is inconsistent, replaces the description of the general terms and provisions of the Debt Securities and the Base Indenture that appear in the accompanying prospectus under the heading "Description of Debt Securities" to which reference is made and which you should read.

              This "Description of Notes" is intended to be a useful overview of the material provisions of the Notes and the Indenture. Since this is only a summary, it does not contain all of the details found in the full text of, and is qualified in its entirety by the provisions of, the Notes and the Indenture, copies of which have been or will be filed as exhibits to the registration statement of which the accompanying prospectus is a part or to the documents incorporated or deemed to be incorporated by reference in this prospectus supplement and the accompanying prospectus. You should refer to the Indenture and the Notes for a complete description of the obligations of the Company and your rights as those documents define your rights and not this description of Notes. You may request a copy of these documents at our address shown under "Where You Can Find More Information" in this prospectus supplement.

              You will find the definitions of capitalized terms used in this "Description of Notes" under the heading "Description of Notes—Certain definitions" herein. For purposes of this "Description of Notes," references to "the Company," "we," "our" and "us" refer only to Air Lease Corporation and not to its subsidiaries. Certain defined terms used in this "Description of Notes" but not defined herein have the meanings assigned to them in the Indenture.

General

The notes

              The Notes:

  •
  will be general unsecured, senior obligations of the Company;

  •
  will be limited to an aggregate principal amount of $400.0 million, subject to our ability to issue Additional Notes;

  •
  mature on March 1, 2020;

  •
  will be unconditionally guaranteed on a senior basis by each Subsidiary that guarantees any Specified Indebtedness of the Company. On the Issue Date, none of the Company's Subsidiaries will guarantee the Notes. See "Description of Notes—Note Guarantees;"

  •
  will be issued in denominations of $2,000 and integral multiples of $1,000 in excess thereof;

  •
  will rank equally in right of payment with any existing and future senior Indebtedness of the Company, without giving effect to collateral arrangements;

  •
  will be effectively subordinated to all Secured Indebtedness of the Company to the extent of the value of the pledged assets;

  •
  will be senior in right of payment to any future Subordinated Obligations of the Company;

  •
  will be structurally subordinated to all indebtedness and other liabilities of any Non-Guarantor Subsidiary; and

  •
  will be represented by one or more registered Notes in global form, but in certain circumstances may be represented by Notes in definitive form. See "Book-entry settlement and clearance."

              The issuance of Notes in this offering will be limited to $400.0 million in aggregate principal amount. We may issue an unlimited principal amount of additional Notes having identical terms and conditions as the Notes other than the issue date, the issue price and the first interest payment date (the "Additional Notes"), provided such Additional Notes are fungible with the Notes offered hereby or are issued under separate CUSIP numbers (or other relevant identifying numbers). We will only be permitted to issue such Additional Notes if, at the time of such issuance, we are in compliance with the covenants contained in the Indenture. Any Additional Notes will be part of the same issue as the Notes that we are currently offering and will vote on all matters with the Notes.

Interest

              Interest on the Notes will:

  •
  accrue at the rate of 4.750% per annum;

  •
  accrue from the date of original issuance or, if interest has already been paid, from the most recent interest payment date;

  •
  be payable in cash semi-annually in arrears on March 1 and September 1, commencing on September 1, 2013;

  •
  be payable to the Holders of record at the close of business on the February 15 and August 15 immediately preceding the related interest payment dates; and

  •
  be computed on the basis of a 360-day year comprised of twelve 30-day months.

              Notwithstanding the foregoing, the Indenture will provide that during a Non-Rating Period, the Company shall pay additional interest ("Special Interest") at an annual rate equal to 0.50% on the outstanding principal amount of the Notes from the first date of such Non-Rating Period to, but not including the last day of such Non-Rating Period. Special Interest will be payable in arrears on the same dates and in the same manner as regular interest on the Notes.

Payments on the notes; paying agent and registrar

              We have initially designated the corporate trust office of the Trustee to act as our paying agent (the "Paying Agent") and registrar (the "Registrar"). We may change the Paying Agent or the Registrar without prior notice to the Holders, and the Company or any of its Subsidiaries may act as Paying Agent or Registrar.

              We will pay principal of, premium, if any, and interest on Notes in global form registered in the name of or held by The Depository Trust Company ("DTC") or its nominee in immediately available funds to DTC or its nominee, as the case may be, as the registered Holder of such global Note.

Transfer and exchange

              A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents acceptable to the Registrar. No service charge will be imposed by the Company, the Trustee or the Registrar for any registration of transfer or exchange of Notes, but Holders shall be required to pay any transfer tax or similar governmental charge payable in connection therewith. The Company is not required to transfer or exchange any Note selected for redemption. Also, the Company is not required to transfer or exchange any Note for a period of 15 days before the mailing of a notice of redemption with respect to Notes to be redeemed.

              The registered Holder of a Note will be treated as the owner of it for all purposes.

Optional redemption

              Except as described below, the Notes are not redeemable.

              Prior to March 1, 2016, the Company may on any one or more occasions redeem up to 40% of the original aggregate principal amount of the Notes (calculated after giving effect to any issuance of Additional Notes) with the Net Cash Proceeds of one or more Equity Offerings at a redemption price equal to 104.750% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to the applicable redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date falling on or prior to such redemption date); provided that

                  (1)   at least 60% of the original aggregate principal amount of the Notes (calculated after giving effect to any issuance of Additional Notes) remains outstanding immediately after the occurrence of each such redemption; and

                  (2)   such redemption occurs within 60 days after the date of closing of such Equity Offering.

              If the optional redemption date is on or after an interest record date and on or before the related interest payment date, the accrued and unpaid interest, if any, will be paid to the Person in whose name the Note is registered at the close of business, on such record date, and no additional interest will be payable to Holders whose Notes will be subject to redemption by the Company.

              In addition, at any time prior to March 1, 2020, the Company may redeem the Notes, in whole or in part, at a redemption price equal to 100% of the aggregate principal amount of the Notes plus the Applicable Premium, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date falling on or prior to such redemption date).

              The Company generally will be required to mail or cause to be mailed notices of redemption not less than 30 days but not more than 60 days before the redemption date to each Holder whose Notes are to be redeemed at such Holder's registered address or otherwise in accordance with the procedures of the depositary.

              In the case of any partial redemption, selection of the Notes for redemption will be made by the Trustee by lot in compliance with the applicable procedures of DTC, although no Note of $2,000 in principal amount or less will be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption relating to such Note will state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note upon written direction by such Holder.

              Any redemption notice may, at the Company's discretion, be subject to one or more conditions precedent, including completion of an Equity Offering or other corporate transaction.

Mandatory redemption; open market purchases

              The Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes. However, under certain circumstances, the Company may be required to offer to purchase the Notes as described under the caption "Description of Notes—Repurchase at the option of holders."

              The Company may acquire Notes by means other than a redemption, whether by tender offer, open market purchases, negotiated transactions or otherwise, in accordance with applicable securities laws, so long as such acquisition does not otherwise violate the terms of the Indenture.

Ranking

              The Notes will be general unsecured obligations of the Company that rank senior in right of payment to all existing and future Indebtedness that is expressly subordinated in right of payment to the Notes. The Notes will rank equally in right of payment with all existing and future Indebtedness of the Company that is not so subordinated, will be effectively subordinated to all of our Secured Indebtedness (to the extent of the value of the assets securing such Indebtedness) and will be structurally subordinated to the liabilities of our Non-Guarantor Subsidiaries. In the event of bankruptcy, liquidation, reorganization or other winding up of the Company or the Guarantors or upon a default in payment with respect to, or the acceleration of, any senior Secured Indebtedness of the Company or any of the Guarantors, the assets of the Company and the Guarantors that secure such senior Secured Indebtedness will be available to pay obligations on the Notes and the Note Guarantees only after such senior Secured Indebtedness has been repaid in full. We advise you that there may not be sufficient assets remaining to pay amounts due on any or all the Notes and the Note Guarantees then outstanding.

              Assuming the Notes had been issued (but without giving effect to the application of the net proceeds we receive from the offering thereof in the manner described under "Use of proceeds"), as of September 30, 2012:

  •
  the Company and its subsidiaries would have had approximately $4.7 billion of total indebtedness (including the Notes) on a consolidated basis;

  •
  the Company (excluding our subsidiaries) would have had approximately $2.9 billion of unsecured indebtedness (including the Notes), guaranties of subsidiary indebtedness of approximately $650 million that were secured by pledges of the Company's equity in such subsidiaries, and no other secured indebtedness;

  •
  the Company's subsidiaries would have had approximately $1.8 billion of indebtedness, all of which would have been structurally senior to the Notes; and

  •
  the Company's subsidiaries would have had commitments of approximately $329.7 million available to borrow under such subsidiaries' various credit facilities, none of which are guaranteed by the Company.

              Except to the extent that the incurrence of Indebtedness by the Company could be limited by the covenants under "Description of Notes—Certain covenants—Maintenance of consolidated unencumbered assets" and "Description of Notes—Certain covenants—Maintenance of interest coverage" below, the Indenture will not limit the amount of Indebtedness that the Company may incur. Although the Indenture will limit the amount of Unsecured Indebtedness that the Subsidiaries of the Company may incur, such limitation does not apply to Guarantors, and the Subsidiaries of the

Company are not directly restricted in the amount of Secured Indebtedness that they may incur. Accordingly, a significant portion of the Company's Indebtedness may be Secured Indebtedness and a significant portion of Indebtedness of the Company's Subsidiaries may be Secured Indebtedness or structurally senior to the Notes.

Note Guarantees

              Each Subsidiary that provides a Guarantee of any Specified Indebtedness of the Company will be required to guarantee the Notes. The Guarantors will, jointly and severally, irrevocably and unconditionally guarantee, on a senior unsecured basis, the Company's obligations under the Notes and all obligations of the Company under the Indenture. Such Guarantors will, jointly and severally, agree to pay, in addition to the amount stated above, any and all costs and expenses (including reasonable attorneys' fees and expenses) incurred by the Trustee or any Holder in enforcing any rights under the Note Guarantees. None of the Company's Subsidiaries will guarantee the Notes on the Issue Date.

              Each of the Note Guarantees:

  •
  will be a general unsecured, senior obligation of each Guarantor;

  •
  will rank equally in right of payment with any existing and future senior Indebtedness of each such entity, without giving effect to collateral arrangements;

  •
  will be effectively subordinated to all Secured Indebtedness of a Guarantor to the extent of the value of the pledged assets; and

  •
  will be senior in right of payment to any future subordinated Indebtedness of the Guarantors.

              Although the Indenture will limit the amount of Unsecured Indebtedness that the Subsidiaries of the Company may incur, such limitation does not apply to Guarantors, and the Subsidiaries of the Company are not directly restricted in the amount of Secured Indebtedness that they may incur.

              For the year ended December 31, 2011 and the nine months ended September 30, 2012, our subsidiaries represented substantially all of our consolidated revenue. As of September 30, 2012, our subsidiaries held 100% of our aircraft assets and had $1.8 billion of total indebtedness.

              Any entity that makes a payment under its Note Guarantee will be entitled (subject to the limitation described in the following paragraph) upon payment in full of all Obligations that are guaranteed under the Indenture to a contribution from each other Guarantor in an amount equal to such other Guarantor's pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment, determined in accordance with GAAP.

              The obligations of each Guarantor under its Note Guarantee will be limited as necessary to prevent that Note Guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law. If a Note Guarantee were rendered voidable, it could be subordinated by a court to all other Indebtedness (including guarantees and other contingent liabilities) of the Guarantor, and, depending on the amount of such Indebtedness, a Guarantor's liability on its Note Guarantee could be reduced to zero. See "Risk factors—Federal and state fraudulent transfer laws may permit a court to void the notes and/or the guarantees, if any, and if that occurs, you may not receive any payments on the notes."

              The Indenture will provide that each Note Guarantee by a Guarantor will be automatically and unconditionally released and discharged upon:

                  (1)       (a) any sale, assignment, transfer, conveyance, exchange or other disposition (by merger, consolidation or otherwise) of the Capital Stock of such Guarantor after which the applicable Guarantor is no longer a Subsidiary or all or substantially all of the assets of such Guarantor, which sale, assignment, transfer, conveyance, exchange or other disposition is made in compliance with the provisions of the Indenture, including the third paragraph under "Description of Notes—Certain covenants—Merger and consolidation;" provided that each Guarantee of such Guarantor of other Indebtedness of the Company and its Subsidiaries terminates upon consummation of such transaction;

                      (b)   the release or discharge of such Guarantor from its Guarantee of all Specified Indebtedness of the Company (other than the Notes), including each Guarantee that resulted in the obligation of such Guarantor to guarantee the Notes, if such Guarantor would not then otherwise be required to guarantee the Notes pursuant to the Indenture, except a discharge or release by or as a result of payment under such Guarantee; or

                      (c)   the Company's exercise of its legal defeasance option or covenant defeasance option as described under "Description of Notes—Defeasance" or the discharge of the Company's obligations under the Indenture in accordance with the terms of the Indenture; and

                  (2)   the Company delivering to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for in the Indenture relating to such transaction and/or release have been complied with.

              In the event that any released Guarantor thereafter provides a Guarantee of any Specified Indebtedness of the Company, such former Subsidiary Guarantor will again provide a Note Guarantee. See "Description of Notes—Certain covenants—Future guarantors."

Repurchase at the option of holders

Change of control

              If a Change of Control occurs, unless the Company has exercised its right to redeem all of the Notes as described under "Description of Notes—Optional redemption," the Company will make an offer to purchase all of the Notes (the "Change of Control Offer") at a purchase price in cash equal to 101% of the principal amount of the Notes plus accrued and unpaid interest, if any, to the date of purchase (the "Change of Control Payment"), subject to the right of Holders of record on the applicable record date to receive interest due on the relevant interest payment date.

              Within 30 days following any Change of Control, unless the Company has exercised its right to redeem all of the Notes as described under "Description of Notes—Optional redemption," the Company will mail a notice of such Change of Control Offer to each Holder or otherwise give notice in accordance with the applicable procedures of DTC, with a copy to the Trustee, stating, among other things:

                  (1)   that a Change of Control Offer is being made and that all Notes properly tendered pursuant to such Change of Control Offer will be accepted for purchase by the Company at a purchase price in cash equal to 101% of the principal amount of such Notes plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the applicable record date to receive interest due on the relevant interest payment date);

                  (2)   the purchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed or given) (the "Change of Control Payment Date"); and

                  (3)   the other instructions, as determined by the Company, consistent with the Indenture, that a Holder must follow.

              On the Change of Control Payment Date, the Company will, to the extent lawful:

                  (1)   accept for payment all Notes or portions of Notes (of integral multiples of $1,000) properly tendered pursuant to the Change of Control Offer;

                  (2)   deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes so tendered;

                  (3)   deliver or cause to be delivered to the Trustee for cancellation the Notes so accepted together with an Officers' Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Company in accordance with the terms of this covenant; and

                  (4)   deliver to the Trustee an Officer's Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for in the Indenture relating to the making of such Change of Control Payment have been complied with.

              The Paying Agent will promptly pay to each Holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate, upon receipt of an authentication order, and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $2,000 or integral multiples of $1,000 in excess thereof.

              If the Change of Control Payment Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest to the Change of Control Payment Date will be paid on the relevant interest payment date to the Person in whose name a Note is registered at the close of business on such record date.

              Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

              Prior to making a Change of Control Payment, and as a condition to such payment (1) the requisite holders of each issue of Indebtedness issued under an indenture or other agreement that would be violated by the making of such payment shall have consented to such Change of Control Payment being made and waived the event of default, if any, caused by the Change of Control or (2) the Company will repay all outstanding Indebtedness issued under an indenture or other agreement that would be violated by the making of a Change of Control Payment or the Company will offer to repay all such Indebtedness, make payment to the holders of such Indebtedness that accept such offer and obtain waivers from the requisite remaining holders of such Indebtedness of any event of default arising under the relevant indenture or other agreement as a result of the Change of Control. The Company covenants to effect such repayment or obtain such consent prior to making a Change of Control Payment, it being a default of the Change of Control provisions of the Indenture if the Company fails to comply with such covenant. A default under the Indenture may result in a cross-default under certain of the Company's other Indebtedness.

              The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

              The Company will comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Indenture by virtue of the conflict.

              The Change of Control provisions described above may deter certain mergers, tender offers and other takeover attempts involving the Company by increasing the capital required to effectuate such transactions. The definition of "Change of Control" includes a disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries taken as a whole under certain circumstances. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of "all or substantially all" of the property or assets of a Person. As a result, it may be unclear as to whether a Change of Control has occurred and whether the Company is obligated to make an offer to repurchase the Notes as described above. Certain provisions under the Indenture relative to the Company's obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount of the Notes.

Certain covenants

Maintenance of consolidated net worth

              The Company will not as of a fiscal quarter end permit Consolidated Net Worth to be less than $2.0 billion.

Maintenance of consolidated unencumbered assets

              The Company shall as of a fiscal quarter end maintain Consolidated Unencumbered Assets at a minimum of 125% of Consolidated Unsecured Indebtedness.

Maintenance of interest coverage

              (a)   The Company will not, as of the end of each fiscal quarter, permit the ratio of (i) the sum of (A) Consolidated Adjusted EBITDA for the fiscal quarter ending on such date together with the three fiscal quarters which immediately precede such fiscal quarter plus (B) the aggregate amount of Net Cash Proceeds received by the Company from the issuance of Capital Stock during such period to (ii) Consolidated Interest Expense during such period to be less than 1.50 to 1.00.

              (b)   Notwithstanding the foregoing, the Company will not be subject to paragraph (a) above at any time the Notes have Investment Grade Ratings from both S&P and Fitch; provided that if at any time (i) one or both of S&P and Fitch withdraw their Investment Grade Rating for the Notes or downgrade the ratings assigned the Notes below an Investment Grade Rating, or (ii) the Company or any of its Affiliates enters into an agreement to effect a transaction and one or more of S&P and Fitch indicates that, if consummated, such transaction (alone or together with any related recapitalization or refinancing transactions) would cause either or both of S&P and Fitch to withdraw its Investment Grade Rating for the Notes or downgrade the rating assigned to the Notes below Investment Grade Rating, then the Company will thereafter again be subject to the covenant in paragraph (a) above.

Limitation on Incurrence of Unsecured Indebtedness

              The Company will not permit any Subsidiary to Incur or in any manner become liable in respect of any Unsecured Indebtedness, except:

                  (a)   Indebtedness of any Guarantor;

                  (b)   Indebtedness of a Subsidiary owed to the Company or to a Wholly Owned Subsidiary; and

                  (c)   Indebtedness of an SPC Subsidiary Incurred to finance the acquisition of a single Aircraft Asset on an unsecured basis ("Unsecured Aircraft Financing Debt"); provided that such Unsecured Aircraft Financing Debt becomes Secured Indebtedness within 90 days of Incurrence; provided, further, that, at any one time, no more than three (3) SPC Subsidiaries may have Unsecured Aircraft Financing Debt outstanding.

Limitation on restricted payments

              (a)   The Company will not, and will not permit any Subsidiary to, directly or indirectly (the payments and other actions described in the following clauses being collectively "Restricted Payments"):

                  (i)    declare or pay any dividend or make any distribution on its Capital Stock (other than dividends or distributions paid in the Company's Qualified Capital Stock) held by Persons other than the Company or any of its Wholly Owned Subsidiaries;

                  (ii)   purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Company held by Persons other than the Company or any of its Wholly Owned Subsidiaries; or

                  (iii)  repay, redeem, repurchase, defease or otherwise acquire or retire for value, or make any payment on or with respect to, any Subordinated Obligation except scheduled payments of interest and principal on such Subordinated Obligation and payment of principal and interest of such Subordinated Obligation at its stated maturity.

              The foregoing will not prohibit:

                  (1)   the payment of any dividend within 60 days after the date of declaration thereof if, at the date of declaration, such payment would have complied with this paragraph (a);

                  (2)   dividends or distributions by a Subsidiary payable, on a pro rata basis or on a basis more favorable to the Company and its Subsidiaries, to all holders of any class of Capital Stock of such Subsidiary a majority of which is held, directly or indirectly through Subsidiaries, by the Company;

                  (3)   the purchase, redemption or other acquisition or retirement for value of Capital Stock of the Company held by officers, directors or employees or former officers, directors or employees (or their estates or beneficiaries under their estates), upon death, disability, retirement, severance or termination of employment or pursuant to any agreement under which the Capital Stock was issued or any employment agreement approved by the Company's Board of Directors;

                  (4)   the repurchase, redemption or other acquisition for value of Capital Stock of the Company deemed to occur in connection with paying cash in lieu of fractional shares of such Capital Stock in connection with a share dividend, distribution, share split, reverse share split, merger, consolidation or other business combination of the Company, in each case, permitted by the Indenture;

                  (5)   the repurchase of Capital Stock deemed to occur upon the exercise of stock options to the extent such Capital Stock represents a portion of the exercise price of those stock options;

                  (6)   the payment of cash by the Company or any of its Subsidiaries to allow the payment of cash in lieu of the issuance of fractional shares upon (a) the exercise of options, warrants or other rights to purchase or (b) the conversion or exchange of Capital Stock of such Person or Convertible Notes;

                  (7)   the making of cash payments in connection with any conversion of Convertible Notes permitted to be Incurred under the Indenture not to exceed the sum of (a) the principal amount of such Convertible Notes plus (b) any payments received by the Company or any of its Subsidiaries pursuant to the exercise, settlement or termination of any related Permitted Bond Hedge Transaction;

                  (8)   any payments in connection with a Permitted Bond Hedge Transaction, and the settlement of any related Permitted Warrant Transaction (a) by delivery of shares of the Company's Common Stock upon net share settlement thereof or (b) by (i) set-off against the related Permitted Bond Hedge Transaction, (ii) payment of an early termination amount thereof in shares of the Company's Common Stock upon any early termination thereof and (iii) payment of an amount thereof in cash upon exercise, settlement or an early termination thereof in an aggregate amount not to exceed the aggregate amount of any payments received by the Company or any of its Subsidiaries pursuant to the exercise, settlement or termination of any related Permitted Bond Hedge Transaction, less any cash payments made with respect to any related Convertible Notes pursuant to clause (7) of this paragraph; and

                  (9)   the purchase, redemption or other acquisition or retirement for value of Capital Stock of the Company, or any dividends or distributions by the Company on its Capital Stock, in an aggregate amount not to exceed for any fiscal year 15% of Consolidated Net Income for such fiscal year; provided that, in the case of this clause (9) no Default or Event of Default has occurred and is continuing or would occur as a result thereof.

              (b)   Notwithstanding the foregoing, the Company will not be subject to paragraph (a) above (the "Suspended Covenant") at any time the Notes have Investment Grade Ratings from both S&P and Fitch (the "Covenant Suspension Event"). In the event that the Company is not subject to the Suspended Covenant for any period of time as a result of the foregoing, and on a subsequent date (the "Reversion Date") one or both of S&P and Fitch (1) withdraw their Investment Grade Rating for the Notes or downgrade the rating assigned to the Notes below an Investment Grade Rating, or (2) the Company or any of its Affiliates enters into an agreement to effect a transaction and one or more of S&P and Fitch indicates that, if consummated, such transaction (alone or together with any related recapitalization or refinancing transactions) would cause either or both of S&P and Fitch to withdraw its Investment Grade Rating for the Notes or downgrade the rating assigned to the Notes below Investment Grade Rating, then the Company will thereafter again be subject to the Suspended Covenant. In the event of the reinstatement of the Suspended Covenant, the amount of Restricted Payments made will be calculated as though the Suspended Covenant had been in effect prior to, but not during, any period of time between the Covenant Suspension Event and the Reversion Date.

Limitation on affiliate transactions

              The Company will not and will not permit any Subsidiary to enter into directly or indirectly any Material transaction or Material group of related transactions (including without limitation the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any Affiliate (other than the Company or another Subsidiary or a Joint Venture), except upon fair and reasonable terms no less favorable to the Company or such Subsidiary than could reasonably be obtainable in a comparable arm's-length transaction with a Person not an Affiliate.

              The preceding paragraph will not apply to:

                  (1)   any leasing transaction, including, without limitation, a transaction in which an Aircraft Asset is subleased to a customer of the Company or any Subsidiary, involving one or more Subsidiaries for the purposes of effecting aircraft registration or tax planning;

                   (2)   any amendment to, or replacement of, any agreement with an Affiliate that is in effect on the Issue Date and disclosed in this prospectus supplement so long as any such amendment or replacement agreement is not more disadvantageous to the Holders, as determined in good faith by the Board of Directors of the Company, in any material respect than the original agreement as in effect on the Issue Date;

                   (3)   dividends, stock repurchases and investments, so long as no Event of Default would result as a consequence thereof;

                   (4)   the issuance of Common Stock or Preferred Stock by the Company, including in connection with the exercise or conversion of options, warrants, convertible securities or similar rights to acquire or purchase Common Stock or Preferred Stock;

                   (5)   transactions permitted by, and complying with, the provisions of "Description of Notes—Certain covenants—Merger and consolidation;" and

                   (6)   any directors' fees, indemnification and similar arrangements, consulting fees, employee salaries, bonuses or employment agreements, compensation or employee benefit arrangements and incentive arrangements with any officer, director or employee of the Company or a Subsidiary thereof that are (a) approved in good faith by the Company's Board of Directors, the independent members of the Company's Board of Directors, or the Compensation Committee of the Company's Board of Directors, as applicable, or (b) otherwise reasonable and customary.

Reports

              Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, the Company will file with the SEC within the time periods specified in the SEC's rules and regulations that are then applicable to the Company (or if the Company is not then subject to the reporting requirements of the Exchange Act, then the time periods for filing applicable to a filer that is not an "accelerated filer" as defined in such rules and regulations), including any additional time provided by Rule 12b-25 or any successor provision under the Exchange Act:

                  (1)   all financial information that would be required to be contained in an annual report on Form 10-K, or any successor or comparable form, filed with the SEC, including a "Management's discussion and analysis of financial condition and results of operations" section and a report on the annual financial statements by the Company's independent registered public accounting firm;

                  (2)   all financial information that would be required to be contained in a quarterly report on Form 10-Q, or any successor or comparable form, filed with the SEC, including a "Management's discussion and analysis of financial condition and results of operations" section;

                  (3)   all current reports that would be required to be filed with the SEC on Form 8-K, or any successor or comparable form, if the Company were required to file such reports; and

                  (4)   any other information, documents and other reports that the Company would be required to file with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act,

in each case in a manner that complies in all material respects with the requirements specified in such form.

              Notwithstanding the foregoing, the Company will not be obligated to file such reports with the SEC if the SEC does not permit such filing, so long as the Company provides such information to the Trustee and the Holders and makes available such information to prospective purchasers of the Notes, in each case at the Company's expense and by the applicable date the Company would be required to file such information if it were subject to Section 13 or 15(d) of the Exchange Act. The requirements set forth in this paragraph and the preceding paragraph may be satisfied by delivering such information to the Trustee and posting copies of such information on the Company's publicly available website or a website that may be nonpublic and may be maintained by the Company or a third party and to which access will be given to Holders and prospective purchasers of the Notes.

              Within 10 Business Days of filing its annual and quarterly reports with the SEC, the Company will deliver to the Trustee an Officers' Certificate containing information (including detailed calculations) required to establish whether the Company was in compliance with the requirements of "Description of Notes—Certain covenants—Maintenance of consolidated net worth," "Description of Notes—Certain covenants—Maintenance of consolidated unencumbered assets," "Description of Notes—Certain covenants—Maintenance of interest coverage" and "Description of Notes—Certain covenants—Limitation on Incurrence of Unsecured Indebtedness" during the annual or quarterly period covered by such reports (including with respect to such provisions, where applicable, the calculations of the maximum or minimum amount, ratio or percentage, as the case may be, permissible under the terms of such provisions, and the calculation of the amount, ratio or percentage then in existence).

Merger and consolidation

              The Company will not consolidate with or merge with or into or wind up into (whether or not the Company is the surviving corporation), or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets, in one or more related transactions, to any Person unless:

                  (1)   the resulting, surviving or transferee Person (the "Successor Company") is a corporation, limited liability company or a partnership organized and existing under the laws of the United States of America, any state or territory thereof or the District of Columbia, and if such entity is not a corporation, a co-obligor of the Notes is a corporation organized or existing under such laws;

                  (2)   the Successor Company (if other than the Company) expressly assumes all of the obligations of the Company under the Notes and the Indenture pursuant to a supplemental indenture;

                  (3)   immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing;

                  (4)   each Guarantor (unless it is the other party to the transactions described above, in which case clause (1) of the following paragraph shall apply) shall have by supplemental indenture confirmed that its Note Guarantee shall apply to such Successor Company's obligations under the Indenture and the Notes; and

                  (5)   the Company shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger, winding up or disposition, and such supplemental indenture, if any, comply with the Indenture.

              Subject to certain limitations described in the Indenture, the Successor Company will succeed to, and be substituted for, the Company under the Indenture, the Notes and the Note Guarantees. Notwithstanding the foregoing,

                  (1)   any Subsidiary may consolidate with, merge with or into or transfer all or part of its properties and assets to the Company so long as no Capital Stock of the Subsidiary is distributed to any Person other than the Company; provided that, in the case of a Subsidiary that merges into the Company, the Company will not be required to comply with clause (5) of the preceding paragraph;

                  (2)   the Company may merge with an Affiliate of the Company solely for the purpose of reincorporating or reorganizing the Company in another state or territory of the United States or the District of Columbia, so long as the amount of Indebtedness of the Company and its Subsidiaries is not increased thereby; and

                  (3)   any Non-Guarantor Subsidiary may consolidate with or merge into or transfer all or part of its properties and assets to the Company or a Guarantor.

              In addition, the Company will not permit any Guarantor to consolidate with or merge with or into or wind up into (whether or not such Guarantor is the surviving corporation), or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets, in one or more related transactions, to any Person (other than to the Company or another Guarantor) unless:

                  (1)   if such entity remains a Guarantor, the resulting, surviving or transferee Person (the "Successor Guarantor") is a Person (other than an individual) organized and existing under the laws of the United States of America, any state or territory thereof or the District of Columbia;

                  (2)   if such Guarantor remains a Subsidiary of the Company, the Successor Guarantor, if other than such Guarantor, expressly assumes all of the obligations of such Guarantor under the Indenture, the Notes and its Note Guarantee pursuant to a supplemental indenture;

                  (3)   immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and

                  (4)   the Company shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger, winding up or disposition, and such supplemental indenture, if any, comply with the Indenture.

              Subject to certain limitations described in the Indenture, the Successor Guarantor will succeed to, and be substituted for, such Guarantor under the Indenture and the Note Guarantee of such Guarantor. Notwithstanding the foregoing, any Guarantor may (1) merge with or into or transfer all or part of its properties and assets to a Guarantor or the Company, (2) merge with an Affiliate of the Company solely for the purpose of reincorporating or reorganizing the Guarantor in a state or territory of the United States or the District of Columbia, so long as the amount of Indebtedness of such Guarantor is not increased thereby, and the resulting entity remains or becomes a Guarantor and (3) convert into a corporation, limited liability company, partnership or trust organized or existing under the laws of the jurisdiction of organization of such Guarantor, in each case of clauses (1), (2) and (3) without regard to the requirements set forth in the immediately preceding paragraph.

              For purposes of this covenant, the sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Company, which properties and assets, if held by the Company instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Company on a consolidated basis, will be deemed to be the disposition of all or substantially all of the properties and assets of the Company.

              Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve "all or substantially all" of the property or assets of a Person. The Company and a Guarantor, as the case may be, will be released from its obligations under the Indenture and its Note Guarantee, as the case may be, and the successor Company and the successor Guarantor, as the case may be, will succeed to, and be substituted for, and may exercise every right and power of, the Company or a Guarantor, as the case may be, under the Indenture, the Notes and such Note Guarantee; provided that, in the case of a lease of all or substantially all its assets, the Company will not be released from the obligation to pay the principal of and interest on the Notes, and a Guarantor will not be released from its obligations under its Note Guarantee

              For the avoidance of doubt, aircraft or engine leasing in the ordinary course of business of the Company or any of its Subsidiaries shall not be considered the leasing of substantially all of the Company's or any such Subsidiary's assets under this "Merger and consolidation" section.

Future guarantors

              The Company will cause each Subsidiary that provides a Guarantee of any Specified Indebtedness of the Company to execute and deliver to the Trustee a supplemental indenture to the Indenture pursuant to which such Subsidiary will irrevocably and unconditionally guarantee, on a joint and several basis, the full and prompt payment of the principal of, and premium, if any, and interest (including Special Interest, if any) in respect of, the Notes on a senior basis and all other obligations of the Company under the Indenture.

              The obligations of each Guarantor will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Subsidiary Guarantor in respect of the obligations of such other Guarantor under its Note Guarantee, result in the obligations of such Guarantor under its Note Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law.

              Each Note Guarantee shall be released in accordance with the provisions of the Indenture described under "Description of Notes—Note Guarantees."

Limitation on activities of the Company

              The Company will not and will not permit any Subsidiary to engage in any business if, as a result, the general nature of the business in which the Company and its Subsidiaries, taken as a whole, would then be engaged would be substantially changed from the general nature of the business in which the Company and its Subsidiaries, taken as a whole, are engaged on the Issue Date as disclosed in this prospectus supplement.

Payments for consent

              The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid and is paid to all Holders that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or amendment.

Events of default

              In lieu of the description provided in the Base Prospectus, "Events of Default" with regard to the Notes will be as follows:

                  (1)   default in any payment of interest or Special Interest on any Note when due, continued for 30 days;

                  (2)   default in the payment of principal of, or premium, if any, on any Note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise;

                  (3)   failure by the Company or any Guarantor to comply with its obligations under "Description of Notes—Certain covenants—Maintenance of consolidated net worth," "Description of Notes—Certain covenants—Maintenance of consolidated unencumbered assets," "Description of Notes—Certain covenants—Maintenance of interest coverage," "Description of Notes—Certain covenants—Limitation on Incurrence of Unsecured Indebtedness" and "Description of Notes—Certain covenants—Merger and consolidation;"

                  (4)   default in the performance, or breach, of any covenant or warranty of the Company in the Indenture with respect to the Notes (other than a covenant or warranty with respect to which a default in performance or breach is elsewhere in this section specifically addressed or which covenant or warranty has been included in the Indenture solely for the benefit of one or more series of notes other than the Notes), and continuance of such default or breach for a period of 60 consecutive days after there has been given, by registered or certified mail, to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount of the outstanding Notes, a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a "Notice of Default" under the Indenture;

                  (5)   default under any mortgage, indenture (including the Indenture) or instrument under which there is issued, or which secures or evidences, any Indebtedness for borrowed money of the Company or any Subsidiary, or any Guarantee by the Company or any of its Subsidiaries of such Indebtedness (other than Indebtedness owed to the Company or any Subsidiary or Non-Recourse Indebtedness) now existing or hereinafter created, which default shall constitute a failure to pay principal in an amount exceeding $100.0 million (the "Threshold Amount") for such series when due and payable at final stated maturity, after expiration of any applicable grace period with respect thereto (such default, a "payment default"), or shall have resulted in an aggregate principal amount of such Indebtedness exceeding the Threshold Amount for such series becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable (such default, an "acceleration default");

                  (6)   failure by the Company or any Significant Subsidiary or any group of Subsidiaries that, taken together (as of the date of the latest audited consolidated financial statements of the Company and its Subsidiaries), would constitute a Significant Subsidiary to pay final judgments for the payment of money aggregating in excess of the Threshold Amount (net of any amounts paid with respect to such judgments by an insurance company and amounts that a reputable and creditworthy insurance company has acknowledged liability for in writing), which judgments are not paid, discharged or stayed for a period of 60 days or more after such judgment becomes final;

                  (7)   certain events of bankruptcy, insolvency or reorganization of the Company or a Significant Subsidiary or any group of Subsidiaries that, taken together (as of the date of the latest audited consolidated financial statements of the Company and its Subsidiaries), would constitute a Significant Subsidiary; or

                  (8)   any Note Guarantee of any Significant Subsidiary or any group of Guarantors that, taken together (as of the date of the latest audited consolidated financial statements of the Company and its Subsidiaries), would constitute a Significant Subsidiary ceases to be in full force and effect (except as contemplated by the terms of the Indenture) or is declared null and void in a judicial proceeding or any Guarantor that is a Significant Subsidiary or any group of

    Guarantors that, taken together (as of the date of the latest audited consolidated financial statements of the Company and its Subsidiaries), would constitute a Significant Subsidiary denies or disaffirms its obligations under the Indenture or its Note Guarantee.

              If an Event of Default (other than an Event of Default described in clause (7) above) occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare the principal of, premium, if any, and accrued and unpaid interest, if any, on all the Notes to be due and payable by notice in writing to the Company and each Guarantor, as applicable, (and to the Trustee if given by Holders). Upon such a declaration, such principal, premium, if any, and accrued and unpaid interest, if any, will be due and payable immediately.

              In the event of a declaration of acceleration of the Notes solely because an Event of Default described in clause (5) above has occurred and is continuing, the declaration of acceleration of the Notes shall be automatically rescinded and annulled if the default or defaults triggering such Event of Default pursuant to clause (5) shall be remedied or cured by the Company or a Subsidiary of the Company or waived by the holders of the relevant Indebtedness within 30 days after the declaration of acceleration with respect thereto and if the rescission and annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction.

              If an Event of Default described in clause (7) above occurs and is continuing, the principal of, premium, if any, and accrued and unpaid interest, if any, on all the Notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders. The Holders of a majority in principal amount of the outstanding Notes may waive all past defaults, but may not waive a continuing default (a) in the payment of the principal of or any premium or interest on any Note, or (b) in respect of a covenant or provision hereof that under the Indenture cannot be modified or amended without the consent of the Holder of each outstanding Note affected. Pursuant to the terms of the Indenture, the Holders of a majority in principal amount of outstanding Notes may rescind and annul a declaration of acceleration (and its consequences) with respect to Notes if (a) the Company has deposited with the Trustee a sum sufficient to pay all principal, premium, interest and funds advanced by the Trustee and the reasonable compensation, expenses and disbursements of the Trustee, its agents and its counsel, (b) all Events of Default with respect to such Notes, except nonpayment of principal, premium, if any, or interest on the Notes that became due solely because of the acceleration of the Notes, have been cured or waived pursuant to the Indenture and (c) such rescission would not conflict with any judgment or decree of a court of competent jurisdiction.

              Any application by the Trustee for written instructions from the requisite amount of Holders may, at the option of the Trustee, set forth in writing any action proposed to be taken or omitted by the Trustee under the Indenture and the date on and/or after which such action shall be taken or such omission shall be effective. The Trustee shall not be liable for any action taken by, or omission of, the Trustee in accordance with a proposal included in such application on or after the date specified in such application unless prior to taking any such action (or the effective date in the case of an omission), the Trustee shall have received written instructions from the requisite amount of Holders in response to such application specifying the action to be taken or omitted.

              Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no Holder may pursue any remedy with respect to the Indenture or the Notes unless:

                  (1)   such Holder has previously given the Trustee written notice that an Event of Default is continuing;

                  (2)   the Holders of at least 25% in principal amount of the then outstanding Notes have directed the Trustee in writing to pursue the remedy;

                  (3)   such Holders have offered the Trustee security or indemnity reasonably satisfactory to the Trustee against any loss, liability or expense;

                  (4)   the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

                  (5)   the Holders of a majority in principal amount of the then outstanding Notes have not given the Trustee a written direction that, in the opinion of the Trustee, is inconsistent with such request within such 60-day period.

              Subject to certain restrictions, the Holders of a majority in principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Indenture provides that in the event an Event of Default has occurred and is continuing, the Trustee will be required in the exercise of its powers to use the degree of care that a prudent person would use under the circumstances in the conduct of its own affairs. The Trustee, however, may refuse to follow any direction that conflicts with any law, rule, regulation or court order or the Indenture, the Notes or any Note Guarantee, or that the Trustee determines in good faith is unduly prejudicial to the rights of any other Holder or that would involve the Trustee in personal liability.

              Subject to the provisions of the Indenture relating to the duties of the Trustee, if an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture, the Notes and the Note Guarantees at the request or direction of any of the Holders unless such Holders have offered to the Trustee indemnity or security reasonably satisfactory to it against any loss, liability or expense.

              The Indenture provides that if a Default occurs and is continuing and is known to the Trustee, the Trustee will mail to each Holder notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of, premium, if any, or interest on any Note, the Trustee may withhold from the Holders notice of any continuing Default if the Trustee determines in good faith that withholding the notice is in the interests of the Holders. In addition, the Company is required to deliver to the Trustee, within 120 days after the end of each fiscal year ending after the Issue Date, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Company also is required to deliver to the Trustee, within five Business Days following the date on which the Company becomes aware of such Default or receives notice of such Default as applicable, a certificate specifying any events which would constitute a Default, their status and what action the Company is taking or proposing to take in respect thereof.

Amendments and waivers

              Except as described in the Base Prospectus or in the following paragraph, the Indenture, the Notes and the Note Guarantees may be amended or supplemented with the consent of the Holders of a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with the purchase of, or tender offer or exchange offer for, Notes) and, subject to certain exceptions, any past default or compliance with any provisions may be waived with the consent of the Holders of a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with the purchase of, or tender offer or exchange offer for, Notes). However, in addition to the actions described in the Base Prospectus, without the consent of each Holder of outstanding Notes affected, no amendment, supplement or waiver may, with respect to any Notes held by such Holder:

                  (1)   reduce the premium payable upon the redemption or repurchase of any Note or change the time at which any Note may be redeemed or repurchased as described above under "Description of Notes—Optional redemption" or "Description of Notes—Repurchase at the option of holders—Change of control" whether through an amendment or waiver of provisions in the covenants, definitions or otherwise (except amendments to the definition of "Change of Control"); or

                  (2)   modify the Note Guarantees in any manner adverse to the Holders.

              Notwithstanding the foregoing, without the consent of any Holder, the Company, the Guarantors and the Trustee may amend the Indenture, the Notes and the Note Guarantees to:

                  (1)   evidence the succession of another Person to the Company and/or any Guarantor and the assumption by any such successor of the covenants of the Company and/or any Guarantor in the Notes or in the applicable Notes Guarantee;

                  (2)   add to the covenants of the Company and/or any Guarantor (as applicable) for the benefit of the Holders of the Notes or to surrender any right or power conferred upon the Company and/or such Guarantor (as applicable) in the Indenture or the Notes;

                  (3)   add any additional Events of Default;

                  (4)   add to or change any of the provisions of the Indenture or the terms of the Notes to such extent as shall be necessary to permit or facilitate the issuance of Notes in bearer form, registrable or not registrable as to principal, and with or without interest coupons, or to permit or facilitate the issuance of Notes in uncertificated form; provided that the Notes are issued in registered form for purposes of Section 163(f) of the Code;

                  (5)   secure the Notes or the Note Guarantees;

                  (6)   evidence and provide for the acceptance of appointment by a successor Trustee and to add to or change any of the provisions of the Indenture or the Notes as shall be necessary to provide for or facilitate the administration of the trusts under the Indenture by more than one Trustee, pursuant to the requirements of the Indenture;

                  (7)   cure any ambiguity or correct or supplement any provision in the Indenture, in the terms of the Notes or in any supplemental indenture that may be defective or inconsistent with any other provision in the Indenture, in the terms of the Notes or in any supplemental indenture;

                  (8)   conform the Indenture, the terms of the Notes or any supplemental indenture to the description of the Notes and/or Notes Guarantees, set forth in this prospectus supplement;

                  (9)   comply with the rules of any applicable securities depositary;

                  (10) comply with any requirements of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act;

                  (11) supplement any of the provisions of the Indenture to such extent as shall be necessary to permit or facilitate the defeasance and discharge of the Notes pursuant to the Indenture; provided that such action pursuant to this clause (11) shall not have a material adverse effect on the interests of the Holders of the outstanding Notes;

                  (12) add Notes Guarantees or to confirm and evidence the release, termination or discharge of any such Notes Guarantee when such release, termination or discharge is permitted under the Indenture or the terms of the Notes or such Notes Guarantee;

                  (13) create and issue Additional Notes; or

                  (14) make any other provisions with respect to matters or questions arising under the Indenture or to make any other change that is necessary or desirable; provided that no such provision or change made pursuant to this clause (14) shall have a material adverse effect on the interests of the Holders of the outstanding Notes.

              The consent of the Holders is not necessary under the Indenture to approve the particular form of any proposed amendment, supplement or waiver. It is sufficient if such consent approves the substance of the proposed amendment, supplement or waiver. A consent to any amendment, supplement or waiver under the Indenture by any Holder given in connection with a tender of such Holder's Notes will not be rendered invalid by such tender.

              In connection with any amendment, supplement or waiver, the Trustee shall be entitled to receive an Officers' Certificate and an Opinion of Counsel, each stating that such amendment, supplement or waiver is authorized or permitted by the terms of the Indenture.

Defeasance

              The Company may, at its option and at any time, elect to have all of its obligations and the obligations of the Guarantors discharged with respect to the outstanding Notes (subject to the survival of certain provisions) ("legal defeasance") or to be released from its obligations under certain of the covenants governing the Notes ("covenant defeasance"), in each case, to the extent set forth in, and subject to the terms of, the Indenture.

              If the Company exercises its legal or covenant defeasance option, the obligations of the Guarantors under the Note Guarantees in effect at such time will be automatically released. The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect to the Notes. If the Company exercises its covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default that resulted from failure of the Company to comply with its obligations under any covenant subject to defeasance, which includes the covenants described in "Description of Notes—Certain covenants—Maintenance of Consolidated net worth," "Description of Notes—Certain covenants—Maintenance of consolidated unencumbered assets," "Description of Notes—Certain covenants—Maintenance of interest coverage" or "Description of Notes—Certain covenants—Limitation on Incurrence of Unsecured Indebtedness", among others.

              In order to exercise either legal defeasance or covenant defeasance under the Indenture the Indenture requires, among other conditions, that the Company or any applicable guarantor irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in U.S. dollars, U.S. Government Obligations, or a combination thereof, in amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, without consideration of any reinvestment of interest, to pay the principal, premium, if any, and interest due on the outstanding Notes on the Stated Maturity or on the applicable redemption date, as the case may be, and that the Company shall have delivered to the Trustee an Opinion of Counsel as provided in the Indenture.

Satisfaction and discharge

              The Indenture will be discharged as to all Notes and will cease to be of further effect as to all Notes, when either:

                  (1)   all Notes that have been authenticated and delivered (except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust) have been delivered to the Trustee for cancellation; or

                  (2)       (a) all Notes not theretofore delivered to the Trustee for cancellation have become due and payable by reason of the giving of a notice of redemption or otherwise, will become due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company, and the Company or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee, as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, U.S. Government Obligations, or a combination thereof, in such amounts as will be sufficient, to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption, as the case may be;

                      (b)   no Default or Event of Default has occurred and is continuing on the date of such deposit or will occur as a result of such deposit (other than a Default or an Event of Default resulting from the borrowing of funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith) and the deposit will not result in a breach or violation of, or constitute a default under, any material agreement or material instrument (other than the Indenture) to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound;

                      (c)   the Company or any Guarantor has paid or caused to be paid all sums payable or due and owing by the Company under the Indenture; and

                      (d)   the Company or any Guarantor has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be.

              In addition, the Company shall deliver to the Trustee an Officers' Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions) stating that all conditions precedent to satisfaction and discharge have been satisfied.

No personal liability of directors, officers, employees and stockholders

              No past, present or future director, officer, incorporator, member, or stockholder of the Company or any Guarantor (other than the Company in respect of the Notes and each Guarantor in respect of its Note Guarantee) shall have any liability for any obligations of the Company or any Guarantor under the Notes, the Note Guarantees or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities law.

Certain definitions

              "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing. Unless the context otherwise clearly requires, any reference to an "Affiliate" is a reference to an Affiliate of the Company.

              "Aircraft Assets" means (x) aircraft, airframes, engines (including spare engines), parts and pre-delivery payments relating to any of the items in this clause (x); and (y) intermediate or operating leases relating to any of the items in the foregoing clause (x).

              "ALC Maillot" means ALC Maillot Jaune Borrower, LLC, a Delaware limited liability company.

              "ALC Warehouse" means ALC Warehouse Borrower, LLC, a Delaware limited liability company.

              "Applicable Premium" means, with respect to a Note on any date of redemption, the greater of:

                  (1)   1.0% of the principal amount of such Note, and

                  (2)   the excess, if any, of (a) the present value as of such date of redemption of (i) 100% of the principal amount of such Note plus (ii) all required interest payments due on such Note through March 1, 2020 (excluding accrued but unpaid interest to the date of redemption), computed using a discount rate equal to the Treasury Rate as of such date of redemption plus 50 basis points, over (b) the then outstanding principal of such Note.

              "Board of Directors" means, with respect to the Company, the board of directors of the Company or any duly authorized committee of such board; and with respect to any Guarantor, the board of directors or equivalent governing body of such Guarantor or any duly authorized committee of such board or governing body or, with respect to a Guarantor that is a limited partnership or limited liability company, the general partner, managers, members or equivalent governing body of such Guarantor.

              "Business Day" when used with respect to any Place of Payment, means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in that Place of Payment are authorized or obligated by law or executive order to close.

              "Capital Lease" means, at any time, a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.

              "Capital Stock" of a Person means all equity interests in such Person, including any Common Stock, Preferred Stock, limited liability or partnership interests (whether general or limited), and all warrants or options with respect to, or other rights to purchase, the foregoing, but excluding Convertible Notes and Indebtedness (other than Preferred Stock) convertible into equity.

              "Cash and Cash Equivalents" means (1) cash and cash equivalents, as defined in accordance with GAAP, and (2) commercial paper, certificates of deposit, guaranteed investment contracts, repurchase agreements and similar securities where the obligor to the Company is rated A (or equivalent rating) or above by Fitch, S&P or Moody's (or in the case of commercial paper, rated P-1 or higher by Moody's or A-1 or higher by S&P).

              "Change of Control" means, an event or series of events by which:

                  (1)   a "person" or "group" within the meaning of Section 13(d) of the Exchange Act other than the Company, a direct or indirect Subsidiary, or any employee or executive benefit plan of the Company and/or its Subsidiaries, has become the "beneficial owner," as defined in Rule 13d-3 under the Exchange Act, of the Company's Common Stock representing more than 50% of the total voting power of all Common Stock of the Company then outstanding and constituting Voting Stock;

                  (2)   the consummation of (i) any consolidation or merger of the Company pursuant to which the Company's Common Stock will be converted into the right to obtain cash, securities of a Person other than the Company, or other property; or (ii) any sale, lease or other transfer in one transaction or a series of related transactions of all or substantially all of the consolidated assets of the Company and its Subsidiaries, taken as a whole, to any other Person other than a direct or indirect Subsidiary of the Company; provided, however, that a transaction described in clause (i) or (ii) in which the holders of the Company's Common Stock immediately prior to such transaction own or hold, directly or indirectly, more than 50% of the voting power of all Common Stock of the continuing or surviving corporation or the transferee, or the parent thereof, outstanding immediately after such transaction and constituting Voting Stock shall not constitute a Change of Control; or

                  (3)   during any period of 12 consecutive months, a majority of the members of the Board of Directors of the Company cease to be composed of individuals (i) who were members of the Board of Directors of the Company on the first day of such period, (ii) whose election or nomination to the Board of Directors of the Company was approved by individuals referred to in the immediately preceding clause (i) constituting at the time of such election or nomination at least a majority of the Board of Directors of the Company, or (iii) whose election or nomination to the Board of Directors of the Company was approved by individuals referred to in the immediately preceding clauses (i) and (ii) constituting at the time of such election or nomination at least a majority of the Board of Directors of the Company.

              "Code" means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

              "Common Stock" shall mean and include any class of capital stock of any corporation now or hereafter authorized, the right of which to share in distributions of either earnings or assets of such corporation is without limit as to any amount or percentage.

              "Consolidated Adjusted EBITDA" means, with reference to any period, Consolidated Net Income for such period plus, to the extent deducted in determining Consolidated Net Income, depreciation, amortization, interest expense, income taxes, stock-based compensation expense and any other non-cash, non-recurring losses or charges of the Company and its consolidated Subsidiaries.

              "Consolidated Interest Expense" means, for any period, all interest expense in respect of Indebtedness of the Company and its consolidated Subsidiaries deducted in determining Consolidated Net Income together with all interest capitalized or deferred during such period and not deducted in determining Consolidated Net Income for such period, excluding all debt discount and expense amortized or required to be amortized in the determination of Consolidated Net Income for such period.

              "Consolidated Net Income" means, with reference to any period, the net income (or loss) of the Company and its consolidated Subsidiaries for such period, on a consolidated basis, provided that there shall be excluded any net income, gain or losses during such period from (1) any change in accounting principles in accordance with GAAP, (2) any prior period adjustment resulting from any change in accounting principles in accordance with GAAP, (3) any discontinued operations and (4) any extraordinary items.

              "Consolidated Net Worth" means, as of any date of determination, shareholder's equity as reflected in the Company's consolidated financial statements as of such date.

              "Consolidated Unencumbered Assets" means the assets of the Company and its Subsidiaries on a consolidated basis, consisting of (1) Cash and Cash Equivalents and Marketable Securities, in each case to the extent not subject to a Lien (other than customary bankers' liens and rights of setoff and offset) and (2) non-pledged Aircraft Assets, valued at the net book value thereof.

              "Consolidated Unsecured Indebtedness" means Unsecured Indebtedness of the Company and its Subsidiaries, on a consolidated basis after eliminating intercompany items.

              "Convertible Notes" means Indebtedness of the Company that is optionally convertible into Common Stock of the Company (and/or cash based on the value of such Common Stock) and/or Indebtedness of a Subsidiary of the Company that is optionally exchangeable for Common Stock of the Company (and/or cash based on the value of such Common Stock).

              "Default" means any event that is, or after notice or passage of time or both would be, an Event of Default.

              "Disqualified Capital Stock" means Capital Stock that by its terms is:

                  (1)   required to be redeemed or redeemable at the option of the holder prior to the Stated Maturity of the Notes for consideration other than Qualified Capital Stock; or

                  (2)   convertible at the option of the holder into Disqualified Capital Stock or exchangeable for Indebtedness.

              "DTC" means The Depository Trust Company.

              "Equity Offering" means a public offering for cash by the Company of its Common Stock other than (1) public offerings with respect to the Company's Common Stock registered on Form S-4 or S-8, (2) an issuance to any Subsidiary or (3) any offering of Common Stock issued in connection with a transaction that constitutes a Change of Control.

              "Exchange Act" means the Securities Exchange Act of 1934 and any statute successor thereto, in each case as amended from time to time and the rules and regulations of the SEC promulgated thereunder.

              "Fitch" means Fitch Rating Service, Inc.

              "GAAP" means generally accepted accounting principles in the United States of America as in effect as of the Issue Date.

              "Guarantee" means, with respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing the payment of any Indebtedness of any other Person, including (without limitation) obligations Incurred through an agreement, contingent or otherwise, by such Person:

                  (a)   to purchase such Indebtedness; or

                  (b)   to advance or supply funds for the purchase or payment of such Indebtedness.

              In any computation of the Indebtedness under any Guarantee, the Indebtedness that is the subject of such Guarantee shall be assumed to be direct obligations of such obligor to the extent of such obligor's liability with respect thereto.

              "Guarantor" means the Person named as a "Guarantor" with respect to the Notes for which its Note Guarantee is endorsed thereon or a Note Guarantee otherwise provided, until a successor Person shall have become such pursuant to the applicable provisions of the Indenture or such Note Guarantee, and thereafter "Guarantor" shall mean such successor Person.

              "Holder" means a Person in whose name a Note is registered in the Register.

              "Incur" means issue, create, assume, guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) will be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary; and the terms "Incurred" and "Incurrence" have meanings correlative to the foregoing.

              "Indebtedness" with respect to any Person means, at any time, without duplication,

                  (1)   its liabilities for borrowed money and its redemption obligations in respect of Preferred Stock that is mandatorily redeemable at the option of the holder thereof prior to the Stated Maturity;

                  (2)   its liabilities for the deferred purchase price of property acquired by such Person (excluding accounts payable and accrued expenses arising in the ordinary course of business but including all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property);

                  (3)   (a) all liabilities appearing on its balance sheet in accordance with GAAP in respect of Capital Leases and (b) all liabilities which would appear on its balance sheet in accordance with GAAP in respect of Synthetic Leases assuming such Synthetic Leases were accounted for as Capital Leases;

                  (4)   all liabilities for borrowed money secured by any Lien with respect to any property owned by such Person (whether or not it has assumed or otherwise become liable for such liabilities);

                  (5)   all its reimbursement obligations in respect of drawn letters of credit or instruments serving a similar function issued or accepted for its account by banks and other financial institutions (whether or not representing obligations for borrowed money);

                  (6)   the net aggregate Swap Termination Value of all Swap Contracts of such Person; and

                  (7)   any Guarantee of such Person with respect to liabilities of a type described in any of clauses (1) through (6) hereof.

              "interest" with respect to the Notes means interest with respect thereto and "Special Interest," if any.

              "Investment Grade Rating" means a rating equal to or higher than BBB- (or the equivalent) by S&P or Fitch, as applicable.

              "Issue Date" means February 5, 2013.

              "Joint Venture" means, as to any Person, any other Person designated as a "joint venture" (1) that is not a Subsidiary of such Person and (2) in which such Person owns less than 100% of the equity or voting interests.

              "Lien" means, with respect to any Person, any mortgage, lien, pledge, charge, security interest or other encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or Capital Lease, upon or with respect to any property or asset of such Person.

              "Marketable Securities" means either (1) debt securities that are rated BBB- or above by Fitch, BBB- or above by S&P, or Baa3 or above by Moody's or (2) senior debt securities of issuers that are rated BBB- or above by Fitch, BBB- or above by S&P, or Baa3 or above by Moody's.

              "Material" means material in relation to the business operations, financial condition or properties of the Company and its Subsidiaries taken as a whole.

              "Moody's" means Moody's Investors Service, Inc.

              "Net Cash Proceeds," with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale, net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, listing fees, discounts or commissions and brokerage, consultant and other fees and charges actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result of such issuance or sale (after taking into account any available tax credit or deductions and any tax sharing arrangements).

              "Non-Guarantor Subsidiary" means any Subsidiary that is not a Guarantor.

              "Non-Rating Period" means any period of time from and after the first anniversary of the Issue Date during which a publicly available rating on the Notes is not maintained by at least one Rating Agency. For avoidance of doubt, the Company shall not have the obligation to maintain any particular minimum rating or level of rating.

              "Non-Recourse Indebtedness" means, when used to determine whether an Event of Default described in clause (5) under "—Events of Default" has occurred and is continuing with respect to the Notes, Indebtedness for money borrowed that is Incurred in connection with the financing or refinancing of the acquisition, overhaul, repair or refurbishment of Aircraft Assets and with respect to which the lenders or holders thereof have no recourse to the Company or any of its Subsidiaries for the collection of principal, interest and premium on such Indebtedness other than recourse to (x) equity interests in any Special Purpose Aircraft Financing Entity; and (y) the assets (including Aircraft Assets) of Special Purpose Aircraft Financing Entities; provided that without limiting the foregoing, (i) the existence of a guarantee that does not constitute a guarantee of payment of principal, interest or premium on Indebtedness shall not cause any Indebtedness to fail to constitute Non-Recourse Indebtedness; and (ii) for the avoidance of doubt, Indebtedness under (A) that certain Warehouse Loan Agreement, dated as of May 26, 2010, among ALC Warehouse, the lenders party thereto and Credit Suisse AG, New York Branch, as Agent, and (B) (1) that certain Credit Agreement, dated as of March 8, 2012, among ALC Maillot, the subsidiary guarantors party thereto, the lenders party thereto, Credit Agricole Corporate and Investment Bank, as administrative agent, and Deutsche Bank Trust Company Americas, as collateral agent; and (2) that certain Liquidity Facility Agreement, dated as of March 8, 2012, among ALC Maillot, Credit Agricole Corporate and Investment Bank, as liquidity facility provider, and Credit Agricole Corporate and Investment Bank, as administrative agent, in the case of each of the foregoing clauses (A) and (B) as may be amended, supplemented or extended, or refinanced or renewed or replaced on substantially similar terms, shall constitute Non-Recourse Indebtedness (provided that in the case of each of the foregoing clauses (A) and (B), (x) neither the Company nor any Guarantor is a borrower of such Indebtedness, (y) such Indebtedness is not guaranteed as to payment of principal, interest and premium by the Company, a Guarantor or any Subsidiary of the Company other than a subsidiary of the applicable borrower of such Indebtedness; and (z) such Indebtedness is not secured by assets of the Company or its Subsidiaries other than assets of the applicable borrower and its subsidiaries and equity interests in such borrower and its subsidiaries).

              "Note Guarantee" means, individually, any Guarantee of payment of the Notes and the Company's other Obligations under the Indenture by a Guarantor pursuant to the terms of the Indenture and any supplemental indenture thereto, and, collectively, all such Guarantees.

              "Obligations" means, with respect to Indebtedness, any principal, interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), other monetary obligations, penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and banker's acceptances), damages and other liabilities.

              "Officer" means, with respect to any Person, the Chairman, Chief Executive Officer, President, the Chief Financial Officer, any Vice President, the Treasurer or the Secretary of such Person, or, in the event that such Person is a partnership or limited liability company, a person duly authorized under applicable law by the Board of Directors of such Person to act on such Person's behalf.

              "Officers' Certificate" means a certificate signed in the name of the Company or a Guarantor, as the case may be, by (x) its Chairman, Chief Executive Officer, President or a Vice President, and by its Chief Financial Officer, Treasurer, Secretary, Assistant Treasurer or Assistant Secretary, or, (y) in the case of a Guarantor that is a partnership or limited liability company, a person duly authorized under applicable law by the Board of Directors of such Guarantor to act on such Guarantor's behalf.

              "Opinion of Counsel" means a written opinion of counsel, who may be an employee of or counsel for the Company or a Guarantor, as the case may be.

              "Permitted Bond Hedge Transaction" means any call or capped call option (or substantively equivalent derivative transaction) on the Company's Common Stock purchased by the Company in connection with an issuance of any Convertible Notes; provided that the purchase price for such Permitted Bond Hedge Transaction, less the proceeds received by the Company from the sale of any related Permitted Warrant Transaction, does not exceed the net proceeds received by the Company from the sale of such Convertible Notes issued in connection with the Permitted Bond Hedge Transaction.

              "Permitted Warrant Transaction" means any call option, warrant or right to purchase (or substantively equivalent derivative transaction) on the Company's Common Stock sold by the Company substantially concurrently with any purchase by the Company of a related Permitted Bond Hedge Transaction.

              "Person" means any individual, corporation, partnership, joint venture, trust, unincorporated organization, limited liability company or government or any agency or political subdivision thereof.

              "Place of Payment" means, with respect to the Notes, the place or places where the principal of and any premium and interest on the Notes are payable as specified as contemplated in the Indenture.

              "Preferred Stock," means any class of capital stock of a Person that is preferred over any other class of capital stock (or similar equity interests) of such Person as to the payment of dividends or the payment of any amount upon liquidation or dissolution of such Person.

              "property" or "properties" means, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, choate or inchoate.

              "Qualified Capital Stock" means all Capital Stock of a Person other than Disqualified Capital Stock.

              "Rating Agency" means each of S&P and Fitch.

              "S&P" means Standard & Poor's Ratings Group, a division of The McGraw-Hill Companies, Inc.

              "SEC" means the United States Securities and Exchange Commission.

              "Secured Indebtedness" means any Indebtedness secured by a Lien.

              "Securities Act" means the Securities Act of 1933 and any statute successor thereto, in each case as amended from time to time and the rules and regulations of the SEC promulgated thereunder.

              "Significant Subsidiary" means any Subsidiary that would be a "Significant Subsidiary" of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

              "SPC Subsidiary" means a Special Aircraft Financing Entity that has acquired from a Person other than the Company or a Subsidiary a single Aircraft Asset and is prohibited by its organizational documents or loan documents or other related financing documents, without extension, replacement, modification or renewal thereof, from Incurring Indebtedness, other than the Indebtedness Incurred to finance such acquisition.

              "Special Aircraft Financing Entity" means (1) any Subsidiary of the Company (a) that is a borrower under a lending facility for the purpose of purchasing or financing Aircraft Assets, (b) that has no Indebtedness other than Indebtedness that is non-recourse to the Company and its Subsidiaries (other than (x) such Subsidiary and its Subsidiaries and (y) a limited recourse pledge of the equity of any such Subsidiary) and the payment of such Indebtedness is not subject to a Guarantee by the Company or would become the obligation of the Company and its Subsidiaries (other than such Subsidiary and its Subsidiaries), and (c) that engages in no business other than the purchase, finance, lease, sale and management of Aircraft Assets and the ownership of special purpose entities engaged in such purchase, finance, lease, sale and management, and business incidental thereto and (2) any such special purpose entity described in the foregoing clause (1)(c) that is a Subsidiary of a Special Aircraft Financing Entity; provided that "Special Aircraft Financing Entity" shall include, without limitation, ALC Warehouse and ALC Maillot.

              "Special Purpose Aircraft Financing Entity" means, when used to determine whether an Event of Default described in clause (5) under "—Events of Default" has occurred and is continuing with respect to the Notes, a Subsidiary (w) that is not a Guarantor; (x) that engages in no business other than the purchase, finance, refinance, lease, sale and management of Aircraft Assets, the ownership of Special Purpose Aircraft Financing Entities and business incidental thereto; (y) substantially all of the assets of which are comprised of Aircraft Assets and/or equity interests in Special Purpose Aircraft Financing Entities; and (z) that is not obligated under, or the organizational documents or financing documents of which prevent it from incurring, in each case, indebtedness for money borrowed other than indebtedness incurred to finance or refinance the acquisition, overhaul, repair or refurbishment of Aircraft Assets.

              "Specified Indebtedness" with respect to any Person, means any Indebtedness of such Person the outstanding principal amount of which equals at least $100 million.

              "Stated Maturity" means March 1, 2020.

              "Subordinated Obligation" means any Indebtedness of the Company or any Guarantor (whether outstanding on the Issue Date or thereafter Incurred) that is expressly subordinated or junior in right of payment to the Notes or the Note Guarantees, as the case may be, pursuant to a written agreement.

              "Subsidiary" of any Person means (1) any corporation, association or similar business entity (other than a partnership, limited liability company or similar entity) of which more than 50% of the total ordinary voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors or trustees thereof (or Persons performing similar functions) or (2) any partnership, limited liability company or similar entity of which more than 50% of the capital accounts, distribution rights or total equity, as applicable, is, in the case of clauses (1) and (2), at the time owned, directly or indirectly, by (a) such Person, (b) such Person and one or more Subsidiaries of such Person or (c) one or more Subsidiaries of such Person. Unless otherwise specified herein, each reference to a Subsidiary will refer to a Subsidiary of the Company.

              "Swap Contract" means (1) any and all interest rate swap transactions, basis swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward foreign exchange transactions, cap transactions, floor transactions, currency options, spot contracts or any other similar transactions or any of the foregoing (including, but without limitation, any options to enter into any of the foregoing), and (2) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement.

              "Swap Termination Value" means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (1) for any date of determination on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (2) for any date of determination prior to the date referenced in clause (1), the amounts(s) determined as the mark-to-market values(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts.

              "Synthetic Lease" means, at any time, any lease (including leases that may be terminated by the lessee at any time) of any property (1) that is accounted for as an operating lease under GAAP and (2) in respect of which the lessee retains or obtains ownership of the property so leased for U.S. federal income tax purposes, other than any such lease under which such Person is the lessor.

              "Treasury Rate" means as of any date of redemption of Notes the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source or similar market data)) most nearly equal to the period from the redemption date to March 1, 2020; provided, however, that if the period from the redemption date to March 1, 2020 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to March 1, 2020 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

              "Trust Indenture Act" means the Trust Indenture Act of 1939 (15 U.S.C. § 77aaa-77bbbb) as in force at the date as of which the Indenture was executed; provided, however, that in the event the Trust Indenture Act of 1939 is amended after such date, "Trust Indenture Act" means, to the extent required by any such amendment, the Trust Indenture Act of 1939 as so amended.

              "U.S. Government Obligation" means (x) any security that is (i) a direct obligation of the United States of America for the payment of which the full faith and credit of the United States of America is pledged or (ii) an obligation of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case (i) or (ii), is not callable or redeemable at the option of the issuer thereof, and (y) any depositary receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act) as custodian with respect to any U.S. Government Obligation that is specified in clause (x) above and held by such bank for the account of the holder of such depositary receipt, or with respect to any specific payment of principal of or interest on any U.S. Government Obligation which is so specified and held, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of principal or interest evidenced by such depositary receipt.

              "Unsecured Indebtedness" means Indebtedness as to which the obligor thereunder has not granted a Lien in favor of the holder(s) thereof as collateral security for the repayment of such Indebtedness; provided that for the avoidance of doubt obligations under Capital Leases and with respect to Swap Contracts shall not constitute Unsecured Indebtedness.

              "Voting Stock" means Capital Stock of any class or classes, the holders of which are ordinarily, in the absence of contingencies, entitled to elect the corporate directors (or Persons performing similar functions).

              "Wholly Owned Subsidiary" means, at any time, any Subsidiary one hundred percent of all of the equity interests (except directors' qualifying shares) and voting interests of which are owned by any one or more of the Company and the Company's other Wholly Owned Subsidiaries at such time.

BOOK-ENTRY SETTLEMENT AND CLEARANCE

The global notes

              The notes will be issued in the form of one or more registered notes in global form, without interest coupons (the "global notes").

              Upon issuance, each global note will be deposited with the trustee as custodian for DTC and registered in the name of Cede & Co., as nominee of DTC.

              Ownership of beneficial interests in each global note will be limited to persons who have accounts with DTC ("DTC participants") or persons who hold interests through DTC participants. We expect that under procedures established by DTC:

  •
  upon deposit of each global note with DTC's custodian, DTC will credit portions of the principal amount of the global note to the accounts of the DTC participants designated by the initial purchasers; and

  •
  ownership of beneficial interests in each global note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global note).

              Beneficial interests in the global notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described below.

Book-entry procedures for the global notes

              All interests in the global notes will be subject to the operations and procedures of DTC. We provide the following summaries of those operations and procedures solely for the convenience of investors. The operations and procedures of each settlement system are controlled by that settlement system and may be changed at any time. Neither we nor the initial purchasers are responsible for those operations or procedures.

              DTC has advised us that it is:

  •
  a limited purpose trust company organized under the laws of the State of New York;

  •
  a "banking organization" within the meaning of the New York State Banking Law;

  •
  a member of the Federal Reserve System;

  •
  a "clearing corporation" within the meaning of the New York Uniform Commercial Code; and

  •
  a "clearing agency" registered under Section 17A of the Exchange Act.

              DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC's participants include securities brokers and dealers, including the initial purchasers; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC's system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

              So long as DTC's nominee is the registered owner of a global note, that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global note:

  •
  will not be entitled to have notes represented by the global note registered in their names;

  •
  will not receive or be entitled to receive physical, certificated notes; and

  •
  will not be considered the owners or holders of the notes under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee under the indenture.

              As a result, each investor who owns a beneficial interest in a global note must rely on the procedures of DTC to exercise any rights of a holder of notes under the indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

              Payments of principal, premium (if any) and interest with respect to the notes represented by a global note will be made by the trustee to DTC's nominee as the registered holder of the global note. Neither we nor the trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

              Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

              Transfers between participants in DTC will be effected under DTC's procedures and will be settled in same-day funds. Transfers between participants in Euroclear or Clearstream will be effected in the ordinary way under the rules and operating procedures of those systems.

              DTC has agreed to the above procedures to facilitate transfers of interests in the global notes among DTC participants. However, DTC is not obligated to perform these procedures and may discontinue or change these procedures at any time. Neither we nor the trustee will have any responsibility for the performance by DTC or its direct or indirect DTC participants of their obligations under the rules and procedures governing their operations.

Certificated notes

              Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related notes only if:

  •
  DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed within 90 days;

  •
  DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days;

  •
  we, at our option, notify the trustee that we elect to cause the issuance of certificated notes and any participant requests a certificated note in accordance with DTC procedures; or

  •
  certain other events provided in the indenture should occur.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

General

              The following is a summary of the material U.S. federal income tax considerations relating to the purchase, ownership and disposition of the notes. This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations, judicial decisions, published positions of the Internal Revenue Service ("IRS"), and other applicable authorities, all as in effect as of the date hereof, and all of which are subject to change or differing interpretations (possibly with retroactive effect). We cannot assure you that the IRS will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling from the IRS or an opinion of counsel with respect to the U.S. federal income tax consequences of purchasing, owning or disposing of the notes. This discussion is limited to beneficial owners of the notes who purchase the notes for cash in the original issuance at their "issue price" (as defined below), and who hold the notes as capital assets within the meaning of Section 1221 of the Code (generally, for investment).

              This discussion does not purport to address all of the tax considerations that may be relevant to a particular beneficial owner of notes or to deal with all of the tax consequences that may be relevant to beneficial owners in special tax situations, such as:

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  tax consequences to dealers in securities or currencies, banks or other financial institutions, regulated investment companies, real estate investment trusts, tax-exempt entities, insurance companies, or traders in securities that elect to use a mark-to-market method of tax accounting for their securities;

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  tax consequences to persons holding notes as part of a straddle, hedge, conversion transaction, "synthetic security" or other integrated investment, or persons deemed to sell notes under the constructive sale provisions of the Code;

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  tax consequences to U.S. holders (as defined below) of notes whose "functional currency" is not the U.S. dollar;

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  tax consequences to U.S. expatriates;

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  tax consequences to investors in pass-through entities;

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  alternative minimum tax consequences, if any;

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  any state, local or foreign tax consequences; and

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  estate or gift tax consequences, if any.

              If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) or other pass-through entity holds notes, the tax treatment of a partner or member will generally depend upon the status of the partner or member, the activities of the partnership or pass-through entity, and certain determinations made at the partner or member level. Partners of partnerships and members of pass-through entities are urged to consult their tax advisors as to the particular tax consequences to them of the purchase, ownership, and disposition of the notes.

              Under the terms of the notes, we may be required in certain circumstances to pay amounts in excess of stated interest or principal on the notes. It is possible that the IRS could assert that such payments are "contingent payments" and the notes are therefore contingent payment debt instruments for U.S. federal income tax purposes. We intend to take the position that the notes should not be treated as contingent payment debt instruments by reason of these potential payments. Our position will be binding on holders of the notes, unless a holder timely and explicitly discloses to the IRS that it takes a position different from ours. Our position, however, is not binding on the IRS. If the IRS successfully challenges this position, the timing and amount of income included and the character of the income recognized with respect to the notes may be materially different from the consequences discussed herein. Holders should consult their own tax advisors regarding this issue. The remainder of this discussion assumes that the notes are not treated as contingent payment debt instruments.

              If you are considering the purchase of notes, you should consult your tax advisors concerning the U.S. federal income tax consequences to you in light of your specific situation, as well as consequences arising under the laws of any other taxing jurisdiction.

              As used herein, the term "U.S. holder" means a beneficial owner of the notes offered hereby that is, for U.S. federal income tax purposes:

  •
  an individual who is a citizen or resident of the United States;

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  a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

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  an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

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  a trust, if it (i) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all of substantial decisions of the trust, or (ii) has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

              A "non-U.S. holder" is a beneficial owner of the notes offered hereby that is, for U.S. federal income tax purposes, a nonresident alien individual, a foreign corporation, or a trust or estate that is not a U.S. holder.

Consequences to U.S. holders

Payments or accruals of interest

              Payments or accruals of interest on a note will be taxable to a U.S. holder as ordinary interest income at the time such U.S. holder receives or accrues such amounts (in accordance with the U.S. holder's regular method of tax accounting).

Sale, exchange, redemption or other taxable disposition of the notes

              A U.S. holder will generally recognize gain or loss upon the sale, exchange, redemption or other taxable disposition of a note equal to the difference between (i) the amount realized (less accrued but unpaid interest, which will be taxable as ordinary interest income to the extent not previously included in income) upon the sale, exchange, redemption or other taxable disposition and (ii) such U.S. holder's adjusted federal income tax basis in the note. A U.S. holder's adjusted federal income tax basis in a note will generally be equal to the cost of the note to such U.S. holder. Any gain or loss recognized on a sale, exchange, redemption or other taxable disposition of the note will be capital gain or loss. If, at the time of the sale, exchange, redemption or other taxable disposition of the note, a U.S. holder has held the note for more than one year, such U.S. holder's gain or loss will be a long-term capital gain or loss. Otherwise, such gain or loss will be a short-term capital gain or loss. In the case of certain non-corporate U.S. holders (including individuals), long-term capital gain generally will be subject to a reduced rate of U.S. federal income tax. A U.S. holder's ability to deduct capital losses may be limited.

3.8% Medicare surtax

              As of January 1, 2013, certain U.S. holders who are individuals, estates or trusts are subject to an additional 3.8% Medicare surtax on all or a portion of their "net investment income" (as defined by the Code), which may include all or a portion of their interest on the notes and capital gains from the sale, exchange, redemption or other taxable disposition of a note. U.S. holders should consult their own tax advisors regarding the application of this additional surtax to their investment in the notes.

Backup withholding and information reporting

              Information reporting requirements generally will apply to payments of interest on the notes and the proceeds of a sale, exchange, redemption or other taxable disposition of a note paid to a U.S. holder, unless the U.S. holder is an exempt recipient such as a corporation. Backup withholding will apply to those payments if the U.S. holder fails to provide its correct taxpayer identification number or otherwise fails to comply with applicable U.S. information reporting or certification requirements. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a U.S. holder's U.S. federal income tax liability, provided that the required information is timely provided to the IRS.

Consequences to non-U.S. holders

Payments of interest

              The 30% U.S. federal withholding tax will not be applied to any payment of interest on the notes to a non-U.S. holder, provided that:

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  the non-U.S. holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock that are entitled to vote within the meaning of Section 871(h)(3) of the Code;

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  the non-U.S. holder is not a controlled foreign corporation that is related to us (actually or constructively) through stock ownership; and

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  either (a) the non-U.S. holder provides its name and address, and certifies, under penalties of perjury, that it is not a U.S. person (which certification may be made on an IRS Form W-8BEN (or other applicable form)) or (b) the non-U.S. holder holds the notes through one of certain specified foreign intermediaries or specified foreign partnerships, and the non-U.S. holder and the foreign intermediaries or foreign partnerships satisfy the certification requirements of applicable Treasury regulations.

              If a non-U.S. holder cannot satisfy the requirements described above, payments of interest will be subject to the 30% U.S. federal withholding tax, unless the non-U.S. holder provides a properly executed (1) IRS Form W-8BEN (or other applicable form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty or (2) IRS Form W-8ECI (or other applicable form) stating that interest paid on the notes is not subject to withholding tax because it is effectively connected with the non-U.S. holder's conduct of a trade or business in the United States and is includible in the non-U.S. holder's gross income for the applicable period. If a non-U.S. holder is engaged in a trade or business in the United States and interest on the notes is effectively connected with the conduct of that trade or business and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or fixed base, then (although the non-U.S. holder will be exempt from the 30% withholding tax, provided the certification requirements discussed above are satisfied) the non-U.S. holder will be subject to U.S. federal income tax on that interest on a net income basis in the same manner as if the non-U.S. holder were a U.S. holder (but without regard to the 3.8% Medicare tax, described above). In addition, if a non-U.S. holder is a foreign corporation, it may be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

Sale, exchange, redemption or other taxable disposition of the notes

              Gain realized by a non-U.S. holder on the sale, exchange, redemption or other taxable disposition of a note generally will not be subject to U.S. federal income tax unless:

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  that gain is effectively connected with the non-U.S. holder's conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or fixed base); or

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  the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met.

              A non-U.S. holder who is an individual described in the first bullet point above will be subject to tax at regular graduated U.S. federal income tax rates on the net gain derived from the sale, exchange, redemption or other taxable disposition of a note, generally in the same manner as if such non-U.S. holder were a U.S. holder (but without regard to the 3.8% Medicare tax, described above). A non-U.S. holder described in the second bullet point above will be subject to a flat 30% tax on the gain recognized on the sale, exchange, redemption or other taxable disposition of a note (which gain may be offset by U.S.-source capital losses), unless determined otherwise under an applicable income tax treaty, even though such non-U.S. holder is not considered a resident of the United States. A non-U.S. holder that is a foreign corporation that falls under the first bullet point above will be subject to tax on its net gain generally in the same manner as if it were a U.S. holder and, in addition, may be subject to a branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

Backup withholding and information reporting

              Generally, the amount of interest paid to a non-U.S. holder and the amount of tax, if any, withheld with respect to those payments will be reported to the IRS and such non-U.S. holder. Copies of the information returns reporting such interest and withholding may also be made available to the tax authorities in the country in which a non-U.S. holder resides under the provisions of an applicable income tax treaty. In general, a non-U.S. holder will not be subject to backup withholding with respect to payments of interest, provided the statement described above in the last bullet point under "Material United States federal income tax considerations—Consequences to non-U.S. holders—Payments of interest" has been received (and the withholding agent does not have actual knowledge or reason to know that the holder is a United States person, as defined under the Code, that is not an exempt recipient). In addition, a non-U.S. holder will be subject to information reporting and, depending on the circumstances, backup withholding with respect to payments of the proceeds of the sale of a note within the United States or conducted through specified U.S.-related financial intermediaries, unless the statement described above has been received (and the withholding agent does not have actual knowledge or reason to know that the beneficial owner is a United States person, as defined under the Code, that is not an exempt recipient) or the non-U.S. holder otherwise establishes an exemption. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a non-U.S. holder's U.S. federal income tax liability, provided the required information is timely provided to the IRS.

UNDERWRITING

              Merrill Lynch, Pierce, Fenner & Smith Incorporated is acting as representative of each of the underwriters named below. Subject to the terms and conditions set forth in the underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the principal amount of notes set forth opposite its name below.

Underwriters	Principal Amount of Notes
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$88,000,000
Deutsche Bank Securities Inc.	$60,000,000
J.P. Morgan Securities LLC	$60,000,000
BMO Capital Markets Corp.	$32,000,000
Citigroup Global Markets Inc.	$32,000,000
Credit Suisse Securities (USA) LLC	$32,000,000
RBC Capital Markets, LLC	$32,000,000
RBS Securities Inc.	$32,000,000
Wells Fargo Securities, LLC	$32,000,000

Total	$400,000,000

              Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the notes sold under the underwriting agreement if any of these notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or, under certain circumstances, the underwriting agreement may be terminated.

              We have agreed to indemnify the underwriters and their controlling persons against certain liabilities in connection with this offering, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

              The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer's certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part. The representative has advised us that the underwriters propose initially to offer the notes to the public at the public offering price set forth on the cover page of this prospectus supplement. After the initial offering of the notes to the public, the underwriters may change the public offering price and the other selling terms.

Discounts

              The following table shows the underwriting discount that we are to pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the notes).

Paid by the Company
Per Note	1.000%

              The expenses of the offering, not including the underwriting discount, are estimated at $650,000 and are payable by us.

New Issue of Notes

              The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any national securities exchange or for inclusion of the notes on any automated quotation system. We have been advised by the underwriters that they presently intend to make a market in the notes after completion of the offering. However, they are not obligated to do so, and may discontinue their market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected. If the notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our operating performance and financial condition, general economic conditions and other factors.

No Sales of Similar Securities

              We have agreed that we will not, for a period of 30 days after the date of this prospectus supplement, without first obtaining the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated, offer, sell, contract to sell or otherwise dispose of any debt securities issued or guaranteed by the Company and having a tenor of more than one year, other than non-U.S. dollar denominated debt securities in an aggregate principal amount not to exceed the equivalent of $200.0 million and other than the notes sold to the underwriters pursuant to the underwriting agreement.

Short Positions

              In connection with the offering, the underwriters may purchase and sell the notes in the open market. These transactions may include short sales and purchases on the open market to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater principal amount of notes than they are required to purchase in the offering. The underwriters must close out any short position by purchasing notes in the open market. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering.

              Similar to other purchase transactions, the underwriters' purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of the notes or preventing or retarding a decline in the market price of the notes. As a result, the price of the notes may be higher than the price that might otherwise exist in the open market.

              Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor any of the underwriters make any representation that the representative will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Settlement

              We expect that delivery of the notes will be made to investors on or about February 5, 2013, which will be the fifth business day following the date of this prospectus supplement (such settlement being referred to as "T+5"). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes prior to the delivery of the notes hereunder will be required, by virtue of the fact that the notes initially settle in T+5, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes prior to their date of delivery hereunder should consult their advisors.

Other Relationships

              The underwriters and their respective affiliates are full-service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to us and to persons and entities with relationships with us, for which they received or will receive customary fees and expenses. In addition, certain affiliates of the underwriters are lenders under our credit agreements, including the revolving credit facility that may be paid down with net proceeds from this offering as described in "Use of proceeds." The credit agreements were negotiated on an arms-length basis and contain terms pursuant to which the agent and lender receive customary fees. Deutsche Bank Trust Company Americas, an affiliate of Deutsche Bank Securities Inc., is the trustee under the indenture governing the notes offered hereby.

              In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. If any of the underwriters or their affiliates has a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, or may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Notice to Prospective Investors in the European Economic Area

              In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State"), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the "Relevant Implementation Date") no offer of notes may be made to the public in that Relevant Member State other than:

    A.
    to any legal entity which is a qualified investor as defined in the Prospectus Directive;

    B.
    to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representative; or

    C.
    in any other circumstances falling within Article 3(2) of the Prospectus Directive,

    provided that no such offer of notes shall require the Company or the representative to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

              This prospectus supplement has been prepared on the basis that any offer of notes in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of notes. Accordingly any person making or intending to make an offer in that Relevant Member State of notes which are the subject of the offering contemplated in this prospectus supplement may only do so in circumstances in which no obligation arises for the Company or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither the Company nor the underwriters have authorized, nor do they authorize, the making of any offer of notes in circumstances in which an obligation arises for the Company or the underwriters to publish a prospectus for such offer.

              For the purpose of the above provisions, the expression "an offer to the public" in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression "Prospectus Directive" means Directive 2003/71/EC (including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member States) and includes any relevant implementing measure in the Relevant Member State and the expression "2010 PD Amending Directive" means Directive 2010/73/EU.

Notice to Prospective Investors in the United Kingdom

              In addition, in the United Kingdom, this document may be distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are "qualified investors" (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the "Order") and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as "relevant persons"). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and may only be engaged in with, relevant persons.

Notice to Prospective Investors in Switzerland

              This prospectus supplement does not constitute an issue prospectus pursuant to Article 652a or Article 1156 of the Swiss Code of Obligations and the notes will not be listed on the SIX Swiss Exchange. Therefore, this prospectus supplement may not comply with the disclosure standards of the listing rules (including any additional listing rules or prospectus schemes) of the SIX Swiss Exchange. Accordingly, the notes may not be offered to the public in or from Switzerland, but only to a selected and limited circle of investors who do not subscribe to the notes with a view to distribution. Any such investors may be individually approached by the underwriters from time to time.

Notice to Prospective Investors in the Dubai International Financial Centre

              This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority ("DFSA"). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The notes to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the notes offered should conduct their own due diligence on the notes. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

LEGAL MATTERS

              The validity of the notes offered hereby will be passed upon for us by Munger, Tolles & Olson LLP, Los Angeles, California. Certain legal matters will be passed upon for the underwriters by Simpson Thacher & Bartlett, New York, New York.

EXPERTS

              The consolidated financial statements of Air Lease Corporation and its subsidiaries as of December 31, 2011 and 2010 and the year ended December 31, 2011 and the period from inception to December 31, 2010, have been incorporated by reference in this prospectus supplement and the accompanying prospectus, in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

              We have obtained statistical and other information about the airline industry and the airline leasing industry set forth in this prospectus supplement, including all information under the section titled "Overview of the aircraft leasing industry" and all estimates about future airline industry and airline leasing industry growth appearing elsewhere in this prospectus supplement, from AVITAS, and we have included such information in reliance upon the authority of AVITAS as an expert in statistical and other analysis of the airline industry.

WHERE YOU CAN FIND MORE INFORMATION

              We are subject to the informational requirements of the Exchange Act and, in accordance with the Exchange Act, file annual, quarterly and current reports, proxy and information statements and other information with the SEC. You may read and copy the material we file with the SEC at the SEC's public reference room in Washington, D.C. at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You can also request copies of those documents, upon payment of prescribed fees, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings are also available to the public free of charge on the SEC's website at www.sec.gov.

              Our filings with the SEC are also available free of charge on our website at www.airleasecorp.com. The contents of our website are not incorporated by reference into this prospectus supplement or the accompanying prospectus. You may also request a copy of our SEC filings, at no cost, by writing or telephoning our General Counsel and Corporate Secretary at:

Air Lease Corporation
General Counsel and Corporate Secretary
2000 Avenue of the Stars, Suite 1000N
Los Angeles, California 90067
(310) 553-0555

 INCORPORATION BY REFERENCE

              This prospectus supplement and the accompanying prospectus "incorporate by reference" certain information we file with the SEC under the Exchange Act. This means that we are disclosing important information to you by referring you to these filings. The information we incorporate by reference is considered a part of this prospectus supplement and the accompanying prospectus, and subsequent information that we file with the SEC will automatically update and supersede this information.

              Any statement contained in a document incorporated or considered to be incorporated by reference in this prospectus supplement and the accompanying prospectus shall be considered to be modified or superseded for purposes of this prospectus supplement and the accompany prospectus to the extent a statement contained in this prospectus supplement, the accompanying prospectus or in any other subsequently filed document that is or is deemed to be incorporated by reference in this prospectus supplement or the accompanying prospectus modifies or supersedes such statement.

              We incorporate by reference the following documents that we have filed with the SEC, except to the extent that information in such documents is updated or superseded by information contained in this prospectus supplement and the accompanying prospectus:

  •
  Our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 (including the portions of our proxy statement for our 2012 annual meeting of stockholders incorporated by reference therein);

  •
  Our Quarterly Reports on Form 10-Q for the quarterly period ended March 31, 2012, June 30, 2012 and September 30, 2012; and

  •
  Our Current Reports on Form 8-K, filed with the SEC on January 18, 2012, March 9, 2012, March 13, 2012, March 19, 2012, April 12, 2012, April 25, 2012, May 7, 2012, May 16, 2012, July 9, 2012, August 31, 2012, September 20, 2012, September 26, 2012, September 28, 2012, October 3, 2012, October 10, 2012, December 11, 2012 and January 29, 2013.

              We are not incorporating by reference any information furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished on such form that relate to such items.

              In addition, we incorporate by reference any future filings we make with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus supplement and prior to the termination of this offering. You may request copies, at no cost, of any and all of the documents that are incorporated by reference in this prospectus supplement and the accompanying prospectus, including any future filings, by writing or telephoning our General Counsel and Corporate Secretary at the address and telephone number set forth above under "Where You Can Find More Information."

              These filings can also be obtained through the SEC as described above or, with respect to certain of these documents, at our website at www.airleasecorp.com. Except for the documents described above, information included or referred to on, or otherwise accessible through, our website is not incorporated by reference in this prospectus supplement or the accompanying prospectus.

PROSPECTUS

AIR LEASE CORPORATION
Debt Securities
Preferred Stock
Class A Common Stock
Warrants
Depositary Shares
Rights
Purchase Contracts
Units

        We will provide specific terms of these securities in supplements and/or in free writing prospectuses accompanying this prospectus. You should read this prospectus and any supplement and free writing prospectus accompanying this prospectus carefully before you invest.

        Our Class A Common Stock is listed on the New York Stock Exchange under the symbol "AL." Any Class A Common Stock issued pursuant to a prospectus supplement will be listed, subject to notice of issuance, on the New York Stock Exchange or a successor thereof.

        Investment in any securities offered by this prospectus involves risk. See "Risk Factors" on page 3 of this prospectus and the risk factors disclosed in our periodic reports filed from time to time with the Securities and Exchange Commission and in the applicable prospectus supplement or free writing prospectus accompanying this prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

        The date of this prospectus is October 11, 2012.

        You should rely only on the information contained in or incorporated by reference in this prospectus and in any accompanying prospectus supplement or any free writing prospectus prepared by us or on our behalf. We have not authorized anyone to provide you with any information that is different or to make any different or additional representations. We are not making any offer to sell these or any securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus, in any accompanying prospectus supplement or in any free writing prospectus prepared by us or on our behalf is accurate as of any date other than the date on the front of each such document.

        When this prospectus, any prospectus supplement or any free writing prospectus uses the terms "Company, " "ALC," "we, " "our" and "us" refer to Air Lease Corporation and its consolidated subsidiaries unless otherwise stated or the context otherwise requires. Our fiscal year ends on December 31. When this prospectus, any prospectus supplement or any free writing prospectus refers to particular years or quarters in connection with the discussion of our results of operations or financial condition, those references mean the relevant fiscal years and fiscal quarters, unless otherwise stated.

        The information in this prospectus, in any accompanying prospectus supplement, in any free writing prospectus and in the documents incorporated by reference or deemed incorporated by reference herein or therein concerning market share, ranking, industry data and forecasts is obtained from industry publications, surveys, public filings and internal company sources. Industry publications, surveys and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable, but there can be no assurance as to the accuracy or completeness of included information. Although we believe that this publicly available information and the information provided by these industry sources is reliable, we have not independently verified any of the data from third-party sources, nor have we ascertained the underlying economic assumptions relied upon therein.

RISK FACTORS

        Investment in any securities offered pursuant to this prospectus involves risks. You should carefully consider the risk factors incorporated herein by reference from our most recent Annual Report on Form 10-K and our subsequent Quarterly Reports on Form 10-Q and the other information contained in this prospectus, as updated by our subsequent filings under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the risk factors and other information contained in the applicable prospectus supplement or free writing prospectus accompanying this prospectus before acquiring any of such securities.

FORWARD-LOOKING STATEMENTS

        Statements in this prospectus, including the documents that are incorporated by reference in this prospectus and any accompanying prospectus supplement, that are not historical facts are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act") and Section 21E of the Exchange Act. These forward-looking statements are based on our current intent, belief and expectations. We claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 for all forward-looking statements. These statements are often, but not always, made through the use of words or phrases such as "anticipate," "believes," "can," "could," "may," "predicts," "potential," "should," "will," "estimate," "plans," "projects," "continuing," "ongoing," "expects," "intends" and similar words or phrases. Accordingly, these statements are only predictions and involve estimates, known and unknown risks, and assumptions and uncertainties that could cause actual results to differ materially from those expressed in such statements. Our actual results could differ materially from those anticipated in such forward-looking statements as a result of several factors more fully described in the section titled "Risk factors" and elsewhere in this prospectus as well as the additional risks described in our filings with the Securities and Exchange Commission (the "SEC").

        All forward-looking statements are necessarily only estimates of future results, and there can be no assurance that actual results will not differ materially from expectations, and, therefore, you are cautioned not to place undue reliance on such statements. Any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

        You should carefully read this prospectus, any prospectus supplement, and the documents incorporated by reference in their entirety. They contain information that you should consider when making your investment decision.

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement on Form S-3 that we filed with the SEC utilizing a "shelf" registration process. Under this shelf process, we may sell any combination of securities from time to time in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we or parties acting on our behalf will provide a prospectus supplement and/or free writing prospectus that will contain specific information about the terms of that offering and the securities being sold in that offering. The applicable prospectus supplement or free writing prospectus may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement and any free writing prospectus prepared by us or on our behalf, together with the documents incorporated by reference set forth below under the heading "Incorporation by Reference."

        Any statements in this prospectus, in any accompanying prospectus supplement or in any free writing prospectus concerning the provisions of any document are not complete. In each instance,

reference is made to the copy of that document filed or incorporated or deemed to be incorporated by reference as an exhibit to the registration statement of which this prospectus is a part or otherwise filed with the SEC. Each statement concerning the provisions of any document is qualified in its entirety by reference to the document so filed.

WHERE YOU CAN FIND MORE INFORMATION

        This prospectus is a part of a registration statement on Form S-3 that we filed with the SEC, but the registration statement includes additional information and also attaches exhibits that are referenced in this prospectus. You can review a copy of the registration statement available on the SEC's web site at www.sec.gov.

        We are subject to the informational requirements of the Exchange Act, and, in accordance with the Exchange Act, file annual, quarterly and current reports, proxy and information statements and other information with the SEC. You may read and copy the material we file with the SEC at the SEC's public reference room in Washington, D.C. at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You can also request copies of those documents, upon payment of prescribed fees, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings are also available to the public free of charge on the SEC's website at www.sec.gov.

        Our filings with the SEC are also available free of charge on our website at www.airleasecorp.com. The contents of our website are not incorporated by reference into this prospectus. You may also request a copy of our SEC filings, at no cost, by writing or telephoning our General Counsel and Corporate Secretary at:

Air Lease Corporation
General Counsel and Corporate Secretary
2000 Avenue of the Stars, Suite 1000N
Los Angeles, California 90067
(310) 553-0555

INCORPORATION BY REFERENCE

        This prospectus "incorporates by reference" certain information we file with the SEC under the Exchange Act. This means that we are disclosing important information to you by referring you to these filings. The information we incorporate by reference is considered a part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede this information.

        Any statement contained in a document incorporated or considered to be incorporated by reference in this prospectus shall be considered to be modified or superseded for purposes of this prospectus to the extent a statement contained in this prospectus or in any other subsequently filed document that is or is deemed to be incorporated by reference in this prospectus modifies or supersedes such statement.

        We incorporate by reference the following documents that we have filed with the SEC, except to the extent that information in such documents is updated or superseded by information contained in this prospectus:

  •
  Our Annual Report on Form 10-K for the fiscal year ended December 31, 2011;

  •
  Our Definitive Proxy Statement on Schedule 14A filed with the SEC on March 30, 2012;

  •
  Our Quarterly Reports on Form 10-Q for the quarterly period ended March 31, 2012 and June 30, 2012;

  •
  Our Current Reports on Form 8-K, filed with the SEC on January 18, 2012, March 9, 2012, March 13, 2012, March 19, 2012, April 12, 2012, April 25, 2012, May 7, 2012, May 16, 2012, July 9, 2012, August 31, 2012, September 20, 2012, September 26, 2012, September 28, 2012, October 3, 2012 and October 10, 2012; and

  •
  The description of our Class A Common Stock included in our Registration Statement on Form 8-A filed on April 4, 2011.

        We are not incorporating by reference in this prospectus any information furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished on such form that relate to such items.

        In addition, we incorporate by reference any future filings we make with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus and prior to the termination of the offering of the securities offered by this prospectus. You may request copies, at no cost, of any and all of the documents that are incorporated by reference in this prospectus, including any future filings, by writing or telephoning our General Counsel and Corporate Secretary at the address and telephone number set forth above under "Where You Can Find More Information."

        These filings can also be obtained through the SEC as described above or, with respect to certain of these documents, at our website at www.airleasecorp.com. Except for the documents described above, information included or referred to on, or otherwise accessible through, our website is not incorporated by reference in this prospectus.

DESCRIPTION OF AIR LEASE CORPORATION

        Air Lease Corporation is an aircraft leasing company based in Los Angeles, California. We are principally engaged in purchasing commercial aircraft and leasing them to airlines around the world to generate attractive returns on equity. We lease aircraft to airlines pursuant to net operating leases that require the lessee to pay for maintenance, insurance, taxes and all other aircraft operating expenses during the lease term. For additional information about our business, operations and financial results, see the documents listed under "Incorporation by Reference."

        Our principal executive office is located at 2000 Avenue of the Stars, Suite 1000N, Los Angeles, California 90067. Our telephone number is (310) 553-0555 and our website is www.airleasecorp.com. Information included or referred to on, or otherwise accessible through, our website is not intended to form a part of or be incorporated by reference into this prospectus.

RATIO OF EARNINGS TO FIXED CHARGES

(in thousands, except ratio)	Six months ended June 30, 2012	Year ended December 31, 2011	For the period from inception to December 31, 2010
	(unaudited)
Earnings:
Net income (loss)	$55,099	$53,232	$(52,040)
Add:
Provision (benefit) for income taxes	30,395	29,609	(8,875)
Fixed charges	72,039	68,797	53,673
Less:
Capitalized interest	(8,631)	(10,390)	(1,769)

Earnings (loss) as adjusted (A)	$148,902	$141,248	$(9,011)

Fixed charges
Interest expense	$63,018	$57,692	$51,743
Capitalized interest	8,631	10,390	1,769
Interest factors of rents(1)	390	715	161

Fixed charges as adjusted (B)	$72,039	$68,797	$53,673

Ratio of earnings (loss) to fixed charges ((A) divided by (B))(2)	2.07	2.05	—

(1)
Estimated to be 1/3 of rent expense.

(2)
For the period from inception to December 31, 2010, earnings were insufficient to cover fixed charges by $62.7 million.

USE OF PROCEEDS

        Unless we otherwise specify in the applicable prospectus supplement, the net proceeds we receive from the sale of the securities offered by this prospectus and the accompanying prospectus supplement will be used for general corporate purposes or the repayment of indebtedness. The net proceeds may be invested temporarily or applied to repay debt until they are used for their stated purpose or for general corporate purposes.

DESCRIPTION OF DEBT SECURITIES

        We may issue debt securities on a senior basis under an indenture, dated as of October 11, 2012, by and among the Company and Deutsche Bank Trust Company Americas (the "trustee"), as may be amended and supplemented from time to time.

        The following summary of the terms of our debt securities and the indenture sets forth certain general terms that apply to the debt securities, except to the extent modified with respect to one or more series of debt securities to be issued under the indenture. The particular terms of any series of debt securities will be described in the prospectus supplement and/or free writing prospectus relating to those debt securities. To the extent that any description in a prospectus supplement or in a free writing prospectus of particular terms of debt securities or of the indenture differs from this description, this description will be deemed to have been superseded by the description in that prospectus supplement or in that free writing prospectus in respect of those particular terms of the debt securities or the indenture.

        We have filed the indenture, and will file the forms of certificates evidencing any debt securities, with the SEC as exhibits to the registration statement, of which this prospectus forms a part, or as exhibits to documents that are or will be incorporated by reference in this prospectus. We urge you to read these documents before you invest in the debt securities. This summary is not complete, and is subject, and qualified in its entirety by reference, to all the provisions of the indenture and the certificates evidencing the debt securities. Some terms used in the following summary and not defined have the meanings given to those terms in the indenture.

        For purposes of this "Description of Debt Securities," references to "the Company," "we," "our," and "us" refer only to Air Lease Corporation and not to its subsidiaries.

Provisions Applicable to Indenture

General

        The indenture does not limit the amount of debt securities that may be issued thereunder, nor does it limit the amount of other debt or other securities that we may issue. The indenture provides that we may issue debt securities thereunder from time to time in one or more series and permits us to establish the terms of the debt securities of each series at the time of issuance.

        Under the indenture, we may, without the consent of the holders of any debt securities under the indenture, from time in the future "reopen" any series of debt securities and issue additional debt securities of that series. The debt securities of a series and any additional debt securities of that series that we may issue in the future upon a reopening will constitute together a single series of debt securities under the indenture. This means that, in circumstances where the indenture provides for the holders of debt securities of any series to vote or take any action, the original debt securities of a series, together with any additional debt securities of that series that we may issue by reopening the series, will vote or take that action as a single class.

Terms

        The prospectus supplement relating to any series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

  •
  the title of the debt securities;

  •
  the aggregate principal amount of the debt securities;

  •
  collateral security for the debt securities, if any;

  •
  whether the debt securities will be guaranteed, whether upon issuance or the occurrence of certain events;

  •
  conversion rights with respect to the debt securities, if any;

  •
  whether the debt securities will be issued in individual certificates to each holder or in the form of temporary or permanent global securities held by a depositary on behalf of holders;

  •
  the date or dates on which the principal of the debt securities will be payable;

  •
  any interest rate, the date from which interest will accrue, interest payment dates and record dates for interest payments;

  •
  whether and under what circumstances any additional amounts with respect to the debt securities will be payable;

  •
  the place or places where payments on the debt securities will be payable;

  •
  any provisions for optional redemption or early repayment;

  •
  any provisions that would require the redemption, purchase or repayment of debt securities;

  •
  the denominations in which the debt securities will be issued;

  •
  whether payments on the debt securities will be payable in foreign currency or currency units and whether payments will be payable by reference to any index or formula;

  •
  the portion of the principal amount of debt securities that will be payable if the maturity is accelerated, if other than the entire principal amount;

  •
  whether the debt securities are defeasable and any additional conditions or limitations to defeasance of the debt securities or any changes to those conditions or limitations;

  •
  any sinking fund or analogous provision;

  •
  any changes or additions to the events of default or covenants in the indenture; and

  •
  other specific terms of the debt securities.

Guarantee of Debt Securities

        The debt securities of a particular series may be guaranteed on a senior basis upon issuance of the debt securities of that series or, if the terms of the debt securities of that series so provide, upon the occurrence of certain events. The guarantors of debt securities of a particular series, if any, will unconditionally and irrevocably guarantee the payment when due (whether at stated maturity, by acceleration or otherwise) of all of our obligations to pay principal, interest and premium on the debt securities of that series pursuant to a guarantee to be endorsed on or otherwise provided for the debt securities of that series.

Ranking

        The debt securities will be our senior obligations and will rank pari passu in right of payment with all of our unsubordinated indebtedness and will be senior in right of payment to all of our subordinated indebtedness.

Consolidation, Merger and Sale of Assets

        Except as otherwise provided in the indenture or the debt securities, we may not (A) merge into or consolidate with any other entity, or (B) convey, transfer or lease our properties and assets substantially as an entirety to any individual or entity, unless, in the case of clauses (A) and (B) above, (x) the successor entity (if not the Company) shall (i) be a corporation, partnership, limited liability company, trust or similar entity organized under the laws of the United States of America, any State of the United States or the District of Columbia, and (ii) expressly assume by supplemental indenture the due and punctual payment of the principal of and any premium and interest on the debt securities and the performance of our obligations under the indenture, and (y) immediately after giving effect to such transaction, no default or event of default with respect to the debt securities of any series shall have occurred and be continuing.

Events of Default

        Except as otherwise provided under the terms of a series of debt securities, the following are events of default with respect to a series of debt securities:

  •
  a default in the payment of any interest on such series of debt securities when due and payable, and the continuance of such default for a period of 30 days;

  •
  a default in the payment of principal of or any premium on such series of debt securities when due and payable;

  •
  a default in the deposit of any sinking fund payment, when and as due by the terms of any security of that series and the continuance of such default for a period of 30 days;

  •
  a default in the performance, or breach, of other covenants or warranties of the Company in the indenture that continues for 90 consecutive days after we receive notice of the default or breach from the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series;

  •
  a default under any instrument that evidences or secures indebtedness for borrowed money of the Company or any of its subsidiaries (other than intercompany indebtedness or non-recourse indebtedness), which default constitutes a failure to pay at final stated maturity principal in an amount exceeding the threshold amount specified for such series, or which resulted in acceleration of such indebtedness the principal amount of which exceeds such threshold amount, without such indebtedness having been discharged or such acceleration having been rescinded within 30 days after we receive notice of this event of default from the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series; or

  •
  certain events of bankruptcy, insolvency or liquidation involving us or a guarantor of the debt securities of such series.

        If an event of bankruptcy, insolvency or liquidation relating to us or a guarantor of the debt securities of a particular series that constitutes an event of default with respect to such series has occurred, the principal amount payable under the indenture on the debt securities of such series will become immediately due and payable. If any other event of default with respect to a series of debt securities shall occur and be continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of such series may declare the principal amount payable under the indenture on the debt securities of such series to be due and payable.

Defeasance

        If the terms of a series of debt securities so provide, our obligations on the debt securities of such series (subject to survival of certain provisions of the indenture) and each guarantor's obligations with respect to such debt securities under its guarantee of such debt securities, will terminate if we irrevocably deposit or cause to be deposited with the trustee in trust for the benefit of the holders of such debt securities:

  •
  cash,

  •
  U.S. government obligations, which through the scheduled payment of interest and principal in respect thereof in accordance with their terms will provide, not later than one day before the due date of any payment, cash, or

  •
  a combination of the foregoing,

in each case sufficient to pay each installment of principal and interest on such debt securities or to pay principal and interest on such securities on the applicable redemption date.

        The defeasance of the debt securities of a particular series is subject to certain other conditions, including, without limitation,

  •
  no event of default or event (including such deposit) which with notice or lapse of time would become an event of default shall have occurred and be continuing on the date of such deposit (or, with respect to an event of bankruptcy, insolvency or liquidation of us or a guarantor of the debt securities of such series, at any time on or prior to the 90th day after the date of such deposit),

  •
  we have delivered to the trustee an opinion of counsel stating that (i) since the date of the indenture there has been a change in applicable U.S. federal income tax law, or (ii) we have received from, or there has been published by, the U.S. Internal Revenue Service a ruling, in either case (i) or (ii) to the effect that holders of the debt securities of such series will not recognize gain or loss for U.S. federal income tax purposes as a result of such defeasance,

  •
  such defeasance shall not result in a breach or violation of, or constitute a default under, any other material agreement or instrument to which we are a party or otherwise bound.

Modification and Waiver

Modification of Indenture

        The indenture provides that we, any guarantor and the trustee may, without the consent of any holders of debt securities, enter into supplemental indentures for the purposes of, among other things, adding to our covenants, adding additional events of default and curing ambiguities or inconsistencies in the indenture. We, any guarantor and the trustee may, without the consent of any holders of debt securities, also make other changes to the indenture that do not have a material adverse effect on the interests of the holders of the outstanding debt securities of the applicable series.

        In addition, modifications and amendments of the indenture and/or any guarantee of debt securities may be made by us, any applicable guarantor and the trustee with the consent of the holders of more than 50% of the aggregate principal amount of the outstanding debt securities of each series affected by such modification or amendment, provided, however, that no such modification or amendment may, without the consent of each holder of outstanding debt securities affected thereby,

  •
  change the stated maturity of the principal of, or any installment of principal of or interest on, any debt securities;

  •
  reduce the principal of or interest rate on or any premium payable upon redemption of any debt securities;

  •
  change the currency in which any debt securities or any interest or premium thereon is payable;

  •
  impair the right to institute suit for the enforcement of any payment of principal, interest or premium on any debt securities on or after the stated maturity thereof;

  •
  reduce the percentage in principal amount of the outstanding debt securities required for modification or amendment of the indenture or for any waiver of compliance with certain provisions of the indenture or for waiver of certain defaults; or

  •
  subject to certain limited exceptions, modify any of the above provisions.

Waiver of Default

        The holders of not less than a majority of aggregate principal amount of the outstanding debt securities of the series affected by the default may, on behalf of the holders of all such debt securities of such series, waive any past default under the indenture with respect to all of the outstanding debt securities of such series except a default in the payment of principal or any premium or interest on such debt securities and a default in respect of a covenant or provision of the indenture that cannot be modified or amended without the consent of each holder of the outstanding debt securities of such series affected.

Payment and Paying Agents

        Payments on the debt securities of a particular series will be made at the office or agency maintained by us for that purpose in the place of payment specified for such securities (or, if we fail to maintain such office or agency, at the corporate trust office of the trustee). At our option, however, we may make payments of interest by check mailed to the holder's registered address or, with respect to global notes, by wire transfer. Interest payments made on scheduled interest payment dates with respect to a particular debt security will be paid to the person in whose name such debt security is registered at the close of business on the record date for the interest payment.

        Unless we inform you otherwise, the trustee will be designated as our paying agent for payments on the debt securities. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts.

        Subject to the requirements of applicable abandoned property law, the trustee and paying agent shall pay to us upon written request any money held by them for payments on the debt securities that remain unclaimed for two years after the date upon which that payment has become due. After payment to us, holders entitled to the money must look to us for payment. In that case, all liability of the trustee or paying agent with respect to that money will cease.

Notices

        Except as otherwise described herein, notice to registered holders of the notes will be given by mail to the addresses as they appear in the security register. Notices will be deemed to have been given on the date of such mailing. As long as the debt securities of any series are in the form of one or more global securities, notice to holders of such series may be made electronically in accordance with the procedures of the applicable depositary.

Governing Law

        The indenture, the debt securities and each guarantee, if any, will be governed by and construed in accordance with the laws of the State of New York.

DESCRIPTION OF CAPITAL STOCK

        We are authorized to issue 500,000,000 shares of Class A Common Stock, $0.01 par value per share ("Class A Common Stock"), 10,000,000 shares of Class B Non-Voting Common Stock, $0.01 par value per share ("Class B Non-Voting Common Stock," and together with the Class A Common Stock, the "common stock"), and 50,000,000 shares of preferred stock, $0.01 par value per share ("preferred stock"), the rights and preferences of which may be established from time to time by our board of directors. As of October 5, 2012, 99,417,998 shares of Class A Common Stock were outstanding and 1,829,339 shares of Class B Non-Voting Common Stock were outstanding. We have reserved 8,193,088 shares of Class A Common Stock for issuance under the Amended and Restated Air Lease Corporation 2010 Equity Incentive Plan.

        The following summary is a description of our capital stock and provisions of our restated certificate of incorporation and amended and restated bylaws. This information does not purport to be complete and is subject to, and qualified in its entirety by reference to, the terms of our restated certificate of incorporation and amended and restated bylaws and the provisions of applicable Delaware law.

Common Stock

        Our restated certificate of incorporation provides that, except with respect to voting rights and conversion rights, the Class A Common Stock and Class B Non-Voting Common Stock shall be treated equally and identically.

        Except as otherwise required by law, as otherwise described in this paragraph or as otherwise provided in any certificate of designation for any series of preferred stock, the holders of Class A Common Stock possess all voting power for the election of our directors and all other matters requiring stockholder action, except with respect to amendments to our restated certificate of incorporation that alter or change the powers, preferences, rights or other terms of any outstanding preferred stock if the holders of such affected series of preferred stock are entitled to vote on such an amendment. Holders of our Class A Common Stock are entitled to one vote for each share held and will not have cumulative voting rights in connection with the election of directors. Accordingly, holders of a majority of the shares of Class A Common Stock entitled to vote in any election of directors are able to elect all of the directors standing for election. Holders of Class B Non-Voting Common Stock are not entitled to any vote, other than with respect to amendments to the terms of the Class B Non-Voting Common Stock that would significantly and adversely affect the rights or preferences of the Class B Non-Voting Common Stock, including, without limitation with respect to the convertibility thereof.

        Except as otherwise provided by law, our restated certificate of incorporation or our amended and restated bylaws, all matters to be voted on by our stockholders require approval by a majority of the shares present in person or by proxy at a meeting of stockholders and entitled to vote on the subject matter. Any stockholder wishing to propose for election as director someone who is not proposed by our board will be required to give notice of the intention to propose the person for election, in compliance with the advance notice provisions of our amended and restated bylaws. Our amended and restated bylaws provide that such stockholder nominees shall be elected by a plurality of the votes cast at any meeting of stockholders.

        Each share of Class B Non-Voting Common Stock is convertible into a share of Class A Common Stock at the option of the holder, except that each share of Class B Non-Voting Common Stock will only become convertible at the time it is transferred to a third party unaffiliated with Société Générale S.A., which wholly owns Genefinance S.A., the holder of record of all of the outstanding shares of Class B Non-Voting Common Stock.

        Any amendment to the terms of the Class A Common Stock shall apply equally to the Class B Non-Voting Common Stock and the Class B Non-Voting Common Stock shall have all of the same rights as the Class A Common Stock, except as to voting and convertibility, and shall be treated equally in all respects with the Class A Common Stock, including, without limitation, with respect to dividends.

        Subject to any preferential rights of any then outstanding preferred stock, holders of common stock are entitled to receive any dividends that may be declared by our board of directors out of legally available funds. We have no current plans to declare or pay any dividends to our stockholders.

        In the event of our liquidation, dissolution or winding up, holders of common stock will be entitled to receive proportionately any of our assets remaining after the payment of liabilities and any preferential rights of the holders of our then outstanding preferred stock.

        Except as described in this prospectus, holders of common stock will have no preemptive, subscription, redemption or conversion rights. The outstanding shares of common stock are validly issued and fully paid. The rights, preferences and privileges of holders of common stock will be subject to those of the holders of any shares of our preferred stock we may issue in the future.

Preferred Stock

        Our restated certificate of incorporation authorizes our board of directors to issue and to designate the terms of one or more classes or series of preferred stock. The rights with respect to a class or series of preferred stock may be greater than the rights attached to our common stock. It is not possible to state the actual effect of the issuance of any shares of our preferred stock on the rights of holders of our common stock until our board of directors determines the specific rights attached to that class or series of preferred stock.

Certain Anti-Takeover Matters

Special meeting of stockholders

        Our restated certificate of incorporation and our amended and restated bylaws provide that special meetings of our stockholders may be called only by the Chairman of the board of directors, by our Chief Executive Officer or by a majority vote of our entire board of directors.

No stockholder action by written consent

        Our restated certificate of incorporation and our amended and restated bylaws prohibit stockholder action by written consent.

Advance notice requirements for stockholder proposals and director nominations

        Our amended and restated bylaws provide that stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at our annual meeting of stockholders, must provide timely notice of their intent in writing. To be timely, a stockholder's notice must be delivered to our principal executive offices not less than 90 days nor more than 120 days prior to the meeting. Our amended and restated bylaws also specify certain requirements as to the form and content of a stockholder's notice. These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders.

Stockholder-initiated bylaw amendments

        Our amended and restated bylaws may be adopted, amended, altered or repealed by stockholders only upon approval of at least two-thirds of the voting power of all the then outstanding shares of the common stock. Additionally, our restated certificate of incorporation provides that our amended and restated bylaws may be adopted, amended or repealed by the board of directors by a majority vote.

Authorized but unissued shares

        Our authorized but unissued shares of common stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Supermajority voting

        The vote of the holders of not less than 66 2/3% of the votes entitled to be cast is required to adopt any amendment to our restated certificate of incorporation or amended and restated bylaws as well as to remove a director from office. The foregoing provisions may discourage attempts by others to acquire control of us without negotiation with our board of directors. This enhances our board of directors' ability to attempt to promote the interests of all of our stockholders. However, to the extent that these provisions make us a less attractive takeover candidate, they may not always be in our best interests or in the best interests of our stockholders.

Section 203 of the Delaware General Corporation Law

        We have not opted out of Section 203 of the Delaware General Corporation Law. Subject to certain exceptions, Section 203 of the Delaware General Corporation Law prohibits a public Delaware corporation from engaging in a business combination (as defined in such section) with an "interested stockholder" (defined generally as any person who beneficially owns 15% or more of the outstanding voting stock of such corporation or any person affiliated with such person) for a period of three years following the time that such stockholder became an interested stockholder, unless (i) prior to such time the board of directors of such corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of such corporation outstanding at the time the transaction commenced (excluding for purposes of determining the voting stock of such corporation outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (A) by persons who are directors and also officers of such corporation and (B) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or (iii) on or subsequent to such time the business combination is approved by the board of directors of such corporation and authorized at a meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock of such corporation not owned by the interested stockholder.

Forum selection clause in amended and restated bylaws

        On February 15, 2011, our board of directors approved an amendment and restatement of our bylaws to provide that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or its stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law or our restated certificate of incorporation or bylaws, or (iv) any other action asserting a claim governed by the internal affairs doctrine. Our amended and restated bylaws further provide that any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock shall be deemed to have notice of and to have consented to the provisions described above.

Limitation on liability and indemnification of directors and officers

        Our restated certificate of incorporation and amended and restated bylaws provide that our directors and officers will be indemnified by us to the fullest extent authorized by Delaware law as it currently exists or may in the future be amended, against all expenses and liabilities reasonably incurred in connection with their service for or on our behalf. In addition, our restated certificate of incorporation provides that our directors will not be personally liable for monetary damages to us or our stockholders for breaches of their fiduciary duty as directors.

        In addition to the indemnification provided by our restated certificate of incorporation and amended and restated bylaws, we have entered into agreements to indemnify our directors and executive officers. These agreements, among other things and subject to certain standards to be met, require us to indemnify these directors and officers for certain expenses, including attorneys' fees, judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in our right, arising out of that person's services as a director or officer of us or any of our subsidiaries or any other company or enterprise to which the person provides services at our request. These agreements also require us to advance expenses to these officers and directors for defending any such action or proceeding, subject to an undertaking to repay such amounts if it is ultimately determined that such director or officer was not entitled to be indemnified for such expenses.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Stock exchange listing symbol

        Our Class A Common Stock is listed on the NYSE under the symbol "AL." Our Class B Non-Voting Common Stock is not currently listed on any national securities exchange or market system.

Transfer agent and registrar

        American Stock Transfer and Trust Company is the transfer agent and registrar for our common stock.

DESCRIPTION OF WARRANTS

        We may issue warrants for the purchase of debt securities, preferred stock, depositary shares or Class A Common Stock. Warrants may be issued independently or together with our debt securities, preferred stock, depositary shares or Class A Common Stock and may be attached to or separate from any offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with the warrants and will not have any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. A copy of the warrant agreement will be filed with the SEC in connection with any offering of warrants.

        The prospectus supplement relating to a particular issue of warrants to purchase debt securities, preferred stock, depositary shares or Class A Common Stock will describe the terms of those warrants, including the following:

  •
  the title of the warrants;

  •
  the offering price for the warrants, if any;

  •
  the aggregate number of the warrants;

  •
  the designation and terms of the debt securities, preferred stock, depositary shares or Class A Common Stock that may be purchased upon exercise of the warrants;

  •
  if applicable, the designation and terms of the securities that the warrants are issued with and the number of warrants issued with each security;

  •
  if applicable, the date from and after which the warrants and any securities issued with them will be separately transferable;

  •
  if applicable, the principal amount of debt securities that may be purchased upon exercise of a warrant and the price at which the debt securities may be purchased upon exercise;

  •
  if applicable, the number of shares of preferred stock, Class A Common Stock or depositary shares that may be purchased upon exercise of a warrant and the price at which the shares may be purchased upon exercise;

  •
  the dates on which the right to exercise the warrants will commence and expire;

  •
  if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

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  whether the warrants represented by the warrant certificates or debt securities that may be issued upon exercise of the warrants will be issued in registered or bearer form;

  •
  information relating to book-entry procedures, if any;

  •
  the currency or currency units in which the offering price, if any, and the exercise price are payable;

  •
  if applicable, a discussion of material United States federal income tax considerations;

  •
  anti-dilution provisions of the warrants, if any;

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  redemption or call provisions, if any, applicable to the warrants;

  •
  any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants; and

  •
  any other information we think is important about the warrants.

DESCRIPTION OF DEPOSITARY SHARES

        We may issue depositary shares, each of which will represent a fractional interest in a share of a particular series of preferred stock as specified in the applicable prospectus supplement and/or free writing prospectus. We may issue depositary shares rather than fractional shares of preferred stock of any series. Subject to the terms of the applicable deposit agreement, each owner of a depositary share will be entitled, in proportion to the applicable fractional interest in shares of preferred stock underlying that depositary share, to all rights and preferences of the preferred stock underlying that depositary share. Those rights may include dividend, voting, redemption and liquidation rights.

        The shares of preferred stock underlying the depositary shares will be deposited with a depositary under a deposit agreement between us and the depositary. The depositary will be a bank or trust company selected by us. The depositary will also act as the transfer agent, registrar and, if applicable, dividend disbursing agent for the depositary shares. We anticipate that we will enter into a separate deposit agreement for the depositary shares representing fractional interests in preferred stock of each series.

        Holders of depositary receipts evidencing the depositary shares will be deemed to agree to be bound by the deposit agreement, which requires holders to take certain actions such as filing proof of residence and paying certain charges.

        The following is a summary of selected terms of the depositary shares and the related depositary receipts and deposit agreement. The deposit agreement, the depositary receipts, our restated certificate of incorporation and the certificate of designation for the applicable series of preferred stock that have been, or will be, filed with the SEC will set forth all of the terms relating to each issue of depositary shares. To the extent that any particular terms of any depositary shares or the related depositary receipts or deposit agreement described in the applicable prospectus supplement or free writing prospectus differ from any of the terms described below, then the terms described below will be deemed to have been superseded by the applicable terms described in that prospectus supplement or free writing prospectus. The following summary of selected provisions of the depositary shares and the related depositary receipts and deposit agreement is not complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the applicable depositary receipts and deposit agreement, including terms defined in those documents.

        Immediately following our issuance of shares of a series of preferred stock that will be offered as depositary shares, we will deposit the shares of preferred stock with the applicable depositary, which will then issue and deliver the depositary receipts. Depositary receipts will only be issued evidencing whole depositary shares. A depositary receipt may evidence any number of whole depositary shares.

Dividends

        The depositary will distribute all cash dividends or other cash distributions received relating to the series of preferred stock underlying the depositary shares to the record holders of depositary receipts in proportion to the number of depositary shares owned by those holders on the relevant record date. The record date for the depositary shares will be the same date as the record date for the preferred stock.

        If there is a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary receipts that are entitled to receive the distribution. However, if the depositary determines that the distribution cannot be made proportionately among the holders or that it is not feasible to make the distribution, the depositary may, with our approval, adopt another method for the distribution. The method may include selling the securities or property and distributing the net proceeds to the holders.

        The amount distributed in any of the foregoing cases will be reduced by any amounts required to be withheld by us or the depositary on account of taxes or other governmental charges.

Liquidation Preference

        If we voluntarily or involuntarily liquidate, dissolve or wind up, the holders of each depositary share will be entitled to receive the fraction of the liquidation preference accorded each share of the applicable series of preferred stock, as set forth in the applicable prospectus supplement.

Redemption

        If the series of preferred stock underlying the depositary shares is subject to redemption, the depositary shares will be redeemed from the proceeds received by the depositary from the redemption, in whole or in part, of preferred stock held by the depositary. Whenever we redeem any preferred stock held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing the preferred stock so redeemed. The depositary will mail the notice of redemption to the record holders of the depositary receipts promptly upon receiving the notice from us and not less than 35 nor more than 60 days prior to the date fixed for redemption of the preferred stock and the depositary shares. The redemption price per depositary share will be equal to the applicable fraction of the redemption price payable per share for the applicable series of preferred stock. If fewer than all the depositary shares are redeemed, the depositary shares to be redeemed will be selected by lot or ratably as the depositary will decide.

        After the date fixed for redemption, the depositary shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the depositary shares will cease, except the right to receive the moneys payable upon redemption and any moneys or other property to which the holders of the depositary shares were entitled upon the redemption, upon surrender to the depositary of the depositary receipts evidencing the depositary shares.

Voting

        Upon receipt of notice of any meeting at which the holders of preferred stock are entitled to vote, the depositary will mail the information contained in the notice of meeting to the record holders of the depositary receipts representing the preferred stock. Each record holder of those depositary receipts on the record date will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of preferred stock underlying that holder's depositary shares. The record date for the depositary shares will be the same date as the record date for the preferred stock. The depositary will try, as far as practicable, to vote the preferred stock underlying the depositary shares in a manner consistent with the instructions of the holders of the depositary receipts. We will agree to take all action which may be deemed necessary by the depositary in order to enable the depositary to do so. The depositary will not vote the preferred stock to the extent that it does not receive specific instructions from the holders of depositary receipts.

Withdrawal of Preferred Stock

        Owners of depositary shares are entitled, upon surrender of depositary receipts at the applicable office of the depositary and payment of any unpaid amount due the depositary, to receive the number of whole shares of preferred stock underlying the depositary shares. Partial shares of preferred stock will not be issued. After the withdrawal of shares of preferred stock as described in the preceding sentence, the holders of those shares of preferred stock will not be entitled to deposit the shares under the deposit agreement or to receive depositary receipts evidencing depositary shares for those shares of preferred stock.

Amendment and Termination of Deposit Agreement

        The form of depositary receipt evidencing the depositary shares and any provision of the applicable deposit agreement may be amended at any time and from time to time by agreement between us and the depositary. However, any amendment which materially and adversely alters the rights of the holders of depositary shares, other than any change in fees, will not be effective unless the amendment has been approved by at least a majority of the depositary shares then outstanding. The deposit agreement automatically terminates if:

  •
  all outstanding depositary shares have been redeemed; or

  •
  there has been a final distribution relating to the preferred stock in connection with our liquidation, dissolution or winding up, and that distribution has been made to all the holders of depositary shares.

Charges of Depositary

        We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will also pay charges of the depositary in connection with the initial deposit of the preferred stock and the initial issuance of the depositary shares and receipts, any redemption of the preferred stock and all withdrawals of preferred stock by owners of depositary shares. Holders of depositary receipts will pay transfer, income and other taxes and governmental charges and certain other charges as provided in the deposit agreement. In certain circumstances, the depositary may refuse to transfer depositary shares, withhold dividends and distributions, and sell the depositary shares evidenced by the depositary receipt, if the charges are not paid.

Reports to Holders

        The depositary will forward to the holders of depositary receipts all reports and communications we deliver to the depositary that we are required to furnish to the holders of the preferred stock. In addition, the depositary will make available for inspection by holders of depositary receipts at the applicable office of the depositary—and at other places as it thinks is advisable—any reports and communications we deliver to the depositary as the holder of preferred stock.

Liability and Legal Proceedings

        Neither we nor the depositary will be liable if either of us is prevented or delayed by law or any circumstance beyond our control in performing our obligations under the deposit agreement. Our obligations and those of the depositary will be limited to performance in good faith of our duties under the deposit agreement. Neither we nor the depositary will be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. We and the depositary may rely on written advice of counsel or accountants, on information provided by holders of depositary receipts or other persons believed in good faith to be competent to give such information and on documents believed to be genuine and to have been signed or presented by the proper persons.

Resignation and Removal of Depositary

        The depositary may resign at any time by delivering a notice to us of its election to do so. We may also remove the depositary at any time. Any such resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of such appointment. The successor depositary must be appointed within 60 days after delivery of the notice for resignation or removal. In addition, the successor depositary must be a bank or trust company having its principal office in the United States and must have a combined capital and surplus of at least $150,000,000.

DESCRIPTION OF RIGHTS

        The following description, together with the additional information we include in any applicable prospectus supplement, summarizes the general features of the rights that we may offer under this prospectus. We may issue rights to our stockholders to purchase shares of our Class A Common Stock and/or any of the other securities offered hereby. Each series of rights will be issued under a separate rights agreement to be entered into between us and a bank or trust company, as rights agent. When we issue rights, we will provide the specific terms of the rights and the applicable rights agreement in a prospectus supplement. Because the terms of any rights we offer under a prospectus supplement may differ from the terms we describe below, you should rely solely on information in the applicable prospectus supplement if that summary is different from the summary in this prospectus. We will incorporate by reference into the registration statement of which this prospectus is a part the form of rights agreement that describes the terms of the series of rights we are offering before the issuance of the related series of rights.

        If we may issue any series of rights, certain terms of that series of rights will be described in the applicable prospectus supplement, including, without limitation, the following:

  •
  the date of determining the stockholders entitled to the rights distribution;

  •
  the securities purchasable upon exercise of the rights;

  •
  the exercise price;

  •
  the aggregate number of rights issued;

  •
  the date, if any, on and after which the rights will be separately transferable;

  •
  the date on which the right to exercise the rights will commence, and the date on which the right will expire;

  •
  a discussion of certain United States federal income tax considerations applicable to the rights; and

  •
  any other terms of the rights, including terms, procedures and limitations relating to the distribution, exchange and exercise of the rights.

        Each right will entitle the holder of rights to purchase for cash the securities at the exercise price provided in the applicable prospectus supplement. Rights may be exercised at any time up to the close of business on the expiration date for the rights provided in the applicable prospectus supplement. After the close of business on the expiration date, all unexercised rights will be void.

        Holders may exercise rights as described in the applicable prospectus supplement. Upon receipt of payment and the rights certificate properly completed and duly executed at the corporate trust office of the rights agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, forward the securities purchasable upon exercise of the rights. If less than all of the rights issued in any rights offering are exercised, we may offer any unsubscribed securities directly to persons other than stockholders, to or through agents, underwriters or dealers or through a combination of such methods, including pursuant to standby underwriting arrangements, as described in the applicable prospectus supplement.

DESCRIPTION OF PURCHASE CONTRACTS

        The following description, together with the additional information we include in any applicable prospectus supplement, summarizes the general features of the purchase contracts that we may issue under this prospectus. While the features we have summarized below will generally apply to any future purchase contracts we may issue under this prospectus, we will describe the particular terms of any purchase contracts that we may issue in more detail in the applicable prospectus supplement. The specific terms of any purchase contracts may differ from the description provided below as a result of negotiations with third parties in connection with the issuance of those purchase contracts, as well as for other reasons. Because the terms of any purchase contracts we offer under a prospectus supplement may differ from the terms we describe below, you should rely solely on information in the applicable prospectus supplement if that summary is different from the summary in this prospectus.

        We will incorporate by reference into the registration statement of which this prospectus is a part the form of any purchase contract that we may issue under this prospectus before the sale of the related purchase contract. We urge you to read the applicable prospectus supplements related to the specific purchase contracts being offered, as well as the complete instruments that contain the terms of the securities that are subject to those purchase contracts. Certain of those instruments, or forms of those instruments, have been, or will be, filed as exhibits to the registration statement of which this prospectus is a part, and supplements to those instruments or forms may be incorporated by reference into the registration statement of which this prospectus is a part from reports we file with the SEC.

        We may issue purchase contracts, including contracts obligating holders to purchase from us, and for us to sell to holders, a specific or variable number of our securities at a future date or dates. Alternatively, the purchase contracts may obligate us to purchase from holders, and obligate holders to sell to us, a specific or varying number of our securities. Purchase contracts will be issued pursuant to one or more purchase contract agreements to be entered into between us and a bank or trust company, as purchase contract agent. When we issue purchase contracts, we will provide the specific terms of the purchase contracts in a prospectus supplement. A copy of the applicable form of purchase contract will be included as an exhibit to a report we file with the SEC incorporated by reference herein.

        If we offer any purchase contracts, certain terms of that series of purchase contracts will be described in the applicable prospectus supplement, including, without limitation, the following:

  •
  the price of the securities or other property subject to the purchase contracts (which may be determined by reference to a specific formula described in the purchase contracts);

  •
  whether the purchase contracts are issued separately, or as a part of units each consisting of a purchase contract and one or more of our other securities, including U.S. Treasury securities, securing the holder's obligations under the purchase contract;

  •
  any requirement for us to make periodic payments to holders or vice versa, and whether the payments are unsecured or pre-funded;

  •
  any provisions relating to any security provided for the purchase contracts;

  •
  whether the purchase contracts obligate the holder or us to purchase or sell, or both purchase and sell, the securities subject to purchase under the purchase contract, and the nature and amount of each of those securities, or the method of determining those amounts;

  •
  whether the purchase contracts are to be prepaid or not;

  •
  whether the purchase contracts are to be settled by delivery, or by reference or linkage to the value, performance or level of the securities subject to purchase under the purchase contract;

  •
  any acceleration, cancellation, termination or other provisions relating to the settlement of the purchase contracts;

  •
  a discussion of certain United States federal income tax considerations applicable to the purchase contracts;

  •
  whether the purchase contracts will be issued in fully registered or global form; and

  •
  any other terms of the purchase contracts and any securities subject to such purchase contracts.

DESCRIPTION OF UNITS

        The following description, together with the additional information we include in any applicable prospectus supplement, summarizes the general features of the units that we may offer under this prospectus. We may issue units consisting of two or more other constituent securities offered hereby. These units may be issuable as, and for a specified period of time may be transferable only as a single security, rather than as the separate constituent securities comprising such units. Units will be issued pursuant to one or more unit agreements to be entered into between us and a bank or trust company, as unit agent. While the features we have summarized below will generally apply to any units we may offer under this prospectus, we will describe the particular terms of any units that we may offer in more detail in the applicable prospectus supplement. The specific terms of any units may differ from the description provided below as a result of negotiations with third parties in connection with the issuance of those units, as well as for other reasons. Because the terms of any units we offer under a prospectus supplement may differ from the terms we describe below, you should rely solely on information in the applicable prospectus supplement if that summary is different from the summary in this prospectus.

        We urge you to read the applicable prospectus supplement related to the specific units being offered, as well as the complete instruments that contain the terms of the securities that comprise those units. Certain of those instruments, or forms of those instruments, have been, or will be, filed as exhibits to the registration statement of which this prospectus is a part, and supplements to those instruments or forms may be incorporated by reference into the registration statement of which this prospectus is a part from reports we file with the SEC.

        If we offer any units, certain terms of that series of units will be described in the applicable prospectus supplement, including, without limitation, the following, as applicable:

  •
  the title of the series of units;

  •
  identification and description of the separate constituent securities comprising the units;

  •
  the price or prices at which the units will be issued;

  •
  the date, if any, on and after which the constituent securities comprising the units will be separately transferable;

  •
  a discussion of certain United States federal income tax considerations applicable to the units; and

  •
  any other terms of the units and their constituent securities.

PLAN OF DISTRIBUTION

        We may sell the securities:

  •
  through underwriters or dealers;

  •
  through agents;

  •
  directly to one or more purchasers; or

  •
  through a combination of any of those methods of sale.

        We will identify the specific plan of distribution, including any underwriters, dealers, agents or direct purchasers and their compensation in a prospectus supplement.

LEGAL MATTERS

        Munger, Tolles & Olson LLP, our outside counsel, will issue to us an opinion about the validity of the offered securities.

EXPERTS

        The consolidated financial statements of Air Lease Corporation and its subsidiaries as of December 31, 2011 and 2010 and the year ended December 31, 2011 and the period from inception to December 31, 2010, appearing in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

$400,000,000

Air Lease Corporation

4.750% Senior Notes due 2020

PROSPECTUS SUPPLEMENT

BofA Merrill Lynch

Deutsche Bank Securities

J.P. Morgan

BMO Capital Markets

Citigroup

Credit Suisse

RBC Capital Markets

RBS

Wells Fargo Securities

January 29, 2013